                           SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
      Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(z))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant (S) 240.14a-11(c) or (S) 240.14a-12

                                  FDP Corp.
      ..................................................................
                    (Name of Registrant as Specified in Its Charter)

      ..................................................................
(Name of Person (s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[ ]   No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-16(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            SunGard Data Systems Inc. Common Stock, par value $.01 per share
      ..................................................................

      2)    Aggregate number of securities to which transaction applies:

            3,308,934 (maximum)
      ..................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

            $40.875 per share (equal to the closing price per share of SunGard Data Systems Inc. Common Stock March 22 1999)
      ...................................................


     (4) Proposed maximum aggregate value of transaction:
            $135,252,678
     -------------------------------------------------------------------------


     (5) Total fee paid:
            $27,050.54
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[x]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $21,982.29
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
         Confidential Preliminary Filing on Schedule 14A
     -------------------------------------------------------------------------


     (3) Filing Party:
         FDP Corp.
     -------------------------------------------------------------------------


     (4) Date Filed:
         January 15, 1999
     -------------------------------------------------------------------------

Notes:

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

SUNGARD DATA SYSTEMS INC.                                              FDP CORP.


   The boards of directors of FDP Corp. and SunGard Data Systems Inc. have approved the acquisition of FDP by SunGard through a merger by which FDP will become a wholly-owned subsidiary of SunGard.

   In the merger, shareholders of FDP will receive shares of SunGard common stock in exchange for their shares of FDP common stock. An aggregate of approximately 2,462,830 to 2,873,502 shares of SunGard common stock will be issued in the merger. SunGard's common stock is traded on the New York Stock Exchange under the symbol "SDS."

   The merger cannot be completed unless FDP shareholders approve the merger. FDP has scheduled a special meeting for FDP shareholders to vote on this proposal. Your vote is very important.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to FDP. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal submitted at the special meeting. If you fail to return the card, the effect will be a vote against the merger, unless you attend the special meeting and vote in favor of the proposal.

   Only shareholders of record of FDP common stock as of March 15, 1999 are entitled to attend and vote at the special meeting. The date, time and place of the special meeting are as follows:

                                  April 28, 1999
                                    10:00 a.m.
                                The Grand Bay Hotel
                             2669 South Bayshore Drive
                              Coconut Grove, Florida

   This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. Please pay particular attention to the matters referred to under "Risk Factors"
beginning on page   .

   In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. See "Where To Find More Information."

    Neither the Securities and Exchange Commission nor any state securities regulator has approved the SunGard common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


Proxy statement/prospectus dated March 30, 1999, and first mailed to shareholders on or about March 30, 1999.

                                 March 30, 1999

                                   FDP CORP.
                            2140 South Dixie Highway
                              Miami, Florida 33133

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 28, 1999

TO THE SHAREHOLDERS OF FDP CORP.:

   NOTICE IS HEREBY GIVEN that a special meeting of shareholders of FDP Corp., a Florida corporation, will be held on April 28, 1999, at 10:00 a.m., local time, at The Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida, for the following purposes:

   1. To consider and vote upon a proposal to (i) approve the agreement and plan of reorganization, dated as of January 15, 1999, among FDP, SunGard Data Systems Inc., a Delaware Corporation, and Development Corp., a Florida corporation and wholly owned subsidiary of SunGard, and (ii) approve the merger of Development Corp. with and into FDP pursuant to which FDP will become a wholly owned subsidiary of SunGard.

   2. To transact such other business as may properly be brought before the FDP special meeting, or any adjournments or postponements to the FDP special meeting.

   Information relating to the above proposal is set forth in the attached proxy statement/prospectus. Shareholders of record at the close of business on March 15, 1999 are entitled to notice of, and to vote at, the FDP special meeting and any adjournments or postponements of the special meeting. Approval of the merger described above will require the affirmative vote of the holders of a majority of the shares of FDP common stock outstanding on the record date. All shareholders are cordially invited to attend the FDP special meeting in person.

                                          By order of the Board of Directors

                                          Cindy Goldberg
                                          Secretary

Miami, Florida
March 30, 1999

   Whether or not you expect to attend the FDP special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage needs to be affixed if the proxy card is mailed in the United States.

                               TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE SUNGARD/FDP MERGER..........................   1
SUMMARY.....................................................................   2
Selected Historical Financial Information...................................   6
Market Price Information....................................................   8
RISK FACTORS................................................................  11
 Risks Relating to the Merger...............................................  11
 Risks Relating to SunGard..................................................  12
RECENT DEVELOPMENTS.........................................................  14
THE FDP SPECIAL MEETING.....................................................  16
 General....................................................................  16
 Purpose of the FDP Special Meeting.........................................  16
 Record Date and Outstanding Shares.........................................  16
 Voting of Proxies..........................................................  16
 Vote Required..............................................................  17
 Board Recommendation.......................................................  17
 Quorum; Abstentions........................................................  17
 Solicitation of Proxies; Expenses..........................................  17
THE MERGER AND RELATED TRANSACTIONS.........................................  18
 Background of The Merger...................................................  18
 FDPs Reasons for the Merger................................................  20
 SunGards Reasons for the Merger............................................  21
 Opinion of Broadview Int'l LLC.............................................  22

                                                                            Page

 Interests of Persons in the Merger.........................................  27
 Voting Agreement...........................................................  28
 Affiliate Agreements.......................................................  28
 Noncompetition Agreements..................................................  28
 Federal Income Tax Consequences............................................  28
 Anticipated Accounting Treatment...........................................  30
 Regulatory Matters.........................................................  30
 Absence of Dissenters' Rights..............................................  30
 Resale of SunGard Common Stock.............................................  30
THE REORGANIZATION AGREEMENT................................................  31
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................................  38
EXPERTS.....................................................................  55
LEGAL MATTERS...............................................................  55
REPRESENTATIVES OF INDEPENDENT AUDITORS.....................................  55
WHERE TO FIND MORE INFORMATION..............................................  55
Appendix A Agreement and Plan of Reorganization
Appendix B Opinion of Broadview Int'l LLC


   This proxy statement/prospectus incorporates important business and financial information about SunGard and FDP that is not included in or delivered with this proxy statement/prospectus. Copies of this information are available to any person to whom this proxy statement/prospectus is delivered, upon written or oral request. Requests for documents relating to SunGard should be directed to Lawrence A. Gross, Vice President and General Counsel of SunGard, at 610-341-8700. Requests for documents relating to FDP should be directed to Mark S. Silverman, Chief Financial Officer of FDP, at 305-858-8200. In order to ensure timely delivery of the documents requests should be made by April 14, 1999.

   This proxy statement/prospectus is accompanied by a copy of FDP's Annual Report on Form 10-K for the year ended November 30, 1998.

               QUESTIONS AND ANSWERS ABOUT THE SUNGARD/FDP MERGER
Q: Why is FDP agreeing to merge with SunGard?

A: The FDP board of directors believes that the merger is in the best interests of FDP and its shareholders. To review the reasons for the merger in greater detail, see pages 20 through 21.

Q: What will happen to the stock of FDP in the merger?

A: In the merger, FDP shareholders will receive shares of SunGard common stock in exchange for their shares of FDP common stock. Cash will be paid for fractional shares.

Q: When will the merger take effect?

A: FDP and SunGard expect that the merger will become effective promptly after shareholders of FDP approve the merger, provided that the other conditions to the merger have been satisfied. A special meeting of FDP shareholders is scheduled for April 28, 1999.

Q: What should I do now?

A: You should mail your completed and signed proxy card in the enclosed postage paid envelope as soon as possible so that your shares will be represented at the special meeting.

Q: Can I change my vote after I have mailed in a signed proxy card?

A: Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the special meeting. First, you can revoke your proxy by written notice. Second, you can submit a new, later dated proxy card. Third, you can attend the special meeting and vote in person. In addition, you may alter the instructions as to how your proxy is to be voted by giving notice of the alteration to the Secretary of FDP before the vote is taken.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not return your proxy, your shares will not be voted on the proposed merger, which will have the same effect as voting against the proposed merger.

Q: What other matters will be voted on at the special meeting?

A: We do not expect to ask FDP shareholders to vote on any matter other than approval of the merger.

Q: Should I send in my share certificates now?

A: No. After the merger is completed, you will be sent written instructions for sending in your share certificates and receiving the SunGard common stock and cash, if any, to which you are entitled.

Q: Whom should I call with questions and to obtain additional copies of the proxy statement/prospectus?

A: You should call Mark S. Silverman, Chief Financial Officer of FDP, at (305)
  858-8200.

                                    SUMMARY

   This summary highlights selected information from this document and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where To Find More Information" on page 55. We have included page references parenthetically to direct you to a more complete discussion of the topics presented in this summary.

The Companies

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, Pennsylvania 19807
610-341-8700

   SunGard provides computer services, principally proprietary processing services and software to the financial services industry, and computer disaster recovery services.

FDP Corp.
2140 South Dixie Highway
Miami, Florida 33133
305-858-8200

   FDP develops and sells a variety of application software systems that facilitate the marketing and administrative functions for the life insurance and employee benefit industries. Support services such as design, installation, customization, maintenance, consulting and training are routinely performed. Information services are provided to clients for calculating certain values within life insurance policies, pension contracts and sales illustrations.

Merger Consideration (page 31)

   If the shareholders of FDP approve the merger and FDP and SunGard complete the merger, you will be entitled to receive shares of SunGard common stock in exchange for your shares of FDP common stock. The exact number of shares of SunGard common stock you receive will be based upon an exchange ratio that will not be fixed until the effective date of the merger. The exchange ratio will be determined by reference to the average of the closing sale prices of SunGard common stock over a 20 day period ending two days prior to the effective date of the merger.

 . If the average stock price of SunGard common stock is between $30 and $35 the exchange ratio will be set at a ratio that will give you $14.40 in value of SunGard common stock for each of your FDP shares.

 . If the average stock price of SunGard common stock is $30 or less the exchange ratio will be fixed at .48 and you could receive for each share of FDP common stock shares of SunGard common stock having a value that is less than $14.40.

 . If the average stock price of SunGard common stock is $35 or more the exchange ratio will be fixed at .4114 and you could receive for each share of FDP common stock shares of SunGard common stock having a value that is greater than $14.40.

   Please note that because the exchange ratio will be based upon the average stock price of SunGard's common stock and the market price of the shares of SunGard common stock you will receive may fluctuate, FDP shareholders cannot be sure of the market value of the shares of SunGard common stock they will receive.

   Assuming that March 22, 1999 was the effective date of the merger, the average stock price for determining the exchange ratio would be $40.12. Should the average stock price that is actually used in calculating the exchange ratio be equal to this price, the exchange ratio would be .4114 and FDP shareholders would receive SunGard common shares having a value of $16.50 for each share of FDP common stock.

Treatment of Stock Options in the Merger (page 31)

   Each option outstanding and unexercised under FDP's 1984 Non-Qualified
Stock Option Plan and 1994 Employee Stock Option Plan will be converted upon completion of the merger into options to acquire SunGard common stock under the terms of these option plans. Since each option will be adjusted to reflect the exchange ratio, the number of shares for which an option will be exercisable will decrease and the exercise price of the option will increase. The adjustments are intended to give to option holders upon exercise of their options the right to acquire the same number of shares of SunGuard common stock that they would have been entitled to receive in the merger had they exercised their options immediately prior to the merger and the FDP common stock they would have received upon this exercise were exchanged in the merger for SunGard common stock. Also, the adjustments allow the aggregate consideration payable upon exercise of the options after the merger to be the same which would have been paid upon exercise of the options prior to the merger.

Opinion of Financial Advisor (page 22)

   The FDP board of directors received and considered the opinion of its financial advisor, Broadview Int'l LLC, that the merger consideration was, as of the date of the opinion, fair from a financial point of view to the holders of FDP common stock. Broadview's opinion is subject to important qualifications and assumptions. The opinion is attached as Appendix B to this document. FDP shareholders should read this opinion carefully.

Reasons for the Merger (page 20)

   In reaching its decision to approve the merger, the FDP board of directors considered a number of factors, including the following:

 . the results of operations, financial condition, competitive position and prospects of FDP and SunGard, both on a historical and future basis and as separate and combined entities;

 . the opinion of Broadview Int'l LLC that the merger consideration is fair to the FDP shareholders from a financial point of view;

 . the analyses of Broadview which supported the FDP board of directors' conclusion that the merger consideration is fair from a financial point of view to FDP shareholders;

 . the relative trading prices and volumes as well as prospects for future growth in value of FDP common stock;

 . the opportunity for FDP's shareholders to become stockholders of SunGard, which the FDP board of directors believes is a leading computer services and software application company;

 . the strength of SunGard common stock and the comparative price stability and relatively low volatility of SunGard common stock, in contrast to the greater volatility and risk to holders of FDP common stock;

 . the benefits to FDP's employees of the merger of FDP's business with SunGard's business; and

 . the structure of the merger, which will generally permit FDP shareholders to exchange their FDP common stock for SunGard common stock on a tax-free basis if certain conditions are satisfied.

Recommendation of the Board of Directors (page 17)

   A special independent committee appointed by the board of directors of FDP concluded that the merger is fair and is in the best interests of FDP and its shareholders and recommended that the FDP board of directors approve the merger. The board of directors of FDP also determined that the merger is fair and is in the best interests of FDP and its shareholders. Therefore, the board of directors of FDP recommends that FDP shareholders vote to approve the merger.

Anticipated Closing of the Merger

   We currently anticipate that the merger will be closed by April 28, 1999.

Termination of the Merger (page 36)

   SunGard and FDP can jointly agree to terminate the merger at any time. In addition, either company can terminate the merger if:

 . the merger is not completed by May 31, 1999;
 . a governmental authority or court permanently prohibits the merger;

 . the FDP shareholders do not vote the required number of shares in favor of the merger;

 . the other company breaches any of its representations or warranties or its obligations under the reorganization agreement, resulting in the inability to satisfy a condition to the completion of the merger, if that breach is not cured within 30 business days.

   In addition, SunGard may terminate the merger if:

 . FDP's board of directors withdraws or adversely modifies its recommendation of the merger to its shareholders;

 . FDP enters into any letter of intent or contract relating to an alternative acquisition proposal; or

 . FDP fails to recommend to its shareholders rejection of any tender or exchange offer for FDP's common stock which may have commenced.

   If the reorganization agreement is terminated for any of the above reasons FDP is required to pay to SunGard, in cash, a nonrefundable fee of $2.8 million.

   If FDP or SunGard terminates the reorganization agreement as a result of the FDP shareholders not approving the merger and FDP consummates an alternative acquisition transaction or announces a proposed alternative acquisition transaction at any time prior to January 15, 2000, then FDP is required to pay to SunGard, in cash, a nonrefundable fee of $2.8 million.

Conditions to the Merger (page 35)

   SunGard and FDP will complete the merger only if the conditions to the merger that SunGard and FDP have agreed to are either satisfied or waived. These conditions include, among other things:

 . the merger has been approved by the FDP shareholders;

 . no governmental agency or court has prohibited consummation of the merger;

 . counsel to SunGard has delivered an opinion to SunGard regarding certain federal income tax consequences of the merger and counsel to FDP has delivered a similar opinion to FDP;

 . the independent auditors for FDP have delivered to SunGard a letter addressed to FDP to the effect that they are not aware of any condition relating to FDP that would preclude the merger from qualifying for pooling of interests accounting treatment and the independent accountants for SunGard have delivered a letter to SunGard to the effect that the merger may be accounted for as a pooling of interests;

 . there is no material adverse change in the business operations or financial condition of either company; and

 . SunGard has completed its purchase of the real property located at 2000, 2140 and 2150 South Dixie Highway, Miami, Florida 33133, from which FDP operates.

Regulatory Approvals (page 30)

   FDP and SunGard are prohibited from completing the merger under U.S. antitrust laws until they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. The required notification and report forms were filed by SunGard and FDP and early termination of the waiting period was granted on February 5, 1999. The Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed even though the waiting period ended.

Accounting Treatment (page 30)

   FDP and SunGard expect that the merger will be accounted for as a pooling of interests, meaning that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. It is a condition to the merger that SunGard obtains from both FDP and its independent accountants letters addressing the qualification of the merger for pooling of interests accounting treatment.

Federal Income Tax Considerations (page 28)

   FDP and SunGard each expect to receive from its outside counsel an opinion that the merger will constitute a "reorganization" within the meaning of the Internal Revenue Code. This means that, as a general matter, FDP shareholders will not be taxed as a result of the exchange of FDP common stock solely for SunGard common stock in the merger. FDP's shareholders will be taxed to the extent they receive cash for fractional shares.

Appraisal Rights (page 30)

   FDP shareholders do not have dissenter's rights of appraisal or other rights to demand fair value in cash by reason of the merger.

Certain Effects of the Merger on the Rights of FDP's Shareholders (page 50)

   When the merger is completed, FDP's shareholders will become shareholders of SunGard. SunGard is a company governed by Delaware law and SunGard's existing charter and bylaws. As a result, the rights of FDP's shareholders will change.

The FDP Special Meeting (page 16)

   A special meeting of FDP shareholders will be held at The Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida on April 28, 1999 at 10:00 a.m., local time. The purpose of the FDP special meeting is to vote upon the proposal to approve the merger.

Who is Entitled to Vote; What Vote is Required (pages 16, 17)

   You are entitled to vote any shares of FDP common stock held by you at the close of business on March 15, 1999, the record date, at the FDP special meeting. On the record date, there were 6,290,212 outstanding shares of FDP common stock, each of which will be entitled to one vote. Shareholders holding at least a majority of the shares of FDP common stock outstanding as of the record date must vote in favor of the proposal submitted for approval in order for FDP to proceed with the merger.

Voting Agreement (page 28)

   FDP shareholders who beneficially own approximately 47.9% of the shares of FDP common stock outstanding on the record date have in a voting agreement with SunGard agreed to vote their FDP shares in favor of the merger.

Share Ownership of Management (page 17)

   On the record date, directors and executive officers of FDP and their affiliates had voting control over 3,076,576 shares of FDP common stock or approximately 48.9% of the FDP common stock outstanding on the record date. This number includes the shares covered by the voting agreement described above. The directors and executive officers who are not parties to the voting agreement have indicated that they intend to vote their FDP common stock in favor of the merger.

Interests of Certain Persons in the Merger (page 27)

   There are members of FDP's management and board of directors who may be deemed to have interests in the merger that are in addition to their interests as shareholders of FDP generally. As a condition to the consummation of the merger, SunGard has agreed to purchase the real estate leased by FDP from an entity of which Michael C. Goldberg, FDP's President and Chief Executive Officer, and Cindy Goldberg, FDP's Secretary and a director, are the principals. The purchase of the real estate is required under applicable accounting rules in order for the merger to be accounted for as a pooling-of-interests. In addition, there are officers of FDP who are entitled to severance benefits in the event their employment is terminated following the change in control of FDP which will occur upon completion of the merger. The FDP board of directors was aware of these interests and concluded that these interests did not detract from the fairness of the merger to the FDP shareholders.

              Selected Historical Financial Information of SunGard

   The following selected historical consolidated financial data of SunGard should be read in conjunction with the consolidated financial statements of SunGard that are incorporated by reference in this proxy statement/prospectus. The years ended December 31, 1997, 1996 and 1995 include one-time charges for purchased in-process research and development, merger and other costs of $12,808,000, $51,083,000 and $4,238,000, respectively ($8,995,000, $33,468,000 and $4,238,000 after-tax, or $0.10, $0.39 and $0.04 per diluted share, respectively). The nine months ended September 30, 1998 and 1997 include one-time charges for purchased in-process research and development, merger and other costs of $11,487,000 and $10,817,000 respectively ($10,158,000 and
$6,694,000 after-tax, or $0.09 and $0.06 per diluted share, respectively). All shares have been adjusted for the two-for-one stock splits which occurred in September 1997 and July 1995.

                           As of or for the
                           Nine Months Ended
                             September 30,      As of or for the Year Ended December 31,
                          ------------------- --------------------------------------------
                             1998      1997     1997     1996     1995     1994     1993
                          ---------- -------- -------- -------- -------- -------- --------
                                      (In thousands, except per share amounts)
Historical Income
 Statement Data:
  Revenues..............  $  838,882 $655,766 $925,030 $711,857 $557,366 $449,785 $387,155
  Income from
   operations...........     137,860  101,615  142,644   68,284   85,753   72,450   60,625
  Net income............      80,705   60,353   83,975   40,306   50,845   44,728   39,191
  Net income per share:
   Basic................  $     0.78 $   0.61     0.84     0.43     0.59     0.54     0.50
   Diluted..............  $     0.75 $   0.59     0.81     0.41     0.55     0.50     0.47

Historical Balance Sheet
 Data:
  Total assets..........  $1,007,364 $805,106 $856,948 $739,622 $592,582 $494,625 $421,162
  Total short-term and
   long-term debt.......      14,125   24,649   20,077   40,267   10,518   10,783    6,529
  Stockholders' equity..     720,043  573,288  610,221  505,063  428,058  362,406  317,560

                Selected Historical Financial Information of FDP

   The following selected historical financial data of FDP should be read in conjunction with the consolidated financial statements of FDP that are incorporated by reference in this proxy statement/prospectus.

                                          As of or for the Fiscal Year Ended
                                                     November 30,
                                        ---------------------------------------
                                         1998    1997    1996    1995    1994
                                        ------- ------- ------- ------- -------
                                            (In thousands, except per share
                                                       amounts)
Historical Income Statement Data:
  Revenues............................. $40,934 $32,817 $26,445 $19,389 $18,371
  Income from operations...............   4,468   3,343   2,191   1,069     427
  Net income...........................   3,832   2,980   2,225   1,468     652
  Net income per share:
    Basic..............................    0.65    0.53    0.41    0.28    0.13
    Diluted............................    0.62    0.50    0.39    0.27    0.13

Historical Balance Sheet Data:
  Total assets......................... $39,667 $33,088 $29,112 $23,660 $21,520
  Stockholders' equity.................  32,886  27,471  23,562  20,062  18,240

                            Market Price Information

   Since June 4, 1997, SunGard common stock has been listed and traded on the New York Stock Exchange under the symbol "SDS." Previously, SunGard common stock was listed on the Nasdaq National Market and listed and traded on the London Stock Exchange under the symbol "SNDT." FDP common stock is listed on the Nasdaq National Market under the symbol "FDPC."

   The following tables set forth, for the periods indicated, the reported high and low sale prices of SunGard common stock as reported on the New York Stock Exchange since June 4, 1997 and on the Nasdaq National Market prior to June 4, 1997 and the high and low sale prices of FDP common stock as reported on the Nasdaq National Market.

                                                            High      Low
                                                            ----      ----
      SunGard
      Fiscal Year Ended December 31, 1997
        First Quarter...................................... $25 3/8   $18 1/2
        Second Quarter.....................................  24 3/4    20 3/4
        Third Quarter......................................  27 1/8     23
        Fourth Quarter.....................................  31 7/16   22 1/2
      Fiscal Year Ended December 31, 1998
        First Quarter......................................  37 3/8    28 1/16
        Second Quarter.....................................   40       31 7/16
        Third Quarter......................................   40       31 1/4
        Fourth Quarter.....................................  39 11/16  21 11/16
      Fiscal Year Ending December 31, 1999
       First Quarter (through March 22, 1999)..............  41 5/16   40 9/16

      FDP
      Fiscal Year Ended November 30, 1997
        First Quarter......................................   10        6 1/8
        Second Quarter.....................................   7 7/8     5 3/4
        Third Quarter......................................   8 5/8     6 7/8
        Fourth Quarter.....................................  11 3/8     7 3/4
      Fiscal Year Ended November 30, 1998
        First Quarter......................................  11 3/8     10
        Second Quarter.....................................  14 1/4     9 3/8
        Third Quarter......................................  13 1/2     9 1/2
        Fourth Quarter.....................................   11        8 3/8
      Fiscal Year Ending November 30, 1999
        First Quarter .....................................  17 1/16    9 5/8
        Second Quarter (through March 22, 1999)............  16 3/4    15 1/4

--------
   On January 15, 1999, the last full trading day prior to the public announcement of the merger, the reported high and low sale prices on the New York Stock Exchange of SunGard common stock were $39 and $38 1/2, respectively, and of FDP common stock on the Nasdaq National Market were $12 1/8 and $11 5/8, respectively. On this date, the last reported sale price on the New York Stock Exchange of SunGard common stock was $38 11/16 per share and of FDP common stock on the Nasdaq National Market was $12 1/ 8.

   The following table sets forth the closing sale price per share of SunGard common stock as reported on the New York Stock Exchange and the equivalent per share price of FDP common stock on January 15, 1999, the last trading day preceding the public announcement of the merger, and on March 22, 1999:

                                                                      Equivalent
                                                             SunGard   FDP Per
                                                              Common    Share
                                                              Stock     Price
                                                             -------- ----------
      January 15, 1999...................................... $38.6875   $15.92
      March 22, 1999........................................ $40.875    $16.82

   The equivalent per share price of a share of FDP common stock, which is the value of the SunGard common stock which FDP shareholders would receive for each share of FDP common stock exchanged in the merger, was calculated by multiplying the closing sale price per share of SunGard common stock reflected in the table by .4114, the exchange ratio that would be used in the merger if the average stock price on which the exchange ratio is based equaled the closing sale prices reflected in the table. The equivalent FDP per share prices reflect the value in SunGard common stock that FDP shareholders would receive if the average stock price of SunGard common stock on which the exchange ratio is based equals the closing sale prices of SunGard common stock reflected in the table.

   Because the market price of SunGard common stock may fluctuate, the market price per share of the shares of SunGard common stock that holders of FDP common stock will receive in the merger may increase or decrease prior to the merger.

                    SunGard Data Systems Inc. and FDP Corp.

                           Comparative Per Share Data

   The following table presents historical and pro forma per share data for SunGard and historical and equivalent pro forma per share data for FDP. The equivalent pro forma per share amounts for FDP exclude merger costs which are estimated to be approximately $1.5 million and are calculated by multiplying the SunGard combined pro forma per share amounts by the maximum exchange ratio of 0.48. The historical book value per share of common stock is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of the end of each of the periods presented. In the table, the data for the years ended December 31, 1997, 1996 and 1995 includes one-time charges for purchased in-process research and development, merger and other costs of $12,808, $51,083, and $4,238, respectively ($8,995,000, $33,468,000 and $4,238,000 after-tax, or $0.10, $0.39 and $0.04 per diluted share, respectively). The data for the nine months ended September 30, 1998 and 1997 includes one-time charges for purchased in-process research and development, merger and other costs of $11,847,000 and $10,817,000 respectively ($10,158.000 and $6,694,000 after-tax, or $0.09 and $0.06 per diluted share, respectively). For purposes of the pro forma financial information, FDP's fiscal year and quarterly financial information has been combined with SunGard's fiscal year financial information. FDP's fiscal year ends as of November 30th and SunGard's fiscal year is a calendar year. The one-month difference in fiscal years does not have a material effect on pro forma financial information. All per share amounts reflected in the table have been adjusted for the SunGard two-for-one stock splits which occurred in September 1997 and July 1995.

                                                 As of or for
                                                   the Nine    As of or for the
                                                 Months Ended     Year Ended
                                                 September 30,   December 31,
                                                 ------------- -----------------
                                                  1998   1997  1997  1996  1995
                                                 ------ ------ ----- ----- -----
                                                         (In thousands,
                                                    except per share amounts)
Historical--SunGard:
  Diluted net income per common share........... $ 0.75 $ 0.59 $0.81 $0.41 $0.55
  Book value per common share...................   6.83   5.75  5.98  5.21  4.53

Historical FDP:
  Diluted net income per common share...........   0.44   0.34  0.50  0.39  0.27
  Book value per common share...................   5.26   4.59  4.76  4.27  3.86

Pro Forma Combined Per SunGard Share:
  Diluted net income per common share...........   0.75   0.59  0.82  0.42  0.55
  Book value per common share...................   6.93   5.84  6.08  5.31  4.62

FDP Per Share Equivalents
  Diluted net income per common share...........   0.36   0.28  0.39  0.20  0.27
  Book value per common share...................   3.33   2.80  2.92  2.55  2.22

                                  RISK FACTORS

   In determining whether you should vote in favor of the merger you should consider carefully the risks associated with the merger and with ownership of SunGard common stock following the merger. These risks are described below.

Risks Relating to the Merger

   The exchange ratio in the merger is based on the market prices of SunGard common stock over a period of time prior to the effective date of the merger and will fluctuate within a specified range. FDP shareholders will not know the final value of the SunGard common stock they will receive until the effective date of the merger.

   The exchange ratio, which is the fraction of a share of SunGard common stock that FDP shareholders will receive for each share of FDP common stock, is based on the average of the closing prices of SunGard common stock over a period of time prior to the effective date of the merger, subject to a maximum of .4800 and a minimum of .4114. If the average of the closing prices is between $30 and $35, the exchange ratio will be set to provide to FDP shareholders $14.40 in value of SunGard common stock. If the average of the closing prices of SunGard common stock is less than $30 the exchange ratio would be fixed at .4800. If this were to happen, FDP shareholders could receive for each share of FDP common stock SunGard common stock with a value of less than $14.40.

   FDP shareholders will not know the final exchange ratio and the final value of the SunGard common stock they will receive until the effective date of the merger. The market prices of SunGard common stock and FDP common stock as of various recent dates are set forth in the Summary under "Market Price Information." FDP shareholders should obtain recent market quotations for SunGard common stock and FDP common stock. SunGard common stock and FDP common stock historically have been subject to price volatility. No assurance can be given as to the market price of SunGard common stock at any time.

   FDP could lose customers or strategic partners due to the merger.

   Some of FDP's existing customers or strategic partners may take the opportunity following a change of control of FDP to review their contractual relationships. These reviews could result in delayed or lost sales to either SunGard or FDP.

   The merger is intended to qualify for pooling-of-interests accounting treatment. If the merger fails to qualify for pooling of interests accounting treatment, the combined financial results of SunGard and FDP could be adversely affected.

   The merger is intended to qualify for pooling-of-interests treatment under generally accepted accounting principles. However, SunGard cannot be sure the merger will qualify. If the merger does not qualify for pooling-of-interests treatment the combined financial results of SunGard and FDP could be adversely affected.

   Under pooling-of-interests treatment, the accounts of SunGard will be combined with those of FDP at their historical carrying amounts and SunGard's financial statements for all prior periods will be restated, if material, to reflect the accounts of SunGard as if the two companies had been combined for all periods. If the merger does not qualify for pooling-of-interests treatment, the purchase method of accounting may be applied. Under that method, the fair market value of the SunGard common stock issued in the merger would be recorded as the cost of acquiring FDP's business. That cost would be allocated to the individual assets of FDP that were acquired and liabilities of FDP that were assumed according to their respective fair values. The fair market value of the SunGard common stock to be issued in the transaction is in excess of the amounts at which the net asset are carried in FDP's accounts. A portion of the excess could be charged to expense immediately and the remainder would be amortized.

   Future sales of shares issued in the merger could adversely affect SunGard's stock price.

   Based on the closing price of SunGard common stock on the New York Stock Exchange on March 22, 1999, up to 2,836,032 shares of SunGard common stock will be issued in the merger. Of these shares, 1,186,545 shares will be immediately freely tradeable in the market. The remaining 1,649,487 shares, which will be issued to affiliates of FDP, will become freely tradeable after SunGard has published financial results covering at least 30 days of combined operations. Sales of a substantial number of shares of SunGard common stock could adversely affect the market price of SunGard common stock.

Risks Relating to SunGard

   SunGard's growth strategy depends on acquisitions. If SunGard is unable to acquire businesses on favorable terms or successfully integrate and manage the businesses acquired, SunGard's business and financial results may suffer.

   SunGard intends to grow by expanding its existing businesses and by acquiring similar or complementary businesses, including acquisitions that are intended to qualify for pooling-of-interests accounting treatment. This growth strategy is subject to a number of risks which could adversely affect SunGard's business and financial results, including:

  . SunGard may not be able to find suitable businesses to acquire on affordable terms;

  . Competition from other acquirors and stock market fluctuations may make it more difficult for SunGard to find and complete acquisitions;

  . SunGard may have to raise money in the debt or equity markets to finance future acquisitions;

  . One or more acquisitions may not qualify for pooling-of-interests accounting treatment;

  . At any given time, a large number of shares of SunGard common stock issued to acquire businesses may become freely tradeable in the market.

   The businesses acquired by SunGard may perform worse than expected or may be more difficult to integrate and manage than expected. If that happens, SunGard may suffer a number of adverse consequences, including:

  . SunGard may have to devote unanticipated financial and management resources to the acquired businesses;

  .  SunGard may not be able to realize expected operating efficiencies;

  . SunGard may have to write off goodwill or other intangible assets if the acquisition was accounted for as a purchase.

   SunGard's success depends in part on adapting its computer services and software to changes in technology and changes in the customers' businesses. If SunGard does not successfully update its services and software, or its new products or services are not timely delivered or well received by customers, SunGard's business and financial results may suffer.

   SunGard's ability to successfully update its services and software and timely develop and deliver new products and services required by its customers is subject to a number of risks which could adversely affect SunGard's business and financial results, including:

  . SunGard may find it difficult to update its services and software and timely develop and deliver its new products and services in a cost-effective manner, especially when faced with rapid technological changes that are hard to predict.

  . SunGard may find it difficult to update its services and software to keep pace with business, regulatory and other developments in the financial services industry in which most of SunGard's customers operate.

   SunGard's business is dependent largely on the financial services industry. If that industry does poorly, SunGard's business and financial results may suffer.

   SunGard sells most of its computer services and software to banks, mutual funds, brokers, insurance companies and other financial services firms. If the financial services industry or SunGard's customers in the financial services industry experience problems, SunGard's business and financial results could be adversely affected. For example, SunGard may suffer if securities trading activity declines, the number or value of managed portfolios decreases, or there is continued consolidation among firms in the financial services industry.

   The advent of year 2000, including any failure by SunGard to make its products year 2000 compliant or to fulfill year 2000 commitments to customers, may adversely affect SunGard's business and financial results.

   SunGard has made many of its products year 2000 compliant so that they can handle dates in the year 2000 and beyond. However, SunGard is still working on making some of its most important products year 2000 compliant. In addition, SunGard has made commitments to some customers that need to convert off non-year 2000 compliant systems, and as a result, SunGard must meet significant development obligations and complete conversions before the end of 1999. SunGard's year 2000 compliance efforts are subject to a number of risks which could adversely affect SunGard's business and financial results, including:

  . SunGard may not be able to make its important products year 2000 compliant;

  . SunGard may not be able to timely meet its year 2000 commitments to customers;

  . SunGard may have to add personnel and buy new software and hardware earlier than planned to complete its year 2000 compliance efforts, which could cause an unexpected increase in expenses;

  . SunGard may encounter unanticipated year 2000 problems, like a problem with another company's software or hardware that interacts with SunGard's products or that is used by SunGard.

   The advent of year 2000 may also impact the timing of software buying decisions and a shortage in the availability of experienced programmers, which could adversely affect SunGard's business and financial results in the second half of 1999 and in the year 2000.

Forward-looking Statements May Prove Inaccurate

   This proxy statement/prospectus contains forward-looking statements made by SunGard and FDP that are subject to risks and uncertainties and that may change at any time. Forward-looking statements include information about possible or assumed future financial results of SunGard and FDP and usually contain words such as "believes," "expects," "anticipates," or similar expressions. Many factors, some of which are discussed elsewhere in this document, including under the caption "Risk Factors," and some of which are discussed in the documents incorporated by reference, could affect the future financial results of SunGard and FDP and could cause those results to differ materially from those expressed in any forward-looking statements contained in or incorporated by reference in this document.

                              RECENT DEVELOPMENTS

   On March 1, 1999, SunGard completed the acquisition of Automated Securities Clearance, Ltd. ("ASC") by exchanging SunGard common stock for all of the shares of common stock of ASC. ASC is a provider of an automated order-routing and trade execution system used by broker/dealers, an electronic communications network that provides direct access to the NASDAQ marketplace, and a wireless technology for straight-through processing of trades on the New York Stock Exchange. Under the terms of a pre-existing employment agreement with ASC relating to a change in control, a member of ASC's executive management team received approximately 25% of SunGard common stock issued in the acquisition. The fair value of those shares on the date of the acquisition (approximately $70.0 million) will be recorded as a one-time non cash compensation expense during the first quarter of 1999. ASC was an "S" corporation prior to acquisition; therefore, all income passed through directly and all income taxes were paid directly by the previous shareholder of ASC.

   On February 18, 1999, SunGard completed the acquisition of Sterling Wentworth Corporation ("SWC") by exchanging shares of the common stock of SunGard for all of the shares of common stock of SWC. SWC provides enterprise sales productivity solutions for the financial services industry.

   The acquisition of ASC and SWC will be each accounted for as a pooling of interests, which requires all historical financial information to be restated. Furthermore, because ASC had been an "S" Corporation prior to its acquisition, pro-forma federal income taxes will be computed on ASC's historical earnings as if ASC had been a "C" Corporation and will be reflected in SunGard's restated income statement.

   A total of approximately 10.3 million shares of SunGard's common stock will be issued in connection with the ASC, SWC and FDP acquisitions and all issued and outstanding options to acquire common stock will be converted into options to acquire approximately 1.8 million shares of SunGard common stock. Estimated merger costs in connection with the ASC, SWC and FDP acquisitions, excluding the compensation expense described above, are approximately $10.0 million.

   The following estimated pro forma combined results of operations (in thousands, except for per-share amounts) is provided for illustrative purposes only and assumes that the mergers described above had occurred as of the beginning of each of the periods presented. All merger costs, including the one-time non-cash compensation expense described above, are excluded from the estimated pro-forma information. The estimated following pro-forma information should not be relied upon as necessary being indicative of the historical results that would have been obtained if the companies had actually been combined during those periods or the results that may be obtained in the future.

                                                   1998       1997      1996
                                                ----------- --------- ---------
Revenues:
  As reported.................................. $ 1,159,748 $ 925,030 $ 711,857
  Combined (pro forma).........................   1,253,265   996,277   765,979
Net income:
  As reported..................................     118,933    83,975    40,306
  Combined (pro forma).........................     128,337    91,651    47,803
Basic earnings per share:
  As reported..................................        1.14      0.84      0.43
  Combined (pro forma).........................        1.12      0.84      0.46
Diluted earnings per share:
  As reported..................................        1.10      0.81      0.41
  Combined (pro forma).........................        1.07      0.80      0.43

   In addition to the recent acquisitions completed by SunGard, SunGard entered into a definitive agreement on March 9, 1999 to acquire Oshap Technologies Ltd. ("Oshap") by exchanging SunGard common stock for all of the shares of Oshap ordinary shares and certain options to acquire Oshap ordinary shares. Oshap is an Israeli-based group of technology software firms whose principal holdings are a 98% ownership of MINT Technologies Ltd. and a 77% ownership of Decalog NV. In connection with the acquisition of Oshap, SunGard will offer to acquire the minority interests of MINT and Decalog.

   The agreement between SunGard and Oshap provides that each share of Oshap will be exchanged for between .3515 and .4314 of a share of SunGard common stock, depending on the average closing price of SunGard common stock prior to the closing. Based upon the closing price of SunGard common stock on March 8, 1999, the shares of SunGard common stock to be issued in the transaction have a current value of approximately $210 million.

                            THE FDP SPECIAL MEETING

General

   This proxy statement/prospectus is being furnished to holders of FDP common stock in connection with the solicitation of proxies by the FDP board of directors for use at a special meeting of FDP's shareholders to be held on April 28, 1999, at The Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the special meeting.

   This proxy statement/prospectus and the accompanying form of proxy are first being mailed to FDP shareholders on or about March 30, 1999.

Purpose of the FDP Special Meeting

   The purpose of the FDP special meeting is to consider and vote upon a proposal to approve the merger. A vote in favor of the merger also constitutes a vote to adopt and approve the reorganization agreement and plan of merger which govern the merger. These documents are attached to this proxy statement/prospectus as Appendix A.

Record Date and Outstanding Shares

   The close of business on March 15, 1999 has been fixed by the FDP board of directors as the record date for the determination of holders of shares entitled to notice of, and to vote at, the FDP special meeting. As of the record date, there were approximately 100 shareholders of record holding an aggregate of approximately 6,290,212 shares of FDP common stock.

   This proxy statement/prospectus was mailed to all FDP shareholders of record as of the record date and constitutes notice of the FDP special meeting in conformity with the requirements of the Florida Business Corporation Act.

Voting of Proxies

   All properly executed proxies that are not revoked will be voted at the FDP special meeting in accordance with the instructions contained in the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of FDP common stock represented by the proxy will be voted FOR the proposal to approve the merger in accordance with the recommendation of the FDP board of directors and FOR adjournment or postponement of the FDP special meeting if an adjournment or postponement, in the discretion of the proxy holders, is determined to be necessary or desirable. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the FDP special meeting by:

  .  executing and returning a proxy bearing a later date;

  . filing written notice of the revocation with the Corporate Secretary of FDP stating that the proxy is being revoked; or

  .  attending the FDP special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of FDP proxies should be addressed to: FDP Corp., 2140 South Dixie Highway, Miami, Florida 33133, Attention: Corporate Secretary. Attendance at the FDP special meeting, in and of itself, will not constitute a revocation of a proxy.

   The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may properly come before the FDP special meeting:

  . matters which FDP does not know a reasonable time before the meeting are to be presented at the FDP special meeting;

  . approval of the minutes of a prior meeting of shareholders, if this approval does not amount to ratification of the action taken at the meetings; and

  .  matters incident to the conduct of the FDP special meeting.

In connection with these matters, the persons designated as proxies will vote in accordance with their best judgment.

Vote Required

   Approval of the merger requires the affirmative vote of holders of a majority of the shares of FDP common stock outstanding as of the record date. Each shareholder of record of FDP common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of FDP at the FDP special meeting.

   Directors, officers and other affiliates of FDP who owned in the aggregate 3,013,431 shares, representing approximately 47.9% of the issued and outstanding FDP common stock on the record date, have agreed with SunGard that they will vote the shares of FDP common stock they own in favor of the merger. They have also delivered to SunGard irrevocable proxies with respect to the matters covered by their voting agreement with SunGard and have agreed not to transfer any of their FDP common stock unless the transferee enters into the same voting agreement with SunGard. See "Approval of the Merger and Related Transactions--Voting Agreement."

   On the record date, directors and executive officers of FDP and their affiliates had voting control over 3,076,576 outstanding shares of FDP common stock (including the shares covered by the voting agreement described above), or approximately 48.9% of the FDP common stock outstanding on the record date. The directors and executive officers of FDP who owned the remaining 63,145 shares have indicated that they intend to vote or direct the vote of all shares of FDP common stock over which they have voting control for approval of the merger.

Board Recommendation

   The FDP board of directors has approved the merger, and recommends a vote FOR approval of the merger by the shareholders of FDP.

Quorum; Abstentions

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FDP common stock entitled to vote at the FDP special meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, these shares will be considered represented at the FDP special meeting for purposes of determining a quorum, but will not be considered to be represented at the FDP special meeting for purposes of calculating the vote with respect to the matter.

Solicitation of Proxies; Expenses

   Regardless of whether the merger is consummated, each of FDP and SunGard will pay its own costs and expenses incurred in connection with the reorganization agreement and the transactions contemplated by the reorganization agreement, except that fees and expenses (other than attorneys' fees) incurred in connection with the printing, filing and mailing of this proxy statement/prospectus, and the filing of the premerger notification and report forms relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") will be shared equally by FDP and SunGard.

   Except as stated above, the cost of the solicitation of proxies and all related costs will be borne by FDP. In addition, FDP may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation, without payment of additional compensation, by certain directors, officers or other employees of FDP.

                      THE MERGER AND RELATED TRANSACTIONS

Background of the Merger

   Since becoming an independent company in the early 1980's, a key element of SunGard's stated corporate growth strategy has been the active pursuit of business acquisitions that would complement or expand SunGard's business. Both SunGard and FDP are participants in different portions of the broad market of providing application software solutions to the financial services industry. On April 22, 1998, T. Ray Davis, President of SunGard's Employee Benefits Systems division, which provides systems for employee benefit plan recordkeeping, and Donald Mackanos, President of the SunGard subsidiary Corbel & Co., which provides systems for the preparation of pension plans, visited FDP's offices to meet with Michael C. Goldberg, Chief Executive Officer, and Mark Silverman, Chief Financial Officer, of FDP. FDP's Pension Partner Division, which represents approximately 12% of its overall business, provides systems to compute and illustrate pension and employee benefit plans. A general discussion of the pension and employee benefit plan systems and businesses of each company took place during this meeting. The primary purpose of SunGard's request for the meeting was to determine FDP's interest in exploring potential business relationships with SunGard with respect to the companies' respective pension and employee benefit systems operations. Also during this meeting, Mr. Davis briefly explained SunGard's actual acquisition history and inquired of FDP its potential interest in considering acquisition discussions with SunGard. Mr. Goldberg indicated an openness to entertaining such discussions.

   On May 18, 1998, Richard Tarbox, Vice President-Corporate Development of SunGard, met with Messrs. Goldberg and Silverman in FDP's offices for a general discussion of both SunGard's and FDP's businesses and strategies. In this meeting, Mr. Tarbox explained SunGard's acquisition program and history of acquisition transactions. As part of this meeting, there also was a discussion of the steps that would need to be taken to determine how any perceived benefits of a potential combination between the companies could be assessed and what other steps might be taken to pursue such discussions further.

   As a result of the May 18th meeting, Messrs. Goldberg and Silverman and James Mann, Chief Executive Officer of SunGard, met in New York City on June 8, 1998. The purpose of this meeting was to discuss the respective business strategies and operating philosophies and strategic fit of SunGard and FDP, as well as to discuss on a preliminary basis SunGard's view of various valuation methodologies for publicly traded companies such as FDP.

   On June 16 and 17, 1998, Mr. Tarbox together with Michael Ruane, Chief Financial Officer of SunGard, again met with Messrs. Goldberg and Silverman in FDP's offices. The purpose of this meeting was to conduct a general overview of the historical financial results and current business objectives of the separate FDP operating divisions.

   At a regularly scheduled quarterly meeting of its board of directors on August 14, 1998, certain members of SunGard's senior management informed the SunGard board of the preliminary acquisition discussions between SunGard and FDP. After significant discussion of many matters relating to such an acquisition, SunGard's board of directors authorized management to pursue continued discussions with FDP.

   On September 1, 1998, Mr. Tarbox and Michael Muratore, Senior Vice President of SunGard, met with Messrs. Goldberg and Silverman in FDP's offices. During this meeting, Messrs. Tarbox and Muratore proposed the acquisition of FDP by SunGard at an exchange ratio of 0.40 of a share of SunGard common stock for each share of FDP common stock. As part of this proposal, Messrs. Tarbox and Muratore stressed the importance to SunGard of a fixed exchange ratio and having Mr. Goldberg and Cindy Goldberg agree to sign agreements to vote their shares of FDP common stock together with the shares held in trust under their control (collectively the "Goldberg Shares") in favor of the proposed merger.

   On September 9, 1998, Mr. Ruane and Joseph Slattery, Chief Executive Officer of SunGard's Financial Systems Group, met with Mr. Silverman in FDP's offices to discuss information relating to FDP's results of operations and financial condition. On September 22, 1998, Messrs. Muratore and Slattery, together with Greg Webber, president of SunGard's Insurance Systems division, met with Mr. Silverman and Richard Fleischman, senior vice president of FDP's Home Office Division, and Scott Price, senior vice president of FDP's Agency Systems Division, to discuss matters pertaining to FDP's financial results and its sales and marketing and product development activities. On October 1 and 2, 1998, Joseph Degnan, Director of Internal Audit for SunGard, met with Messrs. Fleischman and Price to review operational matters relating to FDP's business.

   During early October 1998, SunGard experienced a significant drop in the trading price of its common stock. Around this time, Mr. Goldberg expressed to Mr. Tarbox in a series of telephone discussions that pursuing acquisition discussions with SunGard based upon SunGard's proposal of September 1, 1998 did not seem to be in the best interests of FDP's shareholders. Further discussions between the parties ceased at this time.

   By early November 1998, the range of trading prices of SunGard's common stock had returned to the trading range experienced prior to the price drop in early October. Based upon a telephone call made to Mr. Silverman by Mr. Tarbox, FDP decided to recommence acquisition discussions with SunGard. On November 11, 1998, Messrs. Tarbox and Muratore met with Messrs. Goldberg and Silverman at FDP's offices and discussed proposed terms of a possible acquisition of FDP by SunGard. Among the matters discussed were the importance to FDP that the exchange ratio in the proposed transaction be structured to float based upon the average price of SunGard's common stock prior to closing and the importance to SunGard of receiving voting agreements with respect to the shares of FDP common stock owned or controlled by Mr. and Mrs. Goldberg.

   On December 2 and 3, 1998, Messrs. Muratore and Slattery met with Mr. Silverman to discuss the financial operations of certain of FDP's divisions and to perform a due diligence review of FDP's near-term operations and 1999 business outlook.

   On December 17, 1998, at a special meeting of SunGard's board of directors, Mr. Mann presented management's recommendation that SunGard pursue the acquisition of FDP. After significant discussions of many matters relating to the acquisiton, the SunGard board of directors approved a range of acceptable exchange ratios for the acquisition and authorized management to continue to negotiate the terms of and, subject to SunGard management's satisfactory completion of its investigation of FDP, to take steps necessary to complete the acquisition.

   On December 23, 1998, SunGard's legal counsel, Blank Rome Comisky & McCauley LLP, delivered a draft of the reorganization agreement to FDP and its legal counsel, Greenberg Traurig, P.A. SunGard and its legal and financial advisors then commenced a general due diligence review of FDP.

   On January 5 and 6, 1999, Mr. Tarbox and SunGard's legal counsel met with Messrs. Goldberg and Silverman and FDP's legal counsel to negotiate and finalize the terms of the reorganization agreement. Among the terms proposed were a "break-up" fee equal to 6% of the transaction value payable to SunGard under certain conditions if the transaction were not to close. As a result of negotiations, the parties agreed to a termination fee equal to approximately 3.0% of the transaction value.

   A special committee, comprised of FDP directors Cesar L. Alvarez and Albert
J. Schiff, was appointed by the FDP board of directors at a meeting held on January 14, 1999 to review the terms of the reorganization agreement and to report to the FDP board of directors regarding the fairness of the merger to FDP and its shareholders. As a result of its review and discussion of the fairness opinion described below, the special committee concluded that the merger is fair to and in the best interest of FDP and its shareholders. The special committee then recommended to the FDP board of directors that it approve the merger. The FDP board of directors (other than Mr. Michael C. Goldberg and Cindy Goldberg, who abstained from the vote on the merger) reviewed and considered the terms of the reorganization agreement and the fairness opinion, concluded that the merger is fair to and in the best interest of FDP and its shareholders and then unanimously approved the merger and recommended that FDP's shareholders approve the merger. The special committee and the FDP board of directors, in reaching their respective decisions, considered a number of factors, including the written opinion of Broadview Int'l LLC, an investment banking firm engaged by the FDP board of directors as its exclusive financial advisor, that the consideration received in connection with the merger is fair to FDP's shareholders from a financial point of view. See "The Merger and Related Transactions--FDP's Reasons for the Merger" and "--Opinion of Broadview Int'l LLC."

   The reorganization agreement was executed on behalf of SunGard and FDP after the close of business on January 15, 1999.

FDP's Reasons for the Merger

   The special committee concluded that the merger is fair to and in the best interests of FDP's shareholders and recommended that the FDP board of directors approve the merger. At a special meeting held on January 14, 1999, the FDP board of directors, with the assistance of FDP's outside financial and legal advisors, considered the legal, financial and other terms of the merger. The FDP board of directors concluded that the merger is fair to and in the best interests of FDP and its shareholders. In reaching their decisions, the special committee and the FDP board of directors considered the following factors:

  . The results of operations, financial condition, competitive position and prospects of FDP and SunGard, both on an historical and future basis and as separate and combined entities;

  . The strategic fit of FDP's products and services with SunGard's financial and other resources to develop and promote such products and services;

  . Broadview's opinion that the consideration to be paid in the merger is fair to the shareholders of FDP from a financial point of view. See "-- Opinion of Broadview Int'l LLC;"

  . The FDP board of directors belief that the analyses of Broadview supported the FDP board of directors conclusion that the merger consideration is fair to the FDP shareholders from a financial point of view. See "--Opinion of Broadview Int'l LLC;"

  . The relative trading prices and volumes as well as prospects for future growth in value of FDP common stock;

  . The opportunity for FDP's shareholders to become stockholders of SunGard, which the FDP board of directors believes is a leading computer services and software application company;

  . The strength of SunGard common stock and the comparative price stability and relatively low volatility of SunGard common stock in contrast to the greater volatility of FDP common stock and the attendant risk of that volatility;

  . The benefits to FDP's employees of the merger of FDP's business with SunGard's business; and

  . The structure of the merger, which will generally permit FDP shareholders to exchange their FDP common stock for SunGard common stock on a tax-free basis if certain conditions are satisfied. See "--Certain Federal Income Tax Consequences."

   This discussion of the information and factors considered by the FDP board of directors is not intended to be exhaustive but is believed to include all material factors considered by the FDP board of directors. In view of the wide variety of factors considered by the FDP board of directors, the FDP board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the FDP board of directors concluded that the merger was fair to, and in the best interests of, FDP and its shareholders and that FDP should proceed with the merger.

SunGard's Reasons for the Merger

   The SunGard board of directors has unanimously determined that the terms of the reorganization agreement and the merger are fair to, and in the best interests of, SunGard and its stockholders. In reaching its determination, the SunGard board of directors consulted with SunGard's management, as well as its legal counsel and accountants, and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the SunGard board of directors believes the merger will be beneficial to SunGard and its stockholders:

  . SunGard seeks to grow both internally and through the acquisition of complementary businesses. FDP provides customers with leading-edge software solutions for life insurance companies, employee benefits organizations and financial institutions. These products will complement and broaden SunGard's existing product lines in SunGard's investment support systems businesses;

  . SunGard sells computer services and software to the life insurance industry and believes that FDP's products will enhance SunGard's ability to service that industry. The demand for life insurance policy administration systems has grown significantly over the past several years. Life insurance companies worldwide have increasingly invested financial and other resources in the development and acquisition of such systems. SunGard believes that FDP's most successful product recently, FDP/Compass, should position SunGard to take advantage of this trend and should help establish SunGard as a leading provider of group pension administration systems;

  . FDP's business strategy is consistent with SunGard's goal to continue product unification and enhancement efforts to provide customers with access to multiple systems and data through common graphical interfaces and shared databases. FDP's products are characterized by an open systems, client/server architecture running on UNIX and Windows Operating Systems and on leading relational database management systems;

  . The combination of the technologies and product development resources of SunGard and FDP should enable SunGard to respond more effectively to the rapid technological change and continuing emergence of systems for the life insurance and employee benefit industry; and

  . SunGard believes there is a significant potential for enhancement of the strategic and market position of the combined entity beyond that achievable by SunGard alone.

   In addition to the reasons stated above, in the course of its deliberations concerning the merger, the SunGard board of directors consulted with SunGard's management, legal counsel and accountants and reviewed a number of other factors relevant to the merger, including:

  . Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of SunGard and FDP;

  . The historical market prices and trading information with respect to SunGard common stock and FDP common stock;

  . The expected tax and accounting treatment of the merger; and

  . SunGard's belief that the management styles and corporate cultures of the two companies would be complementary.

   The SunGard board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  . The possibility of management disruption associated with the merger and the risk that key technical and management personnel of FDP or SunGard might not continue with FDP or SunGard;

  . The possibility that the merger might adversely affect FDP's or SunGard's relationship with certain of their respective customers; and

  . The risk that the potential benefits of the merger might not be realized.

   The SunGard board of directors concluded, however, that the benefits of the transaction to SunGard and its stockholders outweighed the risks associated with the foregoing factors.

   This discussion of the information and factors considered by the SunGard board of directors is not intended to be exhaustive but is believed to include all material factors considered by the SunGard board of directors. In view of the wide variety of factors considered by the SunGard board of directors, the SunGard board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the SunGard board of directors unanimously agreed that the merger was fair to, and in the best interests of, SunGard and its stockholders and that SunGard should proceed with the merger.

Opinion of Broadview Int'l LLC

   FDP retained Broadview to review the terms of the merger and deliver a fairness opinion in connection with the merger. Broadview was selected by the FDP board of directors based on Broadview's qualifications, expertise and reputation.

   The following is a summary explanation of the various sources of information and valuation methodologies used by Broadview to value FDP in rendering its fairness opinion regarding the proposed transaction with SunGard. To determine the fairness of the transaction, Broadview employed analyses based on the following:

  . public company comparables;

  . transaction comparables;

  . transaction premiums paid;

  . stock price performance; and

  . present value of projected share price.

Public Company Comparables Analysis--A number of companies are comparable to FDP based on market focus, business model and financial performance. Broadview reviewed, from a financial point of view, five public company comparables in the enterprise applications software segment of the Information Technology ("IT") market providing software for financial institutions, with Trailing Twelve Month ("TTM") revenue less than $200 million, with positive operating margins, and with TTM revenue growth less than or equal to 50%. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded IT companies maintained by Broadview and broken down by industry segment.

   Total Market Capitalization/Revenue ("TMC/R"), Total Market Capitalization/Earnings Before Interest and Taxes ("TMC/EBIT") and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Broadview employed a TMC valuation in this analysis because it enables two critical balance sheet items, cash and debt, to be factored directly into the valuation. The formula for the TMC is as follows:

     ((market value of equity) + (short term debt + long term debt) - (cash and equivalents)).

   To determine value using this approach, the first step is to calculate the appropriate TMC/R or TMC/EBIT ratio. Next, the revenue or EBIT of the company is multiplied by the appropriate TMC/R or TMC/EBIT ratio determined in step 1. This provides a total "entity" value which represents the company's value based on its operating performance, i.e., excluding the effects of capitalization. The final step is to subtract all short term and long term debt from the total entity value and then add back cash and equivalents. The result is one measure of the fair market value of a company's equity.

   Broadview reviewed each company's: TTM Revenue; TTM Revenue Growth; TTM EBIT Margin; Equity Market Capitalization; TTM TMC/R ratio; TTM TMC/EBIT ratio; TTM P/E ratio; TMC/Projected Calendar 1999 Revenue ratio ("Forward 1999 TMC/R"); and Price/Projected Calendar 1999 Earnings ratio ("Forward 1999 P/E").

   In order of descending TTM TMC/R, the public company comparables consist of:

   1) Advent Software, Inc.;
   2) SS&C Technologies, Inc.;
   3) Delphi Information Systems, Inc.;
   4) CCC Information Services Group, Inc.; and
   5) CFI ProServices, Inc.

   The low, high and median financial ratios for the comparable public companies are listed in the table below:

                          Multiple                          Low   High  Median
                          --------                         ----- ------ ------
   Trailing Twelve Month Total Market
    Capitalization/Revenue................................  0.78   4.44   2.64
   Trailing Twelve Month Total Market
    Capitalization/EBIT...................................  6.69  40.84  22.71
   Trailing Twelve Month Price/Earnings................... 12.37  37.75  30.93
   Forward Calendar Year 1999 Total Market
    Capitalization/Revenue................................  0.63   3.10   1.75
   Forward Calendar Year 1999 Price/Earnings..............  9.84  26.06  20.23

   Because of the significant difference between management projections and those used by external research analysts, Broadview incorporated both sets of projections in its analyses. The FDP equity value per share implied by each financial ratio's low, high and median are listed in the table below:

                          Multiple                          Low   High  Median
                          --------                         ----- ------ ------
   Trailing Twelve Month Total Market
    Capitalization/Revenue................................ $7.68 $29.22 $18.64
   Trailing Twelve Month Total Market
    Capitalization/EBIT................................... $7.70 $31.15 $18.70
   Trailing Twelve Month Price/Earnings................... $7.79 $23.78 $19.49
   Forward Calendar Year 1999 Total Market
    Capitalization/Revenue--analyst expectations.......... $7.90 $26.60 $16.36
   Forward Calendar Year 1999 Total Market
    Capitalization/Revenue--management projections........ $8.29 $28.51 $17.44
   Forward Calendar Year 1999 Price/Earnings--analyst
    expectations.......................................... $7.62 $20.20 $15.69
   Forward Calendar Year 1999 Price/Earnings--management
    projections........................................... $9.74 $25.80 $20.04

Evaluation of SunGard Equity--Broadview compared selected valuation multiples for public companies deemed comparable to SunGard based upon business model, market focus and product offering, with the multiples implied by SunGard's January 13, 1999 share price of $38.25. Broadview reviewed, from a financial point of view, six public companies in the financial enterprise applications software industry with TTM revenue greater than $300 million. In order of descending TTM TMC/R, the public company comparables consist of:

   1) SEI Investments Company
   2) Fiserv, Inc.
   3) Policy Management Systems Corp.
   4) First Data Corp.;
   5) The Bisys Group; and
   6) DST Systems Inc.

Transaction Comparables Analysis--Valuation statistics from transaction comparables indicate the Adjusted Price/Revenue ("P/R") multiple acquirers have paid for comparable companies in a particular market segment. Broadview reviewed fifteen comparable public and private company merger and acquisition ("M&A") transactions from January 1, 1996 through the present involving sellers sharing many characteristics with FDP including products offered, business model and market focus. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. These transactions represent fifteen sellers in the enterprise applications software segments of the IT market providing software to financial institutions, with TTM revenue between $10 million and $200 million.

   In order of descending P/R multiple, the fifteen public and private company transactions used are the acquisition of:

    1) Confidential by Confidential;
    2) Summit Systems, Inc. by Misys plc;
    3) Infinity Financial Technology, Inc. by SunGard Data Systems Inc.;
    4) Interlinq Software Corp. by W.R. Hambrecht & Co.;
    5) Servantis Systems Holdings, Inc. by Checkfree Corp.;
    6) The Frustrum Group, Inc. by Misys plc;
    7) Checkfree Corp. (Mortgage Products Division) by London Bridge Software Holdings plc;
    8) C*ATS Software, Inc. by Misys plc;
    9) National Computer Systems, Inc. (NCS Financial Systems Inc.) by SunGard Data Systems Inc.;
   10) Leverage Group by Policy Management Systems Corp. (Cybertek Corp.);
   11) Peerless Group, Inc. by Jack Henry & Associates Inc.;
   12) EPG Insurance Systems Ltd. By Rebus Group plc;
   13) Teleglobe, Inc. (Insurance Systems Group) by CGI Group;
   14) CUSA Technologies, Inc. by Fiserv, Inc.; and
   15) Confidential by Confidential

   The low, high and median Price/Revenue ratios of the fifteen comparable public and private company transactions are listed in the table below:

                           Analysis                        Low   High  Median
                           --------                       ----- ------ ------
      Public and Private Seller Comparable Price/Revenue
      Multiple...........................................  0.71   5.77   1.84

   The low, high and median FDP equity value per share implied by the Price/Revenue ratios of the fifteen public and private seller transactions are listed in the table below:

                           Analysis                        Low   High  Median
                           --------                       ----- ------ ------
      Public and Private Seller Comparable
      Price/Revenue...................................... $7.27 $37.03 $13.90

Transaction Premiums Paid Analysis--Premiums paid in comparable public seller transactions typically indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's equity market capitalization is measured one day prior and twenty trading days prior to the announcement of the transaction. Broadview reviewed 42 comparable M&A transactions involving selected software companies from January 1, 1997 to the present with total consideration between $25 million and $250 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending premium paid based on the seller's stock price 20 trading days prior to announcement, the selected software transactions used were the acquisition of:

    1) FullTime Software, Inc. by Legato Systems, Inc. (pending);
    2) Sulcus Hospitality Technologies Corp. by Eltrax Systems, Inc. (pending);

    3) US Servis, Inc. by HBO & Company;
    4) Consilium, Inc. by Applied Materials;
    5) Concentra Corp. by Oracle Corp. (pending);
    6) Cybermedia, Inc. by Network Associates (pending);
    7) TeleBackup Systems, Inc. by VERITAS Software Corp. (pending);
    8) National Health Enhancement Systems, Inc. by HBO & Company;
    9) Visigenic, Inc. by Borland International, Inc.;
   10) C*ATS Software, Inc. by Misys plc (pending);
   11) Technology Modeling Associates, Inc. by Avant! Corp.;
   12) Interactive Group by Dataworks Corp.;
   13) Logic Works, Inc. by PLATINUM technology, inc.;
   14) Accugraph Corp. by Architel Systems Corp.;
   15) Award Software International, Inc. by Phoenix Technologies Ltd.;
   16) Kurzweil Applied Intelligence, Inc. by Lernout & Hauspie Speech Products NV;
   17) Software Artistry, Inc. by IBM Corp.;
   18) Walsh International, Inc. by Cognizant Corp.;
   19) The ForeFront Group by CBT Group plc.;
   20) Amisys Managed Care Systems, Inc. by HBO & Company;
   21) Globalink, Inc. by Lernout and Hauspie Speech Products NV;
   22) Maxis, Inc. by Electronic Arts, Inc.;
   23) Learmonth & Burchett Management Systems, Inc. by PLATINUM technology,
Inc.;
   24) Prism Solutions, Inc. by Ardent Software, Inc. (pending);
   25) Medicus Systems Corp. by Quadramed Corp.;
   26) PHAMIS, Inc. by IDX Systems Corp.;
   27) IQ Software Corp. by Information Advantage Software, Inc.;
   28) State Of The Art, Inc. by Sage Group plc;
   29) Quarterdeck Corp. by Symantec Corp. (pending);
   30) Innovative Technologies Systems, Inc. by Peregrine Systems, Inc.;
   31) Interlinq Software Corp. by W.R. Hambrecht & Co. (pending);
   32) Andyne Computing Ltd. by Hummingbird Communications Ltd.;
   33) Unison Software, Inc. by IBM Corp.;
   34) Premenos Corp. by Harbinger Corp;
   35) DataWorks Corp. by Platinum Software Corp.;
   36) Simulations Sciences, Inc. by Siebe plc;
   37) Enterprise Systems, Inc. by HBO & Company;
   38) Xcellenet, Inc. by Sterling Commerce, Inc.;
   39) Red Brick Systems, Inc. by Informix Corp.
   40) Fractal Design Corp. by MetaTools, Inc.;
   41) Orcad, Inc. by Summit Design; and
   42) FTP Software, Inc. by NetManage, Inc.

   Based upon Broadview's analysis of premiums paid in selected software comparable transactions, the low, high and median premiums (discounts) paid to sellers' share prices (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) for the 20 trading days prior and one trading day prior are listed in the table below:

                             Metric                         Low    High   Median
                             ------                        -----   -----  ------
      Premium Paid--20 trading days prior................. (26.5)% 326.7%  39.2%
      Premium Paid--One trading day prior................. (31.7)% 186.7%  24.8%

   The low, high and median FDP equity values per share implied by the premiums paid to the share price 20 trading days prior to announcement and one day prior to announcement are listed in the table below:

                             Metric                          Low   High  Median
                             ------                         ----- ------ ------
      Premium Paid--20 trading days prior.................. $7.17 $41.60 $13.57
      Premium Paid--One trading day prior.................. $8.03 $33.69 $14.67

Stock Performance Analysis--Broadview examined the following:

   1) FDP's actual share price and trading volume from January 2, 1998 to January 13, 1999;

   2) SunGard's actual share price and trading volume from January 2, 1998 to January 13, 1999;

   3) Ratio of FDP/SunGard share prices for the 2-year period ended January 13, 1999;

Pro Forma Combination Analyses--A pro forma merger analysis calculates the EPS accretion or dilution of the pro forma combined entity taking into consideration various financial effects which will result from a consummation of the merger. This analysis relies upon financial and operating assumptions provided by equity research analysts and publicly available data about FDP and SunGard. Broadview examined a pooling-of-interests scenario under an assumption of no synergies.

   Based on this scenario and analysts' estimates for FDP and SunGard, the pro forma pooling model indicates EPS accretion (dilution) to SunGard of 0.6 c, or 0.5%, excluding acquisition expenses, for the fiscal year ending December 31, 1999.

Present Value of Projected Share Price Analysis--Broadview calculated the present value of the potential future share price of FDP common stock on a standalone basis using analyst expectations as well as management projections for the twelve months ending November 30, 1999 discounted to today at discount rates ranging from 10.0% to 25.0% and including the discount rate calculated using the Capital Asset Pricing Model ("CAPM") and the median capital-structure adjusted beta. The potential future share price is calculated based on earnings estimates for the twelve months ending November 30, 1999 and assumes a TTM P/E multiple of 30.9, the median TTM P/E multiple for FDP's public company comparable set, and a TTM P/E multiple of 19.7, the current TTM P/E multiple implied by FDP's share price.

   Because of the significant difference between management projections and those used by external research analysts, Broadview incorporated both sets of projections in its analyses. The FDP per share valuation range implied by the present value of the future share prices, using the cost of equity implied by the FDP set of public company comparables calculated using the previously mentioned CAPM, is:

                               Analysis                           Low    High
                               --------                          ------ ------
      Present Value of Projected Share Price--analyst
      expectations.............................................. $11.21 $18.59
      Present Value of Projected Share Price--management
      projections............................................... $15.75 $26.12

Consideration of the Discounted Cash Flows Valuation Methodology--While discounted cash flows analysis is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flows analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flows. Given the uncertainty in estimating both FDP future cash flows and sustainable long-term growth rate, Broadview considered a discounted cash flows analysis inappropriate for valuing FDP.

Summary of Valuation Analyses--Taken together, the information and analyses employed by Broadview lead to Broadview's overall opinion that the consideration to be received in the merger is fair, from a financial point of view, to FDP shareholders.

   At the meetings of the special comittee and the board of directors on January 14, 1999, Broadview rendered its opinion, that, as of such date, based upon and subject to the various considerations set forth in the Broadview opinion, the merger consideration was fair from a financial point of view to the holders of FDP common stock.

   The full text of the Broadview opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Broadview in rendering the Broadview opinion, is attached as Appendix B to this proxy statement/prospectus. FDP shareholders are urged to read the Broadview opinion carefully and in its entirety. Broadview did not recommend to FDP that any specific exchange ratio constituted the appropriate exchange ratio for the merger. The Broadview opinion addresses only the fairness of the merger consideration from a financial point of view to the holders of FDP common stock as of the date of the Broadview opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the FDP special meeting.

Interests of Persons in the Merger

   Officers and Directors of FDP. There are members of FDP's management and board of directors who may be deemed to have interests in the merger that are in addition to their interests as shareholders of FDP generally. As a condition to the completion of the merger, SunGard has agreed to purchase from Key Investments Ltd., of which Michael C. Goldberg is general partner and Cindy Goldberg is a limited partner, the real estate owned by it and currently leased to FDP for the consideration of $11.35 million in SunGard common stock. In addition, there are officers and employees of FDP who may be entitled to receive severance benefits in the event of termination of their employment following a change in control of FDP. These officers and employees are entitled to receive a lump sum severance payment equal to two times the individual's annual compensation upon termination by FDP, other than because of death, disability, or for cause. Completion of the merger will be deemed a change of control event under these severance agreements. The FDP board of directors and the special committee were aware of these interests and considered them, among other matters, in approving the reorganization agreement and the transactions contemplated by the reorganization agreement.

   Indemnification and Insurance. The reorganization agreement provides that all rights to indemnification existing in favor of the persons serving as directors and officers of FDP as of the date of the reorganization agreement for acts or omissions occurring prior to the effective time of the merger, as provided in FDP's articles of incorporation and/or bylaws, will survive the merger, and that SunGard will cause the corporation surviving the merger to perform all obligations arising with respect to these indemnification rights for at least five years from the effective time of the merger. See "The Reorganization Agreement--Indemnification and Insurance."

   Options under the FDP Stock Option Plans. Upon completion of the merger, all options granted under FDP's stock option plans will be assumed by SunGard. These options will continue to have, and be subject to, the same terms and conditions set forth in the stock option plan under which they were issued and the stock option agreements by which they are evidenced (subject to appropriate adjustments to the exercise price and number of shares subject to the options based upon the merger exchange ratio).

   Officer and Directors of SunGard. No officer or director of SunGard has any interest in the merger that is in addition to his or her interest as a stockholder of SunGard generally.

Voting Agreement

   Michael C. Goldberg, Cindy Goldberg and the Michael & Cindy Goldberg Charitable Remainder Trust, who beneficially own approximately 47.9% of the issued and outstanding shares of FDP common stock as of the record date, entered into a voting agreement with SunGard. These FDP shareholders have agreed that they will vote the shares of FDP common stock they own in favor of the merger. These shareholders have also delivered to SunGard irrevocable proxies with respect to the matters covered by the voting agreement and have agreed not to transfer any FDP common stock owned by them unless the transferee enters into the same voting agreement with Sungard.

Affiliate Agreements

   As a condition to the completion of the merger each person who could reasonably be determined to be an affiliate (as defined in Rule 145 under the Securities Act) of FDP is required to enter into an affiliate agreement. The affiliate agreement prohibits the affiliate from selling or otherwise reducing his risk in any capital stock or options of FDP or SunGard during the period which begins 30 days prior to consummation of the merger and ends on the date on which financial results covering at least 30 days of post-merger combined operations of SunGard and FDP have been published by SunGard.

Noncompetition Agreements

   In connection with the merger, Michael C. Goldberg and Cindy Goldberg have agreed with SunGard that for the later of the period which ends five years after the effective time of the merger or the period which ends two years after their employment with SunGard terminates that they will not:

  . establish, own, manage, operate, finance or control any business that is competitive with or similar to all or any part of FDP's business, as engaged in by FDP or as proposed to be engaged in by FDP before the effective time of the merger;

  . become an officer, director, employee, salesman, representative, agent or consultant of or to any business that competes with or is similar to FDP's business;

  . market or sell any software, technology, products or services that are similar to or competitive with any proprietary software, technology, products or services of FDP other than in the furtherance of the business interests of SunGard; or

  . communicate with or solicit any person who is a customer, supplier, employee, salesman, agent or representative of, or consultant to, SunGard in an effort to obtain the person as a customer, supplier, employee, salesman, agent or representative of or consultant to, any other person that is competitive with or similar to FDP's business.

They have also agreed not to disclose or use any confidential or proprietary information of FDP.

Federal Income Tax Consequences

   In the opinion of Greenberg Traurig, PA and Blank Rome Comisky & McCauley LLP, respective counsels to FDP and SunGard, the following information is a discussion of the material federal income tax consequences of the merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences described below.

   FDP shareholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to a particular FDP shareholder in light of that shareholder's particular circumstances, such as a shareholder who is a dealer in securities, who is subject to the alternative minimum tax provisions of the Code, who is a foreign person, who acquired shares in connection with a stock option or stock purchase plan or other compensatory transaction or who holds shares as a hedge or as part of a hedging, straddle or other risk reduction strategy. In addition, the following discussion does not address the tax consequences of the merger under state, local or foreign tax laws.

   Each FDP shareholder is urged to consult that shareholder's own tax adviser as to the specific consequences of the merger to that shareholder under applicable federal, state, local and foreign tax laws.

   Neither SunGard nor FDP has requested a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the merger. Greenberg Traurig, P.A., counsel to FDP, and Blank Rome Comisky & McCauley LLP, counsel to SunGard, have each rendered a tax opinion that the merger will constitute a reorganization under Section 368(a) of the Code. As a condition to the completion of the merger, both counsel also must render tax opinions at the closing that the merger will constitute a reorganization. Those opinions will not be binding on the IRS and will not preclude the IRS from adopting a contrary position. The discussion below assumes that the merger will qualify as a reorganization under Section 368(a) of the Code.

   The tax opinions of counsel state that:

  . A FDP shareholder will not recognize any gain or loss realized on the exchange of FDP common stock for Sungard common stock pursuant to the merger (except in respect of cash received in lieu of a fractional share of SunGard common stock, as discussed below);

  .   The aggregate tax basis of the SunGard common stock that a FDP shareholder receives pursuant to the merger (including any fractional share of SunGard common stock deemed to be received and then redeemed, as discussed below) will be the same as the aggregate tax basis of the FDP common stock surrendered in exchange therefor;

  . The holding period of the SunGard common stock that a FDP shareholder receives pursuant to the merger will include the period during which the FDP common stock surrendered was considered to be held, so long as that the FDP common stock surrendered is held as a capital asset at the effective time of the merger;

  . Cash that a FDP shareholder receives in lieu of a fractional share of FDP common stock will be treated as if that fractional share had been issued in the merger and then redeemed by SunGard. A FDP shareholder receiving cash generally will recognize gain or loss upon that constructive exchange, measured by the difference, if any, between the amount of cash received and the basis in the fractional share. That gain or loss should be capital gain or loss provided the fractional share of FDP common stock is held as a capital asset at the effective time of the merger; and

  . Neither SunGard nor FDP will recognize any gain or loss solely as a result of the merger.

   The tax opinions are based on the truth and accuracy of representations of fact contained in certificates delivered to counsel by the respective managements of SunGard and FDP.

   If the merger does not qualify as a reorganization under Section 368(a) of the Code, a FDP shareholder would recognize gain or loss with respect to each share of FDP common stock surrendered equal to the difference between the shareholder's basis in that share and the sum of the fair market value, on the closing date of the merger, of the SunGard common stock and the amount of cash, if any, received in lieu of a fractional share of SunGard common stock received in exchange. In that event, a shareholder's basis in each share of SunGard common stock received would equal its fair market value on the closing date, and the shareholder's holding period for that stock would begin the day after the closing date.

Anticipated Accounting Treatment

   The merger is intended to be accounted for as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. SunGard's obligation to complete the merger is conditioned upon its receipt of a letter from FDP's independent auditors that they concur with FDP management's conclusion that there is nothing related to FDP that would preclude SunGard from accounting for the merger as a pooling-of-interests; and a letter from SunGard's independent accountants that SunGard may account for the merger as a pooling-of-interests. SunGard has the right to waive the condition that the merger be accounted for as a pooling-of-interests. If the merger is consummated but fails to qualify for pooling of interests accounting treatment, then the transaction would be accounted for as a purchase. Under that method, the fair market value of the SunGard common stock issued in the merger would be recorded as the cost of acquiring FDP's business. That cost would be allocated to the individual assets of FDP that were acquired and liabilities of FDP that were assumed according to their respective fair values. The fair market value of the SunGard common stock to be issued in the transaction is in excess of the amounts at which the net assets are carried in FDP's accounts. A portion of the excess could be charged to expense immediately and the remainder would be amortized. As a result, if the merger fails to qualify for pooling of interests accounting treatment, the combined financial results of SunGard and FDP could be adversely affected.

Regulatory Matters

   SunGard and FDP have filed notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with the merger as required by the HSR Act. These filings commenced a 30-day waiting period under the HSR Act which must elapse before FDP and SunGard may complete the merger. Early termination of the waiting period was granted on February 9, 1999. The Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed even though the waiting period ended. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if a challenge is made, that SunGard and FDP would prevail or would not be required to terminate the reorganization agreement, divest assets, license proprietary technology to third parties or accept conditions in order to complete the merger. SunGard does not have any obligation under the reorganization agreement to dispose of any assets or make any changes to its operations or make any commitments to any governmental agency even if these actions might facilitate the completion of the merger.

Absence of Dissenters' Rights

   Holders of FDP common stock are not entitled to dissenters' rights in connection with the merger because FDP common stock is designated as a national market system security by the Nasdaq National Market.

Resale of SunGard Common Stock

   The SunGard common stock issued in connection with the merger will be freely transferable, except that shares issued to any FDP shareholder who is an affiliate of FDP or who becomes an affiliate of SunGard are subject to certain restrictions on resale. An affiliate is defined generally as including directors, executive officers and certain other persons who control a company. FDP shareholders who may be deemed affiliates have executed agreements that prohibit the sale, transfer or other disposition of SunGard common stock received by them in the merger in order to comply with the requirements of the federal securities laws and the pooling of interests requirements. See "Approval of the Merger and Related Transactions--Affiliate Agreements."

                          THE REORGANIZATION AGREEMENT

General

   The following is a summary of the material provisions of the reorganization agreement. A copy of the reorganization agreement is attached as Appendix A to this proxy statement/prospectus. The reorganization agreement is incorporated into this proxy statement/prospectus by reference, and you are urged to read it carefully.

   The reorganization agreement provides for the merger of a newly-formed, wholly-owned subsidiary of SunGard with and into FDP. As a result of the merger, the SunGard subsidiary will cease to exist, FDP will become a wholly owned subsidiary of SunGard and the FDP shareholders will become stockholders of SunGard. FDP will continue as the surviving corporation of the merger and will retain all of its separate corporate existence, with all its rights and powers unaffected by the merger. The merger will become effective upon the filing of articles of merger with the Florida Secretary of State or at any later time that may be specified in the articles of merger. The filing of the articles of merger is anticipated to take place as soon as practicable after the adoption and approval of the merger by the FDP shareholders, if the other conditions to the merger are satisfied or waived. We currently anticipate that the merger will be completed, and the merger will be effective, shortly after the meeting of FDP shareholders to approve the merger. There can be no assurance, however, that the conditions to the merger will be satisfied by that time, or at all, or that the reorganization agreement will not be terminated. See "--Conditions to the Merger" and "Approval of the Merger and Related Transactions--Regulatory Matters."

Merger Consideration

   FDP Common Stock. Subject to the provisions contained in the reorganization agreement relating to the payment of cash in lieu of fractional shares, and except for shares held by any of the parties, each outstanding share of FDP common stock will be converted into the right to receive SunGard common stock. The number of shares of SunGard common stock into which each share of FDP common stock will be convertible will vary based upon the average of the closing sale prices of SunGard common stock over a 20 day period ending two days prior to the effective date of the merger. If the average stock price is between $30 and $35, the rate at which each share of FDP common stock will be converted into the right to receive SunGard common stock will be determined by dividing $14.40 by the average stock price. If the average stock price is $30 or less, each share of FDP common stock will be converted into the right to receive .48 of a share of SunGard common stock and if the average stock price is $35 or more, each share of FDP common stock will be converted into the right to receive .4114 of a share of SunGard common stock.

   No Fractional Shares. No fractional shares of SunGard common stock will be issued in connection with the merger. In lieu of fractional shares, any holder of FDP common stock who would otherwise be entitled to receive a fraction of a share of SunGard common stock will, upon surrender of his stock certificate(s) representing FDP common stock to the exchange agent, be paid in cash the dollar amount without interest, determined by multiplying that fraction by the closing price of a share of SunGard common stock on the date the merger becomes effective.

Stock Options and Contingent Rights to Acquire FDP Common Stock

   Upon completion of the merger, all rights with respect to FDP common stock under each FDP option to acquire FDP common stock then outstanding will be converted into and become rights to acquire SunGard common stock, and SunGard will assume each FDP option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. As of the record date, there were options outstanding to purchase a total of 640,900 shares of FDP common stock. Upon completion of the merger:

  . each FDP option assumed by SunGard will only be exercisable for shares of SunGard common stock;

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

  . the number of shares of SunGard common stock subject to each FDP option will be equal to the number of shares of FDP common stock subject to each FDP option immediately prior to the completion of the merger, multiplied by the exchange ratio, rounded down to the nearest whole share, with cash, less the applicable exercise price, paid for any fraction of a share;

  . the exercise price per share under each FDP option will be adjusted by dividing the exercise price per share under the FDP option by the exchange ratio and rounding up to the nearest cent; and

  . any restriction on the exercise of an FDP option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of each FDP option will otherwise remain unchanged.

The options will be subject to adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the completion of the merger.

   FDP is a party to an acquisition agreement dated December 21, 1995 where certain individuals have acquired contingent rights to receive FDP common stock under the earn-out provisions of the acquisition agreement. Upon completion of the merger, these contingent rights will be converted into and become contingent rights to receive SunGard common stock. The number of shares of SunGard common stock issuable under these rights will be equal to the number of shares of FDP common stock subject to the earn-out provisions of the acquisition agreement immediately before the merger is effective multiplied by the exchange ratio, rounding down to the nearest whole share, with cash paid for any fraction of a share.

Stock Ownership Following the Merger

   Based on the number of shares of FDP common stock issued and outstanding as of the record date and assuming an average stock price of $40.12 (the average stock price if the effective date of the merger was March 22, 1999), an aggregate of approximately 2,587,793 shares of SunGard common stock will be issued to FDP shareholders. Based on the number of shares of SunGard common stock issued and outstanding as of the record date, and after giving effect to the additional shares of SunGard common stock that are proposed to be issued in the merger, assuming no exercise of outstanding options to purchase SunGard common stock or FDP common stock, the former shareholders of FDP would hold approximately 2.25% of SunGard's total issued and outstanding shares.

Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares

   Soon after completion of the merger, Norwest Bank Minnesota, N.A., the exchange agent, will mail to the registered holders of FDP common stock (i) a letter of transmittal and (ii) instructions for use of the letter of transmittal in effecting the surrender of FDP stock certificates in exchange for SunGard stock certificates. Upon surrender of an FDP stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and any other required documents, each holder of an FDP stock certificate will be entitled to receive a certificate representing the whole number of shares of SunGard common stock that the holder has the right to receive. No fractional shares of SunGard common stock will be issued in connection with the merger, and no certificates for any fractional shares will be issued.

   If any FDP stock certificate has been lost, stolen or destroyed, SunGard may require the owner of that lost, stolen or destroyed FDP stock certificate to provide an appropriate affidavit and to deliver a bond, in an amount reasonably requested by SunGard, as indemnity against any claim that may be made against the exchange agent, SunGard or FDP with respect to the FDP stock certificate.

   FDP shareholders should not surrender their FDP stock certificates for exchange until they receive a letter of transmittal.

Effect on Certificates

   Upon completion of the merger, all outstanding shares of FDP common stock will automatically be canceled and retired and will cease to exist, and all holders of FDP stock certificates will cease to have any rights as shareholders of FDP except the right to receive shares of SunGard common stock. No further transfer of any shares of FDP common stock will be made on FDP's stock transfer books after the merger. If, after the merger, an FDP stock certificate is presented to the exchange agent (or to FDP or SunGard), that stock certificate will be canceled and will be exchanged as described above under the caption "-- Conversion of Shares; Procedure for Exchange of Certificates; No Fractional Shares."

Representations and Warranties

   The reorganization agreement contains statements and promises, called representations and warranties, made by FDP and SunGard. Some of FDP's representations and warranties relate to the following:

  .due organization of FDP and its subsidiaries;

  .charter documents and bylaws;

  .capitalization;

  .filings with the SEC and financial statements;

  .absence of certain changes;

  .title to assets;

  .real property and leaseholds;

  .proprietary assets;

  .contracts;

  .liabilities;

  .compliance with legal requirements;

  .certain business practices;

  .tax matters;

  .employee and labor matters and benefit plans;

  .environmental matters;

  .insurance;

  .legal proceedings and orders;

  .authority and binding nature of the reorganization agreement;

  .no existing discussions;

  .accounting matters;

  .vote required;

  .non-contravention and consents;

  .fairness opinion;

  .brokers, finders, investment bankers or other fees or commissions;

  .absence of dissenters' rights; and

  .full disclosure.

   Some of SunGard's representations and warranties relate to the following:

  .organization, standing and power;

  .capitalization;

  .filings with the SEC and financial statements;

  .absence of certain changes;

  .authority and binding nature of the reorganization agreement;

  .accounting matters;

  .full disclosure;

  .litigation; and

  .shareholder voting requirement.

   None of the representations and warranties made by FDP or SunGard in the reorganization agreement survive the merger. To review all of the representations and warranties contained in the reorganization agreement you should read the reorganization agreement which is attached as Appendix A.

Covenants

   The reorganization agreement includes several covenants and agreements of FDP and SunGard which govern their actions until the merger is completed. These covenants and agreements include the following which require that:

  . FDP provide SunGard with reasonable access to its personnel, facilities, assets, existing books, records, tax returns, work papers and other documents and permit and assist SunGard to contact its customers, prospects and suppliers;

  . FDP conduct its business in a diligent manner and not make any material change in its business practices;

  . FDP preserve intact its current business organization, keep available the services of its current officers, employees, salesmen, agents and representatives and maintain its goodwill with all suppliers, customers, and other persons or entities;

  . FDP consult regularly with SunGard as to the management of its business and affairs;

  .  FDP:

    . maintain its real property and tangible property in good condition and repair,

    . maintain its insurance policies and permits in full force and effect,

    . repair, restore or replace any of its assets that are damaged, destroyed, lost or stolen,

    .  comply with all applicable contracts, permits and laws,

    . properly file all tax returns, annual reports and other returns and reports required to be filed by it, and

    .  fully pay when due all taxes and fees;

  . FDP maintain its corporate existence and good standing in its jurisdiction of incorporation and its good standing in each jurisdiction where it is currently qualified as a foreign corporation, and not amend its articles of incorporation or bylaws;

  .  without SunGard's prior written consent, FDP will not:

    . act other than in the ordinary course of its business consistent with its past practices;

    . even in the ordinary course of its business consistent with past practices, incur any obligation or enter into any other transaction, involving, in any single case, an amount exceeding $100,000 or, in the aggregate, an amount exceeding $500,000;

    .  permit or cause a breach or default under any agreement;

    .  alter its capitalization; or

    . enter into any contract that commits it to take any action inconsistent with any of the provisions of the reorganization agreement;

  . SunGard maintain its corporate existence and good standing in the State of Delaware, and not amend its charter or bylaws in any manner that would be inconsistent with its obligations under the reorganization agreement; and

  . SunGard not enter into any contract that commits it to take any action that would be inconsistent with any of the provisions of the reorganization agreement.

   In addition to the above covenants, the reorganization agreement requires SunGard and FDP to use all reasonable efforts to take all actions necessary to complete the merger and make effective the other transactions contemplated by the reorganization agreement.

   To review all of the covenants and agreements contained in the reorganization agreement, you should read the reorganization agreement which is attached as Appendix A.

Non-Solicitation

   In the reorganization agreement, FDP has agreed that it will not solicit, initiate, encourage, induce or participate in any discussions or negotiations with any third parties with respect to proposals concerning any merger, consolidation or similar transaction, any bulk sale of its or its subsidiaries' assets or any sale of its or its subsidiaries' capital stock. The restriction described in the previous sentence is subject to exceptions. You should read the reorganization agreement which is attached as Appendix A for a more complete discussion of the nonsolicitation provision.


Indemnification

   The reorganization agreement provides that all rights to indemnification existing in favor of the persons serving as directors or officers of FDP as of the date of the reorganization agreement for acts and omissions occurring prior to the merger, as provided in FDP's articles and/or bylaws, will survive the merger, and after the merger, SunGard will cause FDP to perform all of its obligations arising under FDP's articles and bylaws for a period of not less than five years from the completion of the merger.

Conditions to the Merger

   The completion of the merger depends upon the satisfaction or waiver of certain conditions, including, among other things:

  . that the representations and warranties of the parties are accurate in all material respects as of the date of the reorganization agreement and as of the date of the completion of the merger;

  . all of the terms and conditions of the reorganization agreement must be substantially satisfied or performed;

  . the registration statement must become effective in accordance with the provisions of the Securities Act, and no stop order may be issued by the SEC with respect to the registration statement;

  .  the merger must be approved by FDP's shareholders;

  . all consents required to be obtained in connection with the merger must be obtained and in full force and effect;

  . there may not be any change in the business, capitalization, operations or financial condition of FDP or SunGard since the date of the reorganization agreement which has had or would reasonably be expected to have a material adverse effect on FDP or SunGard;

  . the waiting period under the HSR Act must have expired or been terminated, which has already occurred;

  . the shares of SunGard common stock to be issued in the merger must be approved for listing on the New York Stock Exchange;

  . no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there may not be any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal;

  . there may not be pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party which seeks to restrain or prohibit the consummation of the merger or seeks to obtain with respect to the merger damages which are material to SunGard or which could materially and adversely affect the right of SunGard to own the assets or operate the business of FDP;

  . there may not be pending any legal proceeding in which there is a reasonable probability of an outcome that would have a material adverse effect on FDP or SunGard; and

  . the sale to SunGard of the facilities located at 2000, 2140 and 2150 South Dixie Highway, Miami, FL 33133, from which FDP operates, must be completed.

   To review all of the conditions to the merger, you should read the reorganization agreement attached as Appendix A.

Termination

   The reorganization agreement may be terminated prior to the completion of the merger, whether before or after approval of the merger by the shareholders of FDP:

  .  by mutual written consent of FDP and SunGard;

  . by either FDP or SunGard if the merger is not completed by May 31, 1999, unless the failure to complete the merger is because of a failure by the terminating party to perform any material obligation required to be performed by that party;

  . by either FDP or SunGard if a court of competent jurisdiction or other governmental body issues a final and nonappealable order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

  . by either FDP or SunGard following a breach of any covenant or agreement of the other party or if any representation or warranty of the other party is or becomes inaccurate. However, the reorganization agreement may not be terminated if the breach or inaccuracy is curable, and the breaching party continues to exercise reasonable efforts to cure the breach or inaccuracy;

  .  by SunGard, if:

    . FDP's board of directors withdraws, amends or modifies in a manner adverse to SunGard its unanimous recommendation in favor of the approval of the merger;

    . FDP fails to include in this proxy statement/prospectus the unanimous recommendation of its board of directors in favor of the approval of the merger;

    . FDP enters into any letter of intent or contract relating to any alternative acquisition proposal;

    . a tender or exchange offer relating to securities of FDP is commenced and FDP does not send to its securityholders, within ten business days after the commencement of the tender or exchange offer, a statement disclosing that FDP recommends rejection of the tender or exchange offer; or

  . by either FDP or SunGard if FDP's special meeting is held and the merger is not approved by FDP's shareholders.

Expenses and Termination Fee

   All fees and expenses incurred in connection with the reorganization agreement and the transactions contemplated by the reorganization agreement will be paid by the party incurring those expenses, whether or not the merger is completed. However, the parties will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the filing of the premerger notification and report forms relating to the merger under the HSR Act.

   If the reorganization agreement is terminated by SunGard because FDP's board of directors withdraws or adversely modifies its recommendation to shareholders, FDP enters into any letter of intent or contract relating to an alternative acquisition proposal or if FDP fails to recommend to its shareholders rejection of any tender or exchange offer for FDP's common stock which may have commenced, then FDP must pay to SunGard, in cash, within one business day after the termination of the reorganization agreement, a nonrefundable fee in the amount of $2.8 million. If the reorganization agreement is terminated by SunGard or FDP as a result of FDP shareholders not approving the reorganization agreement and FDP consummates an alternative acquisition transaction at any time prior to January 15, 2000, then, contemporaneously with the earlier of the consummation of the alternative acquisition transaction or the announcement regarding a proposed alternative acquisition transaction, FDP is required to pay to SunGard, in cash, a nonrefundable fee in the amount of $2.8 million. For a complete description of the circumstances under which the termination fee is payable by FDP, you should read the reorganization agreement attached as Appendix A.

Amendment; Waiver

   The reorganization agreement may be amended with the approval of the parties' boards of directors at any time before or after approval of the merger by the shareholders of FDP. After approval of the merger by FDP's shareholders, no amendment may be made which could result in a decrease in the exchange ratio or have a material adverse effect on the shareholders of FDP without the further approval of FDP's shareholders. The reorganization agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Failure on the part of any party to the reorganization agreement to exercise any right, power or remedy under the reorganization agreement, and any delay on the part of any party to the reorganization agreement in exercising any right, power or remedy under the reorganization agreement, will not operate as a waiver of that right, power or remedy; and no single or partial exercise of any right, power or remedy will preclude any other or further exercise of that right, power or remedy or of any other right, power or remedy. No waiver under the reorganization agreement will be enforceable unless it is expressly set forth in a written instrument and signed by the party against whom the enforcement of that waiver is being sought.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   SunGard expects that the merger will be accounted for as a pooling of interests, which means that for accounting and financial reporting purposes SunGard will treat SunGard and FDP as if they had always been combined. The pro forma information is provided for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that SunGard and FDP would have had if the companies actually had always been combined, or the results which may be obtained in the future.

   The Unaudited Pro Forma Combined Condensed Financial Data should be read along with the historical financial statements and the related notes of SunGard and FDP which are incorporated by reference in this proxy statement/prospectus.

                           SunGard Data Systems Inc.

                   Pro Forma Combined Condensed Balance Sheet

                               September 30, 1998

                                  (Unaudited)
                                 (In thousands)

                          Historical  Historical  Pro Forma       Pro Forma
                          SunGard(1)    FDP(2)   Adjustments       Combined
                          ----------  ---------- -----------      ----------
Assets:
Cash, cash equivalents
 and short-term
 investments............. $  193,431   $ 9,225         --         $  202,656
Accounts receivable,
 net.....................    269,386     9,675         --            279,061
Prepaid expenses and
 other current assets....     27,217     1,325         --             28,542
Deferred income taxes....     25,291       226         --             25,517
                          ----------   -------     ------         ----------
  Total current assets...    515,325    20,451         --            535,776
Property and equipment,
 net.....................    131,540     5,509     $3,334 (3)        140,383
Intangible and other
 long-term assets........    360,499    11,637         --            372,136
                          ----------   -------     ------         ----------
  Total assets........... $1,007,364   $37,597     $3,334         $1,048,295
                          ==========   =======     ======         ==========

Liabilities and
 Stockholders' Equity
Short-term and current
 portion of long-term
 debt.................... $   11,123        --         --         $   11,123
Accounts payable.........     14,889   $   167         --             15,056
Accrued compensation and
 benefits................     66,744     2,269         --             69,013
Other accrued expenses...     53,809     2,671         --             56,480
Deferred revenues........    137,754       397         --            138,151
                          ----------   -------     ------         ----------
  Total current
   liabilities...........    284,319     5,504         --            289,823
Long-term debt...........      3,002        --     $4,274 (3)          7,276
Deferred income taxes....         --       635         --                635
                          ----------   -------     ------         ----------
                             287,321     6,139      4,274            297,734
                          ----------   -------     ------         ----------
Stockholders' Equity:
  Preferred stock........         --        --         --                 --
  Common stock...........      1,054        60     $  (31)(3)(4)       1,083
  Capital in excess of
   par value.............    267,256    11,994     $ (909)(3)(4)     278,341
  Notes receivable from
   stockholders..........         --        --         --                 --
  Restricted stock plans
   and deferred
   compensation..........     (1,796)       --         --             (1,796)
  Retained earnings......    459,094    19,404         --            478,498 (5)
  Foreign currency
   translation
   adjustment............     (5,565)       --         --             (5,565)
                          ----------   -------     ------         ----------
                             720,043    31,458       (940)           750,561
Treasury stock...........         --        --         --                 --
                          ----------   -------     ------         ----------
  Total stockholders'
   equity................    720,043    31,458       (940)          750, 561
                          ----------   -------     ------         ----------
  Total liabilities and
   stockholders' equity.. $1,007,364   $37,597     $3,334         $1,048,295
                          ==========   =======     ======         ==========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           SunGard Data Systems Inc.

                   Pro Forma Combined Condensed Balance Sheet

                               September 30, 1997

                                  (Unaudited)
                                 (In thousands)

                                                                       Pro
                              Historical Historical  Pro Forma        Forma
                              SunGard(1)   FDP(2)   Adjustments      Combined
                              ---------- ---------- -----------      --------
Assets:
Cash, cash equivalents and
 short-term investments.....   $ 73,921   $ 9,283         --         $ 83,204
Accounts receivable, net....    211,165     6,959         --          218,124
Prepaid expenses and other
 current assets.............     20,925       892         --           21,817
Deferred income taxes.......     21,515       337         --           21,852
                               --------   -------     ------         --------
  Total current assets......    327,526    17,471         --          344,997
Property and equipment,
 net........................    120,141     3,080     $3,093 (3)      126,314
Intangible and other long-
 term assets................    357,439    11,222         --          368,661
                               --------   -------     ------         --------
  Total assets..............   $805,106   $31,773     $3,093         $839,972
                               ========   =======     ======         ========
Liabilities and
 Stockholders' Equity:
Short-term and current
 portion of long-term debt..   $ 21,149        --         --         $ 21,149
Accounts payable............     15,822   $   354         --           16,176
Accrued compensation and
 benefits...................     44,222     2,021         --           46,243
Other accrued expenses......     37,435     2,180         --           39,615
Deferred revenues...........    109,690       354         --          110,044
                               --------   -------     ------         --------
  Total current
   liabilities..............    228,318     4,909         --          233,227
Long-term debt..............      3,500        --     $4,367 (3)        7,867
Deferred income taxes.......         --       532         --              532
                               --------   -------     ------         --------
                                231,818     5,441      4,367          241,626
                               --------   -------     ------         --------
Stockholders' Equity:
  Preferred stock...........         --        --         --               --
  Common stock..............      1,000        57        (28)(3)(4)     1,029
  Capital in excess of par
   value....................    215,116    10,238     (1,246)(3)(4)   224,108
  Notes receivable from
   stockholders.............       (534)       --         --             (534)
  Restricted stock plans and
   deferred compensation....     (1,672)       --         --           (1,672)
  Retained earnings.........    364,871    16,037         --          380,908 (5)
  Foreign currency
   translation adjustment...     (5,403)       --         --           (5,403)
                               --------   -------     ------         --------
                                573,378    26,332     (1,274)         598,436
Treasury stock..............        (90)       --         --              (90)
                               --------   -------     ------         --------
  Total stockholders'
   equity...................    573,288    26,332     (1,274)         598,346
                               --------   -------     ------         --------
  Total liabilities and
   stockholders' equity.....   $805,106   $31,773     $3,093         $839,972
                               ========   =======     ======         ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           SunGard Data Systems Inc.

                   Pro Forma Combined Condensed Balance Sheet

                               December 31, 1997

                                  (Unaudited)
                                 (In thousands)

                                                                       Pro
                              Historical Historical  Pro Forma        Forma
                              SunGard(1)   FDP(2)   Adjustments      Combined
                              ---------- ---------- -----------      --------
Assets:
Cash, cash equivalents and
 short-term investments.....   $106,155   $ 8,934         --         $115,089
Accounts receivable, net....    224,708     7,741         --          232,449
Prepaid expenses and other
 current assets.............     24,269       885         --           25,154
Deferred income taxes.......     21,163       246         --           21,409
                               --------   -------     ------         --------
  Total current assets......    376,295    17,806         --          394,101
Property and equipment,
 net........................    123,261     3,848     $3,592 (3)      130,701
Intangible and other long-
 term assets................    357,392    11,434         --          368,826
                               --------   -------     ------         --------
  Total assets..............   $856,948   $33,088     $3,592         $893,628
                               ========   =======     ======         ========
Liabilities and
 Stockholders' Equity:
Short-term and current
 portion of long-term debt..   $ 16,996        --         --         $ 16,996
Accounts payable............     19,105   $   185         --           19,290
Accrued compensation and
 benefits...................     58,592     2,065         --           60,657
Other accrued expenses......     37,288     2,244         --           39,532
Deferred revenues...........    111,666       513         --          112,179
                               --------   -------     ------         --------
  Total current
   liabilities..............    243,647     5,007         --          248,654
Long-term debt..............      3,080        --     $4,323 (3)        7,403
Deferred income taxes.......         --       610         --              610
                               --------   -------     ------         --------
                                246,727     5,617      4,323          256,667
                               --------   -------     ------         --------
Stockholders' Equity:
  Preferred stock...........         --        --         --               --
  Common stock..............      1,021        58        (29)(3)(4)     1,050
  Capital in excess of par
   value....................    228,333    10,500       (702)(3)(4)   238,131
  Notes receivable from
   stockholders.............       (500)       --         --             (500)
  Restricted stock plans and
   deferred compensation....     (1,532)       --         --           (1,532)
  Retained earnings.........    389,545    16,913         --          406,458 (5)
  Foreign currency
   translation adjustment...     (6,646)       --         --           (6,646)
                               --------   -------     ------         --------
                                610,221    27,471       (731)         636,961
Treasury stock..............         --        --         --               --
                               --------   -------     ------         --------
  Total stockholders'
   equity...................    610,221    27,471       (731)         636,961
                               --------   -------     ------         --------
  Total liabilities and
   stockholders' equity.....   $856,948   $33,088     $3,592         $893,628
                               ========   =======     ======         ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           SunGard Data Systems Inc.

                   Pro Forma Combined Condensed Balance Sheet

                               December 31, 1996

                                  (Unaudited)
                                 (In thousands)

                                                                       Pro
                              Historical Historical  Pro Forma        Forma
                              SunGard(1)   FDP(2)   Adjustments      Combined
                              ---------- ---------- -----------      --------
Assets:
Cash, cash equivalents and
 short-term investments.....   $ 83,024   $11,665         --         $ 94,689
Accounts receivable, net....    177,048     6,211         --          183,259
Prepaid expenses and other
 current assets.............     18,844       573         --           19,417
Deferred income taxes.......     14,519       327         --           14,846
                               --------   -------     ------         --------
  Total current assets......    293,435    18,776         --          312,211
Property and equipment,
 net........................    112,419     2,719     $4,547 (3)      119,685
Intangible and other long-
 term assets................    333,768     7,617         --          341,385
                               --------   -------     ------         --------
  Total assets..............   $739,622   $29,112     $4,547         $773,281
                               ========   =======     ======         ========
Liabilities and
 Stockholders' Equity:
Short-term and current
 portion of long-term debt..   $ 35,300        --         --         $ 35,300
Accounts payable............     15,270   $   133         --           15,403
Accrued compensation and
 benefits...................     45,540     1,714         --           47,254
Other accrued expenses......     32,738     1,292         --           34,030
Deferred revenues...........    100,744     1,914         --          102,658
                               --------   -------     ------         --------
  Total current
   liabilities..............    229,592     5,053         --          234,645
Long-term debt..............      4,967        --     $4,494 (3)        9,461
Deferred income taxes.......         --       497         --              497
                               --------   -------     ------         --------
                                234,559     5,550      4,494          244,603
                               --------   -------     ------         --------
Stockholders' Equity:
  Preferred stock...........         --        --         --               --
  Common stock..............        553        55        (26)(3)(4)       582
  Capital in excess of par
   value....................    208,014     9,282         79 (3)(4)   217,375
  Notes receivable from
   stockholders.............     (1,385)       --         --           (1,385)
  Restricted stock plans and
   deferred compensation....     (2,043)       --         --           (2,043)
  Retained earnings.........    301,686    14,225         --          315,911 (5)
  Foreign currency
   translation adjustment...       (287)       --         --             (287)
                               --------   -------     ------         --------
                                506,538    23,562         53          530,153
Treasury stock..............     (1,475)       --         --           (1,475)
                               --------   -------     ------         --------
  Total stockholders'
   equity...................    505,063    23,562         53          528,678
                               --------   -------     ------         --------
  Total liabilities and
   stockholders' equity.....   $739,622   $29,112     $4,547         $773,281
                               ========   =======     ======         ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                  For the nine months ended September 30, 1998

                                  (Unaudited)
                      (In thousands except per share data)

                                                                      Pro
                                Historical Historical  Pro Forma     Forma
                                SunGard(1)   FDP(2)   Adjustments   Combined
                                ---------- ---------- -----------   --------
Revenues......................   $838,882   $29,131         --      $868,013
Operating expenses, excluding
 merger and restructuring
 costs........................    689,175    25,818     $ (210)(3)   714,783
                                 --------   -------     ------      --------
                                  149,707     3,313        210       153,230
Merger and restructuring
 costs........................     11,847        --         --        11,847
                                 --------   -------     ------      --------
Operating income..............    137,860     3,313        210       141,383
Net interest income
 (expense)....................      3,517       868       (210)(3)     4,175
                                 --------   -------     ------      --------
Income before income taxes....    141,377     4,181         --       145,558(5)
Income taxes..................     60,672     1,465         --        62,137
                                 --------   -------     ------      --------
  Net income..................   $ 80,705   $ 2,716         --      $ 83,421(5)
                                 ========   =======     ======      ========
Basic net income per common
 share........................   $   0.78   $  0.46         --      $   0.78
Shares used to compute basic
 net income per common share..    103,712     5,920     (3,078)(4)   106,554
Diluted net income per common
 share........................   $   0.75   $  0.44         --      $   0.75
Shares used to compute diluted
 net income per common share..    107,748     6,222     (3,235)(4)   110,735


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                  For the nine months ended September 30, 1997

                                  (Unaudited)
                      (In thousands except per share data)

                                                                      Pro
                                Historical Historical  Pro Forma     Forma
                                SunGard(1)   FDP(2)   Adjustments   Combined
                                ---------- ---------- -----------   --------
Revenues......................   $655,766   $23,440         --      $679,206
Operating expenses, excluding
 merger and restructuring
 costs........................    543,334    21,281     $ (216)(3)   564,399
                                 --------   -------     ------      --------
                                  112,432     2,159        216       114,807
Merger and restructuring
 costs........................     10,817        --         --        10,817
                                 --------   -------     ------      --------
Operating income..............    101,615     2,159        216       103,990
Net interest income
 (expense)....................        422       952       (216)(3)     1,158
                                 --------   -------     ------      --------
Income before income taxes....    102,037     3,111         --       105,148(5)
Income taxes..................     41,684     1,089         --        42,773
                                 --------   -------     ------      --------
  Net income..................   $ 60,353   $ 2,022         --      $ 62,375(5)
                                 ========   =======     ======      ========
Basic net income per common
 share........................   $   0.61   $  0.36         --      $   0.61
Shares used to compute basic
 net income per common share..     98,840     5,588     (2,906)(4)   101,552
Diluted net income per common
 share........................   $   0.59   $  0.34         --      $   0.59
Shares used to compute diluted
 net income per common share..    102,883     5,919     (3,078)(4)   105,724


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                      For the year ended December 31, 1997

                                  (Unaudited)
                      (In thousands except per share data)

                                                                      Pro
                                Historical Historical  Pro Forma     Forma
                                SunGard(1)   FDP(2)   Adjustments   Combined
                                ---------- ---------- -----------   --------
Revenues......................   $925,030   $32,817         --      $957,847
Operating expenses, excluding
 merger and restructuring
 costs........................    768,717    29,474     $ (287)(3)   797,904
                                 --------   -------     ------      --------
                                  156,313     3,343        287       159,943
Merger and restructuring
 costs........................     13,669        --         --        13,669
                                 --------   -------     ------      --------
Operating income..............    142,644     3,343        287       146,274
Net interest income
 (expense)....................      1,106     1,241       (287)(3)     2,060
                                 --------   -------     ------      --------
Income before income taxes....    143,750     4,584         --       148,334(5)
Income taxes..................     59,775     1,604         --        61,379
                                 --------   -------     ------      --------
  Net income..................   $ 83,975   $ 2,980         --      $ 86,955(5)
                                 ========   =======     ======      ========
Basic net income per common
 share........................   $   0.84   $  0.53         --      $   0.85
Shares used to compute basic
 net income per common share..     99,555     5,631     (2,928)(4)   102,259
Diluted net income per common
 share........................   $   0.81   $  0.50         --      $   0.82
Shares used to compute diluted
 net income per common share..    103,596     5,938     (3,088)(4)   106,445


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                      For the year ended December 31, 1996

                                  (Unaudited)
                      (In thousands except per share data)

                              Historical   Historical  Pro Forma    Pro Forma
                              SunGard(1)     FDP(2)   Adjustments   Combined
                              ----------   ---------- -----------   ---------
Revenues....................   $711,857     $26,445                 $738,302
Operating expenses,
 excluding merger and
 restructuring costs........    592,490      24,254     $ (298)(3)   616,446
                               --------     -------     ------      --------
                                119,367       2,191        298       121,856
Merger and restructuring
 costs......................     51,083          --         --        51,083
                               --------     -------     ------      --------
Operating income............     68,284       2,191        298        70,773
Net interest income
 (expense)..................      4,001       1,070       (298)(3)     4,773
                               --------     -------     ------      --------
Income before income taxes..     72,285       3,261         --        75,546(5)
Income taxes................     31,979       1,036         --        33,015
                               --------     -------     ------      --------
  Net Income................   $ 40,306     $ 2,225         --      $ 42,531(5)
                               ========     =======     ======      ========
Basic net income per common
 share......................   $   0.43     $  0.41                 $   0.44
Shares used to compute basic
 net income per common
 share......................     94,549       5,386     (2,801)(4)    97,134
Diluted net income per
 common share...............   $   0.41     $  0.39                 $   0.42
Shares used to compute
 diluted net income per
 common share                    99,433(1)    5,751     (2,991)(4)   102,192



   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                      For the year ended December 31, 1995

                                  (Unaudited)
                      (In thousands except per share data)

                            Historical    Historical  Pro Forma    Pro Forma
                            SunGard(1)      FDP(2)   Adjustments   Combined
                            ----------    ---------- -----------   ---------
Revenues..................   $557,366      $19,389         --      $576,755
Operating expenses,
 excluding merger and
 restructuring costs......    467,375       18,320     $ (309)(3)   485,386
                             --------      -------     ------      --------
                               89,991        1,069        309        91,369
Merger and restructuring
 costs....................      4,238           --         --         4,238
                             --------      -------     ------      --------
Operating income..........     85,753        1,069        309        87,131
Net interest income
 (expense)................      5,066          961       (309)(3)     5,718
                             --------      -------     ------      --------
Income before income
 taxes....................     90,819        2,030         --        92,849 (5)
Income taxes..............     38,698          562         --        39,260
                             --------      -------     ------      --------
  Net Income..............     52,121        1,468         --        53,589 (5)
Preferred stock
 redemption...............   $ (1,276)          --         --        (1,276)
                             --------      -------     ------      --------
Net income attributable to
 common stockholders......   $ 50,845      $ 1,468         --      $ 52,313
                             ========      =======     ======      ========
Basic net income per
 common share.............   $   0.59      $  0.28         --      $   0.59
Shares used to compute
 basic net income per
 common share                  86,852        5,166     (2,686)(4)    89,331
Diluted net income per
 common share.............   $   0.55      $  0.27         --      $   0.55
Shares used to compute
 diluted net income per
 common share                  92,121 (1)    5,385     (2,800)(4)    94,705


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                           SunGard Data Systems Inc.

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                                  (Unaudited)

Note 1--SunGard Historical Financial Information

   SunGard historical financial information has been restated for the merger with Infinity Financial Technology, Inc. (Infinity), which occurred on January 2, 1998, and was accounted for as a pooling-of-interests.

Note 2--FDP Historical Financial Information

   FDP has a fiscal year which ends November 30. For purposes of pro-forma financial information, FDP's fiscal year and quarterly financial information has been combined with SunGard's fiscal year (which is a calendar year) financial information. The one-month difference in fiscal year's does not have a material effect on pro-forma financial information.

Note 3--Facilities

   Under the reorganization agreement, facilities currently leased by FDP and owned by a partnership controlled by Michael C. Goldberg will be sold to SunGard upon consummation of the merger between SunGard and FDP. Also, the debt directly associated with the facilities will be assumed by SunGard. Additional shares of SunGard common stock will be issued to the partnership based on the fair market value of the facilities, as determined by an independent appraisal, less the fair market value of the debt directly related to the facilities. The number of SunGard shares to be issued to the partnership is currently estimated to be approximately 200,000 shares. The issuance of these additional shares is not material to the pro forma financial information presented. The pro forma adjustments represent the approximate book value of the facilities, debt, interest, depreciation, taxes and operating costs, offset by rent expense paid by FDP to the partnership.

Note 4--Exchange Ratio

   Under the reorganization agreement, each outstanding share of FDP common stock will be converted into a maximum of 0.48 shares of SunGard common stock. Also, all options to purchase shares of FDP common stock will be converted into options to purchase shares of SunGard common stock, using the same exchange ratio. This exchange ratio was used in computing shares and per share amounts for the accompanying unaudited pro forma combined condensed financial information. In addition, approximately 200,000 shares will be issued for facilities owned by a partnership controlled by Michael C. Goldberg (See Note
3).

Note 5--Merger Costs

   All pro forma information excludes merger costs, estimated to be approximately $1.5 million. These costs are principally comprised of investment advisory, legal, accounting and printing costs.

                          COMPARISON OF CAPITAL STOCK

Description of SunGard Capital Stock

   The authorized capital stock of SunGard consists of 320,000,000 shares of SunGard common stock, and 5,000,000 shares of preferred stock, $0.01 par value.

   SunGard Common Stock. As of March 15, 1999 there were approximately 114,823,776 shares of SunGard common stock outstanding, held of record by approximately 4,200 stockholders. SunGard common stock is listed and traded on the NYSE under the symbol "SDS." Holders of SunGard common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders may not cumulate votes in connection with the election of directors. The holders of SunGard common stock are entitled to receive ratably dividends, if any, declared from time to time by the SunGard board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of SunGard, the holders of SunGard common stock are entitled to share ratably in all assets remaining after payment of liabilities. The SunGard common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the SunGard common stock. All outstanding shares of SunGard common stock are fully paid and non-assessable, and the shares of SunGard common stock to be outstanding upon completion of the merger will be fully paid and non-assessable.

   SunGard Preferred Stock. SunGard has 5,000,000 shares of SunGard preferred stock authorized and no shares are outstanding. The SunGard board of directors has the authority to issue up to 5,000,000 shares of SunGard preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of SunGard preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the SunGard board of directors, without stockholder approval, can issue SunGard preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of SunGard common stock. The issuance of SunGard preferred stock may have the effect of delaying, deferring or preventing a change in control of SunGard.

   SunGard Transfer Agent and Registrar. The transfer agent and registrar for the SunGard common stock is Norwest Bank Minnesota, N.A., Shareholder Services Administration, 161 N. Concorde Exchange, P.O. Box 738, South St. Paul, MN 55075 and its telephone number is (612) 450-4064.

Description of FDP Capital Stock

   The authorized capital stock of FDP consists of 30,000,000 shares of FDP common stock, and 10,000,000 shares of preferred stock, $.01 par value.

   FDP Common Stock. As of March 15, 1999, there were approximately 6,290,212 shares of FDP common stock outstanding, held of record by approximately 100 shareholders. The holders of FDP common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of FDP common stock are entitled to receive ratably dividends if any, declared from time to time by the FDP board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of FDP, the holders of FDP common stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of FDP preferred stock, if any, then outstanding. The FDP common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of FDP common stock are fully paid and nonassessable.

   FDP Preferred Stock. FDP has 10,000,000 shares of FDP preferred stock authorized, of which no shares are outstanding. The FDP board of directors has the authority to issue up to 10,000,000 shares of FDP preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of FDP preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the FDP board of directors, without shareholder approval, can issue FDP preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of FDP common stock. The issuance of FDP preferred stock may have the effect of delaying, deferring or preventing a change in control of FDP.

   FDP Transfer Agent and Registrar. The transfer agent and registrar for the FDP common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, and its telephone number is (718) 921-8206.

                   COMPARISON OF RIGHTS OF HOLDERS OF SUNGARD
                  COMMON STOCK AND HOLDERS OF FDP COMMON STOCK

   Upon completion of the merger, the holders of FDP common stock will become holders of SunGard common stock. There are certain material differences between the rights and privileges of the holders of FDP common stock and the holders of SunGard common stock.

   SunGard is incorporated under the laws of the State of Delaware and FDP is incorporated under the laws of the State of Florida. As a result, the rights of stockholders of SunGard are governed by the Delaware General Corporation Law (the "DGCL"), the restated certificate of incorporation of SunGard and the amended and restated bylaws of SunGard, and the rights of shareholders of FDP are governed by the Florida Business Corporation Act (the "FBCA"), the amended and restated articles of incorporation of FDP and the bylaws of FDP. If the merger is consummated, the shareholders of FDP will become stockholders of SunGard. The following is a summary of the material differences between the rights of holders of FDP common stock and the rights of holders of SunGard common stock. These differences arise from differences between the DGCL and FBCA, as well as from differences between the corporate governing instruments of SunGard and FDP.

Percentage of Voting Stock; Influence Over Affairs

   Upon completion of the merger, the percentage ownership of SunGard by each former FDP shareholder will be substantially less than the FDP shareholder's current percentage ownership of FDP. Accordingly, former FDP shareholders will have a significantly smaller voting influence over the affairs of SunGard than they currently enjoy over the affairs of FDP.

Preemptive Rights

   SunGard. Under the DGCL, no stockholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent that, this right is expressly granted to these stockholders by the corporation's certificate of incorporation. SunGard's certificate provides that no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities will have any preemptive right to subscribe to an additional issue of stock of any class or series or to any securities of SunGard convertible into stock.

   FDP. Under the FBCA, no shareholder has a preemptive right to acquire unissued or treasury shares of the corporation or securities convertible into shares except, and to the extent, provided in the corporation's articles of incorporation. FDP's articles of incorporation do not provide its shareholders with preemptive rights.

Voting Rights of Capital Stock

   SunGard. Under the DGCL, unless a corporation's certificate of incorporation provides something else, each share of capital stock of a corporation is entitled to one vote. Whether or not the certificate of incorporation grants voting rights to a particular class of stock, under the DGCL, the holders of outstanding shares of a class of capital stock of a corporation are entitled to vote, as a class, on any amendment to the corporation's certificate of incorporation which would (i) increase or decrease the par value of the shares of the class, or
(ii) alter the powers, preferences or special rights of the shares of the class so as to affect them adversely. Although the DGCL specifies the vote required for certain types of corporate action, the DGCL permits a corporation to require, in its certificate of incorporation, the vote of a larger portion of the stock, or of any class or series of the stock, than is required under the DGCL.

   SunGard's certificate provides that holders of SunGard common stock are entitled to one vote per share on all matters voted upon by the stockholders. Under SunGard's certificate, holders of shares of SunGard preferred stock have the voting rights designated by its board of directors.

   FDP. Under the FBCA, unless a corporation's articles of incorporation provide something else, each share of capital stock of a corporation is entitled to one vote on each matter submitted to a vote of the shareholders. FDP's articles do not provide that FDP's shareholder are entitled to more than or less than one vote on any matters. Although the FBCA specifies the vote required for certain types of corporate actions, the FBCA, like the DGCL, permits the articles of incorporation to require the vote or concurrence of a greater proportion of the shares, or of any class or series of the shares, than is required under the FBCA.

Board of Directors

   SunGard. SunGard's bylaws provide that its board of directors will not consist of less than two nor more than eight directors, with the exact number to be determined by the board of directors. The number of directors is currently fixed at eight. Directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their directors are duly elected and qualified.

   FDP. FDP's articles provide that its board of directors will not consist of less than one director, with the exact number to be specified in the FDP's bylaws, which provide that the FDP's board of directors will not consist of less than three directors nor more than 12 directors, with the exact number to be fixed from time to time by resolution adopted by a majority of the entire board. The number of directors is currently fixed at five.

Cumulative Voting

   SunGard. Since SunGard's certificate does not provide for cumulative voting for directors, each stockholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected, but may not cumulate his or her votes for directors.

   FDP. Similarly, FDP's articles do not provide for cumulative voting for directors, so each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected, but may not cumulate his or her votes for directors.

Removal of Directors

   SunGard. Since SunGard does not have a classified board, its directors may be removed, either with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors.

   FDP. FDP's bylaws also provide that any of its directors may be removed, either with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors.

Filling of Vacancies on the Board of Directors

   SunGard and FDP. SunGard's bylaws and FDP's bylaws provide that any vacancy on their board of directors or newly created directorship may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum. Appointed directors serve until the next annual meeting of stockholders or until their successors are elected.

Call of Special Meetings of Shareholders

   SunGard. SunGard's bylaws provide that a special meeting of its stockholders may be called at any time by the board, the chairman of the board or the president, and must be called upon written request from the holders of a majority of the outstanding shares of capital stock of SunGard entitled to vote at the meeting.

   FDP. FDP's bylaws provide that special meetings of its shareholders must be held when called by the chairman of the board, the vice-chairman of the board, the president, or a majority of the board of directors. Under the FBCA, special meetings must also be held when requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting, unless a greater percentage not to exceed 50% is required by the articles of incorporation. FDP's articles do not require a greater percentage.

Duration of Proxies

   SunGard. The DGCL and SunGard's bylaws provide that proxies are valid for no more than three years unless a different period is specified in the proxy.

   FDP. The FBCA provides that proxies are valid for an eleven-month period unless a longer period is expressly provided for in the appointment form.

Amendments to Certificate or Articles of Incorporation

   SunGard. Under the DGCL, unless the certificate of incorporation imposes a higher voting requirement, the approval of the holders of a majority of the stock entitled to vote, and a majority of each class entitled to vote as a class, is required in order to amend any provision of a corporation's certificate of incorporation. SunGard's certificate does not impose any higher voting requirement with respect to the amendment of its certificate of incorporation.

   FDP. The FBCA provides that articles of incorporation may be amended by the affirmative vote of the holders of a majority of the shares entitled to vote on an amendment to the articles.

Amendments to Bylaws

   SunGard. SunGard's bylaws may be altered, amended or repealed, in whole or in part, by the affirmative vote of a majority of the members of SunGard's board or by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of SunGard entitled to vote.

   FDP. Under the FBCA, the board of directors may amend or repeal a corporation's bylaws unless the articles of incorporation or the FBCA reserves this power exclusively to the shareholders. FDP's articles do not reserve this power to FDP's shareholders.

Certain Business Combinations

   SunGard. The DGCL provides that, subject to certain limited exceptions, the approval of the holders of a majority of the stock entitled to vote is required for any merger or consolidation of a Delaware corporation with another corporation or the sale, lease or exchange of all or substantially all of that corporation's assets. SunGard's certificate does not impose any higher voting requirements for the approval of these actions.

   Section 203 of the DGCL also restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, who together with his, her or its affiliates or associates is defined as an "Interested Stockholder." Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met):

  .  mergers or consolidations;
  . sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation;
  . issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation;
  . any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder; and
  . receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

   The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date the person becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction where the stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors and certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves

   .  certain mergers or consolidations involving the corporation;

   . a sale or other transfer of over 50% of the aggregate assets of the corporation; or

   . a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

   Section 203 does not apply to corporations which do not have a class of voting stock that is listed on a national securities exchange, authorized for quotation with a registered national securities association, or held of record by more than 2,000 shareholders. Otherwise, section 203 applies automatically to Delaware corporations unless the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by section 203 or the corporation has amended its certificate of incorporation or bylaws in accordance with section 203 to provide that the corporation will not be governed by section 203. SunGard has not adopted an amendment to its certificate or bylaws exempting it from section 203, which accordingly applies to SunGard.

   FDP. Under the FBCA and subject to limited exceptions (not applicable to the merger), any merger or consolidation of FDP with another corporation or the sale, lease or exchange of all or substantially all of FDP's assets requires the approval of a majority of the shares entitled to vote on those actions.

   Section 607.0901 of the FBCA requires that, in addition to any vote required by the FBCA and the corporation's articles of incorporation and subject to the exceptions described below, any "Affiliated Transaction" between a Florida corporation and any beneficial owner of 10% or more of the corporation's voting shares, including shares held by any associate or affiliate of such a person (defined as an "Interested Shareholder") be approved by the vote of the holders of two-thirds of the voting shares of the corporation's stock, excluding any shares held by the Interested Shareholder. An "Affiliated Transaction" is defined as
  . any merger or consolidation of the corporation or any of its subsidiaries with an Interested Shareholder or an associate or affiliate of an Interested Shareholder;
  . any sale, lease, exchange or other disposition of assets of the corporation to an Interested Shareholder or an associate or affiliate of an Interested Shareholder, having an aggregate market value equal to

     5% or more of the consolidated assets of the corporation or 5% or more of the aggregate market value of all of the outstanding shares of the corporation, or representing 5% or more of the earning power or net income of the corporation;
  . the issuance or transfer to the Interested Shareholder or an associate or affiliate of the Interested Shareholder, by the corporation, of shares of the corporation or any of its subsidiaries which have an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation;
  . the adoption of any plan of liquidation or dissolution of the corporation proposed by, or pursuant to an agreement, arrangement or understanding with, the Interested Shareholder or any associate or affiliate of the Interested Shareholder;
  . any reclassification, recapitalization or other transaction which has the effect of increasing by more than 5% the percentage of outstanding voting shares of the corporation or any subsidiary of the corporation beneficially owned by the Interested Shareholder; or
  . any receipt by the Interested Shareholder or any associate or affiliate of the Interested Shareholder of the benefit of any loans or other types of specified financial assistance from the corporation.

   The voting requirements of section 607.0901 do not apply, however, to an Affiliated Transaction if, among other things:
  . the Affiliated Transaction has been approved by a majority of the disinterested directors on the corporation's board of directors;

  . the Interested Shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years;

  . the Interested Shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired from the corporation in a transaction not approved by a majority of the disinterested directors;

  .  certain fair price requirements have been met; or

  . the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the first general public announcement of a proposed Affiliated Transaction.

   The provisions of section 607.0901 do not apply if the corporation's original articles of incorporation contain a provision, or the corporation's articles or bylaws have been amended, in each case by the vote of a majority of the outstanding shares of the corporation's voting shares (excluding any shares held by an Interested Shareholder), to include a provision, expressly electing that the corporation not be governed by section 607.0901. FDP's articles and bylaws do not contain a provision electing not to be governed by section
607.0901. Although FDP is subject to section 607.0901, the proposed merger is not subject to the statute because SunGard is not an Interested Shareholder for purposes of section 607.0901.

   The FBCA also includes a statutory provision governing control-share acquisitions. As a condition to SunGard's execution and delivery of the reorganization agreement and as permitted under the FBCA, the parties have agreed that they and the members of their respective boards of directors will grant the approvals and take the actions which are reasonably necessary for the transactions contemplated by the reorganization agreement to be consummated as promptly as practicable on the terms contemplated by the reorganization agreement and otherwise act to eliminate or minimize the effects of any statute or regulation on these transactions.

Stock Exchange Rules

   The FDP common stock is currently listed on the Nasdaq National Market and will continue to be listed on the Nasdaq National Market until completion of the merger. The SunGard common stock is traded on the NYSE. There are material differences between the corporate governance rules of the Nasdaq National Market and the NYSE.

                                    EXPERTS

   The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated in this proxy statement/prospectus and in the registration statement by reference to the Annual Report on Form 10-K of SunGard for the year ended December 31, 1997, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of FDP Corp. and subsidiaries as of November 30, 1998 and 1997 and for each of the years in the three year period ended November 30, 1998 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent Certified Public Accountants incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of SunGard common stock offered by this proxy statement/prospectus will be passed upon for SunGard by SunGard's General Counsel. Certain legal matters in connection with the merger will be passed upon for FDP by Greenberg Traurig, P.A., Miami, Florida.

                    REPRESENTATIVES OF INDEPENDENT AUDITORS

   Representatives of KPMG LLP expect to be present at the FDP special meeting. While such representatives have stated that they do not plan to make a statement at such meeting, they will be available to respond to appropriate questions from shareholders in attendance.

                         WHERE TO FIND MORE INFORMATION

   SunGard filed a registration statement on Form S-4 to register with the SEC the SunGard common stock to be issued to FDP shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SunGard in addition to a proxy statement of FDP for the FDP special meeting. As allowed by the SEC, this proxy statement/prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement. FDP and SunGard file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

 SunGard SEC Filings (File No. 1-12989)                     Period
 --------------------------------------                     ------
 Annual Report on Form 10-K.............  Year ended December 31, 1997
 Quarterly Reports on Form 10-Q.........  Quarters ended March 31, 1998, June 30,
                                          1998 and September 30, 1998
 Current Report on Form 8-K.............  Filed on January 16, 1998
 Registration Statement on Form 8-A.....  Filed on May 14, 1997

   FDP SEC Filings (File No. 0-11770)                       Period
   ----------------------------------                       ------
 Annual Report on Form 10-K.............  Fiscal year ended November 30, 1998

   We are also incorporating by reference additional documents that we may file with the SEC between the date of this proxy statement/prospectus and the date of the FDP special meeting.

   SunGard has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to SunGard and FDP has supplied all this information relating to FDP.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 30, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than March 30, 1999, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of SunGard common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     among

                           SunGard Data Systems Inc.,
                            a Delaware corporation;

                               Development Corp.,
                             a Florida corporation;

                                      and

                                   FDP Corp.
                             a Florida corporation

                               ----------------

                          Dated as of January 15, 1999

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                               Table of Contents

                               Page
                               ----
Section 1: Defined Terms......  A-1
Section 2: The Merger.........  A-5
Section 3: Representations of
 Company......................  A-5
      3.1  Organization.......  A-5
      3.2  Effect of
       Agreement..............  A-6
      3.3  Capital Stock and
       Ownership..............  A-6
      3.4  Financial and
       Corporate Records......  A-7
      3.5  Compliance with
       Law....................  A-8
      3.6  SEC Filings........  A-8
      3.7  Assets ............  A-8
      3.8  Obligations........  A-9
      3.9  Operations Since
       August 31, 1998........  A-9
      3.10 Accounts
       Receivable............. A-10
      3.11 Tangible Property.. A-10
      3.12 Real Property ..... A-10
      3.13 Environmental ..... A-11
      3.14 Software and Other
       Intangibles............ A-12
      3.15 Contracts.......... A-13
      3.16 Employees and
       Independent
       Contractors............ A-14
      3.17 Employee Benefit
       Plans.................. A-14
      3.18 Customers,
       Prospects and
       Suppliers.............. A-15
      3.19 Taxes.............. A-15
      3.20 Proceedings and
       Judgments.............. A-16
      3.21 Insurance.......... A-16
      3.22 Questionable
       Payments............... A-16
      3.23 Related Party and
       Affiliate
       Transactions........... A-17
      3.24 Brokerage Fees..... A-17
      3.25 Acquisition
       Discussions............ A-17
      3.26 State Antitakeover
       Laws Not Applicable, No
       Other Restrictions .... A-17
      3.27 Accounting
       Matters................ A-17
      3.28 Vote Required...... A-18
      3.29 Fairness Opinion... A-18
      3.30 Absence of
       Dissenters' Rights..... A-18
      3.31 Hart-Scott-Rodino.. A-18
      3.32 Full Disclosure.... A-18
Section 4: Representations of
 Acquiror and Newco........... A-19
      4.1  Organization....... A-19
      4.2  Agreement.......... A-19
      4.3  Acquiror's Stock... A-19
      4.4  SEC Filings........ A-19
      4.5  Absence of Certain
       Changes or Events...... A-20
      4.6  Accounting
       Matters................ A-20
      4.7  Full Disclosure.... A-20
      4.8  Litigation......... A-20
      4.9  No Shareholder Vote
       Required............... A-21

                                                                           Page
                                                                           ----
Section 5: Certain Obligations of the Company Pending Closing............. A-21
      5.1  Access and Investigation....................................... A-21
      5.2  Conduct of Company's Business.................................. A-21
      5.3  No Solicitation................................................ A-22
      5.4  Advice of Changes.............................................. A-23
Section 6: Certain Obligations of Acquiror and Newco Pending Closing...... A-23
      6.1  Corporate Status............................................... A-23
      6.2  Advice of Changes.............................................. A-24
Section 7: Additional Covenants of the Parties............................ A-24
      7.1  Registration Statement; Prospectus/Proxy Statement............. A-24
      7.2  Company Shareholders' Meeting.................................. A-24
      7.3  Regulatory Approvals........................................... A-25
      7.4  Stock Options, Company Stock Option Plans and Contingent Rights
       to Stock .......................................................... A-26
      7.5  Indemnification of Officers and Directors...................... A-26
      7.6  Pooling of Interests........................................... A-27
      7.7  Additional Agreements.......................................... A-27
      7.8  Disclosure..................................................... A-27
      7.9  Tax Matters.................................................... A-27
      7.10 Letter of Company's Accountants................................ A-28
      7.11 NYSE Listing................................................... A-28
      7.12 Resignation of Officers and Directors.......................... A-28
      7.13 Takeover Statutes.............................................. A-28
Section 8: Conditions Precedent to Acquiror's and Newco's Closing
 Obligations.............................................................. A-28
      8.1  Accuracy of Representations.................................... A-28
      8.2  Company's Performance.......................................... A-28
      8.3  Effectiveness of Registration Statement........................ A-28
      8.4  Shareholder Approval........................................... A-28
      8.5  Consents....................................................... A-29
      8.6  Absence of Material Adverse Effect............................. A-29
      8.7  Hart-Scott-Rodino.............................................. A-29
      8.8  Listing........................................................ A-29
      8.9  No Restraints.................................................. A-29
      8.10 No Governmental Proceeding..................................... A-29
      8.11 No Other Proceeding............................................ A-29
      8.12 Real Estate Closing............................................ A-29
Section 9: Conditions Precedent to Company's Closing Obligations.......... A-29
      9.1  Accuracy of Representations.................................... A-29
      9.2  Acquiror's and Newco's Performance............................. A-30
      9.3  Effectiveness of Registration Statement........................ A-30
      9.4  Shareholder Approval........................................... A-30
      9.5  Absence of Material Adverse Effect............................. A-30
      9.6  Hart-Scott-Rodino.............................................. A-30
      9.7  Listing........................................................ A-30
      9.8  No Restraints.................................................. A-30
      9.9  No Governmental Proceeding..................................... A-30
Section 10: Closing....................................................... A-30
      10.1 Company's Obligations at Closing............................... A-30
      10.2 Acquiror's and Newco's Obligations at Closing.................. A-31
Section 11: Termination................................................... A-32
      11.1 Termination.................................................... A-32
      11.2 Effect of Termination.......................................... A-33

                                                                            Page
                                                                            ----
      11.3 Expenses; Termination Fee....................................... A-33
Section 12: Other Provisions............................................... A-33
      12.1  Notices........................................................ A-33
      12.2  Survival....................................................... A-33
      12.3  Interpretation of Representations.............................. A-33
      12.4  Reliance by Acquiror and Newco................................. A-34
      12.5  Entire Understanding........................................... A-34
      12.6  Amendment...................................................... A-34
      12.7  Parties in Interest............................................ A-34
      12.8  Waivers........................................................ A-34
      12.9  Severability................................................... A-34
      12.10 Counterparts................................................... A-34
      12.11 Section Headings............................................... A-34
      12.12 References..................................................... A-34
      12.13 Controlling Law................................................ A-34
      12.14 Jurisdiction and Process....................................... A-35
      12.15 Post-Closing Actions by Acquired Companies..................... A-35
      12.16 No Third-Party Beneficiaries................................... A-35
      12.17 Bankruptcy Qualification....................................... A-35
      12.18 Cooperation.................................................... A-35
      12.19 Construction................................................... A-35

                      AGREEMENT AND PLAN OF REORGANIZATION

Parties:    FDP Corp.
            a Florida corporation (the "Company")
            2140 South Dixie Highway
            Miami, Florida 33133

            SunGard Data Systems Inc.
            a Delaware corporation ("Acquiror")
            1285 Drummers Lane
            Wayne, PA 19087

            Development Corp.
            a Florida corporation ("Newco")
            1285 Drummers Lane
            Wayne, PA 19087

Date:       January 15, 1999

Background: The Company is in the business of designing, developing, selling, marketing, licensing, supporting and maintaining proprietary software systems and related services and products which facilitate the sales, marketing, administrative functions and other needs of the life insurance and employee benefit industry and are used by actuaries, life insurance companies and agents, pension consultants, employee benefit professionals, attorneys, bankers, accountants, financial planners and other Persons. The parties desire that Newco be merged with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement and Plan of Reorganization (the "Agreement") and the Agreement and Plan of Merger dated this date and designated as Exhibit A hereto (the "Plan"). The parties intend that the Merger (i) qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code, and (ii) be accounted for as a "pooling of interests" for financial accounting purposes.

   The Board of Directors of the Company has unanimously determined that the Merger and the other transactions contemplated by this Agreement and the Plan (collectively the "Transactions") are in the best interests of the Company and its shareholders. The respective Boards of Directors of Acquiror and Newco, a wholly owned subsidiary of Acquiror, have determined that the Transactions are in the best interests of Acquiror and Newco and their respective shareholders.

   Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement: (i) each affiliate shareholder of the Company identified in Schedule 3.23 is entering into an Affiliate Agreement attached hereto as Exhibit B; and (ii) certain shareholders of the Company are entering into a Voting and Cooperation Agreement substantially in the form attached hereto as Exhibit C and a Nondisclosure and Noncompete Agreement substantially in the form attached hereto as Exhibit E.

   Intending to be legally bound, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

                            Section 1: Defined Terms

   Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

     1.1 "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.12); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

     1.2 "Acquired Companies" means the Company and each of its subsidiaries.

     1.3 "Acquiror Stock" means shares of common stock, $0.01 par value per share, of Acquiror.

     1.4 "Acquisition Proposal" means any offer, proposal or inquiry (other than an offer or proposal by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.

     1.5 "Acquisition Transaction" means any transaction or series of transactions involving:

       (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires any of the Acquired Companies or more than 50% of any of the Acquired Companies' business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues securities representing more than 20% of the outstanding securities of any class of voting securities of Company;

       (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of any of the Acquired Companies other than the sale by any Acquired Company of Software licenses to its customers in the ordinary course of business; or

       (c) any liquidation or dissolution of any of the Acquired Companies.

     1.6 "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets (as defined in Section 1.7), prepayments, deposits, escrows, Accounts Receivable, Tangible Property (as defined in Section 1.42), Real Property (as defined in Section 1.36), Software (as defined in Section 1.40), Contract Rights (as defined in
  Section 1.13), Intangibles (as defined in Section 1.25) and goodwill, and claims, causes of action and other legal rights and remedies.

     1.7 "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

     1.8 "Code" means the Internal Revenue Code of 1986, as amended.

     1.9 "Company Common Stock" means the common stock, $.01 par value per share, of the Company.

     1.10 "Company Preferred Stock" means preferred stock, $.01 par value per share, of the Company.

     1.11 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.33), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

     1.12 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, instruments, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

     1.13 "Contract Right" means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.31), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

     1.14 "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

     1.15 "Encumbrance" means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

     1.16 "Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

     1.17 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.18 "FBCA" means the Florida Business Corporation Act, as amended.

     1.19 "Form S-4 Registration Statement" means the registration statement on Form S-4 to be filed with the SEC (as defined in Section 1.38) by Acquiror in connection with the issuance of Acquiror Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     1.20 "GAAP" means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered.

     1.21 "Governmental Body" means any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; or governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other entity and any court or other tribunal).

     1.22 "Hazardous Substances" means all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any Real Property is located or any United States Law, and asbestos, polychlorinated biphenyls ("PCB's"), petroleum, petroleum products and urea formaldehyde.

     1.23 "including" means including but not limited to.

     1.24 "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

     1.25 "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

     1.26 "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

     1.27 "to the knowledge of the Company" means that none of the directors or executive officers of any of the Acquired Companies has any actual knowledge, implied knowledge or belief that the statement made is incorrect. For this purpose, "implied knowledge" means all information available in the books, records and files of any of the Acquired Companies and all information that any of the directors or officers of any of the Acquired Companies should have known in the course of operating and managing the business and affairs of any of the Acquired Companies.

     1.28 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guidelines (including those of self-regulatory organizations such as the New York Stock Exchange, Inc. and the NASD (as defined in Section 1.30)).

     1.29 "Material Adverse Effect" means with respect to a Person any adverse effect on the financial condition, financial performance, business, prospects or capitalization of such Person or any of the Assets or Obligations of such Person, which adverse effect is or will be material under either GAAP or applicable legal principles.

     1.30 "NASD" means the National Association of Securities Dealers, Inc.

     1.31 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     1.32 "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

     1.33 "Person" means any individual, sole proprietorship, joint venture, corporation, limited liability company, partnership, association, cooperative, trust, estate, Governmental Body or other entity of any nature.

     1.34 "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

     1.35 "Prospectus/Proxy Statement" means the proxy statement to be sent to the Company's shareholders in connection with the Company's
  Shareholders' Meeting (as hereinafter defined).

     1.36 "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, all leasehold estates with respect to any of the foregoing, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

     1.37 "Representatives" means a Person's officers, directors, agents, attorneys, accountants and advisers.

     1.38 "SEC" means the United States Securities and Exchange Commission.

     1.39 "Securities Act" means the Securities Act of 1933, as amended.

     1.40 "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     1.41 "Superior Offer" means an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the written advice of its financial advisor, to be more favorable from a financial point of view to Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

     1.42 "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

     1.43 "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                             Section 2: The Merger

   Subject to the terms and conditions of this Agreement and the Plan, Newco shall be merged with and into the Company (the "Surviving Corporation") in accordance with the provisions of this Agreement, the provisions of the Plan and the FBCA. The closing of the Merger and the other Transactions shall take place at a mutually agreeable time and place on a date to be designated by Acquiror (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 8 and 9. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause the Plan and properly executed Articles of Merger conforming to the requirements of the FBCA (the "Articles of Merger") to be filed with the proper officers of the state of Florida, and the parties shall take such further actions as may be required by the state of Florida, and any other applicable Law, in connection with the consummation of the Merger. The Merger shall take effect at the time such filing is made with the state of Florida or at such later time as may be specified in the Articles of Merger (the "Effective Date").

                     Section 3: Representations of Company

   Knowing that Acquiror and Newco rely thereon, the Company represents and warrants to Acquiror and Newco and covenants with Acquiror and Newco, as set forth below in this Section 3.

   3.1 Organization. Each of the Acquired Companies is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of the Acquired Companies possesses the full power and authority to own its Assets and to conduct its business as and where presently conducted, except where the lack of such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies. Each of the Acquired Companies is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except for such failures to be so qualified or registered that would not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies. Except as set forth on Schedule 3.1, the Company has no subsidiaries and does not own any securities of any corporation or any other interest in any Person. None of the Acquired Companies has any predecessors other than as set forth on Schedule 3.1. Schedule 3.1 states, for each of the Acquired Companies
(a) its exact legal name; (b) its corporate business form and jurisdiction and date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers; (f) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company's date of incorporation; and (g) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person. None of the Acquired Companies has, at any time, been a general partner of any general partnership, limited partnership or other Person. Except for Financial Data Planning Corp., Actuarial Research and Development Corp. ("Actuarial Corp."), and FDP Leasing [Corp.] ("Leasing Corp.") (collectively, the "Identified FDP Companies"), accurate and complete copies of articles or certificates of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of each of the Acquired Companies (or their affiliates or predecessors) have been delivered to Acquiror and Newco (all of such documents collectively, the "Organic Documents"). The Organic Documents of the Identified FDP Companies do not contain any provisions that are unusual, onerous or burdensome. Actuarial Corp. and Leasing Corp. do not currently own any Assets, or have any Obligations other than intercompany accounts and do not engage in, and since January 1, 1991 have not engaged in, any material business activity.

   3.2 Effect of Agreement.

   (a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger and the other Transactions are advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger and the other Transactions, and (c) unanimously recommended the approval of this Agreement, the Merger and the other Transactions by the holders of Company Common Stock and directed that this Agreement, the Merger and the other Transactions be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (as defined in Section 7.2). This Agreement, assuming the due authorization, execution and delivery by Acquiror and Newco, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company, (i) do not constitute a violation of or default under the articles of incorporation, bylaws and/or other organizational documents of any of the Acquired Companies, (ii) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract involving an individual amount in excess of $50,000 or under Contracts involving an aggregate amount in excess of $250,000 to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, (iii) do not constitute a material violation of any law or violation of any Judgment that is applicable or any of the Acquired Companies, or to the business or Assets of any of the Acquired Companies, or to the Transactions, (iv) do not accelerate or otherwise modify any Obligation of any of the Acquired Companies, (v) do not result in the creation of any Encumbrance upon, or give to any third party any interest in, any of the business or Assets, or any of the capital stock of or interests in, any of the Acquired Companies, and (vi) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR" Act"), the Exchange Act, the FBCA and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) or as stated on
Schedule 3.2, do not require the Consent of any Person. Except as stated on
Schedule 3.2, there exists no right of first refusal or other preemptive right with respect to any of the Acquired Companies or the stock, business or Assets of any of the Acquired Companies.

   3.3 Capital Stock and Ownership.

   (a) The authorized capital stock of Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 5,986,462 shares are issued and outstanding and of which no shares are held by Company in its treasury as of January 15, 1999; and (ii) 10,000,000 shares of Company Preferred Stock of which no shares are issued or outstanding. The authorized capital stock and number of shares issued and outstanding for each of the other Acquired Companies is set forth on
Schedule 3.3. The Company is the sole record and beneficial owner of all of the shares of capital stock of each of the other Acquired Companies as indicated on
Schedule 3.3, and it has good and marketable title to such shares, free and clear of any Encumbrance. There are no shares of Company Common Stock held by any of the other Acquired Companies. Except as set forth on Schedule 3.3 and except in respect of the Company Options (as defined below): (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies or any of their business or Assets is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

   (b) As of January 15, 1999: (i) 907,150 shares of Company Common Stock are subject to issuance pursuant to the exercise of outstanding options; and (ii) 41,068 shares of Company Common Stock are reserved for future grants of options pursuant to the Company's 1984 Non-Qualified Stock Option Plan and 1994 Employee Stock Option Plan (the "Company's Stock Option Plans"). (Stock options granted by the Company pursuant to the Company's Stock Option Plans are referred to in this Agreement as "Company Options.") Schedule 3.3 sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the date on which such Company Option expires. The Company has delivered to Acquiror and Newco accurate and complete copies of all stock option plans pursuant to which Company (or any of the Acquired Companies) has ever granted stock options, and the forms of all stock option agreements evidencing such options.

   (c) Except as set forth on Schedule 3.3 and for the Company Options, there are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company (or any of the Acquired Companies); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company (or any of the Acquired Companies); or (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Company (or any of the Acquired Companies) is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All of the issued and outstanding shares of capital stock of the Company and each of the other Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All issuances and grants of all outstanding Company Options, and all offerings, sales and issuances by the Company and each of the other Acquired Companies of any shares of capital stock, including the Company Common Stock, were conducted in compliance with all applicable Laws and all requirements set forth in all applicable Contracts.

   3.4 Financial and Corporate Records. The books and records of each of the Acquired Companies are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect all of the Assets and Obligations of each of the Acquired Companies and all Contracts and other transactions to which each of the Acquired Companies is or was a party or by which each of the Acquired Companies or the business or Assets of each of the Acquired Companies is or was affected. Accurate and complete copies of the contents of the minute books and stock books of each of the Acquired Companies have been delivered to Acquiror and Newco. Such minute books and stock books include (a) minutes of all meetings of the shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the shareholders, members, board of directors and any committees of the board of directors or members without a meeting, and (c) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock or other interests and all other securities since the date of incorporation or formation, except with respect to the Company, in which case the stock records are held and maintained by the Company's transfer agent. None of the shareholders, members, board of directors or any committee of the board or members has taken any material action other than those actions reflected in the records referenced in clauses (a) and (b) of the preceding sentence. Schedule
3.4 is an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

   3.5 Compliance with Law. The operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets of each of the Acquired Companies have complied and currently do comply with all applicable Laws, except where the failure to comply would not, individually and in the aggregate, result in a Material Adverse Effect on any of the Acquired Companies. Each of the Acquired Companies has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted, except for such Permits, the absence of which would not, individually and in the aggregate, result in a Material Adverse Effect on any of the Acquired Companies. All Permits held by the Acquired Companies are listed on Schedule 3.5, and copies of such Permits have been delivered to Acquiror and Newco.

   3.6 SEC Filings.

   (a) The Company has delivered to Acquiror and Newco accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed by Company with the SEC since January 1, 1995 through the date hereof (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Company with the SEC have been so filed and in a timely manner. As of the time it was filed with the SEC (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The unaudited consolidated balance sheet of the Company and its subsidiaries as of August 31, 1998 included in the Company's Quarterly Report for the quarter ended August 31, 1998 is sometimes referred to as the "August 1998 Balance Sheet".

   3.7 Assets. Schedule 3.7 includes detailed lists of all Assets of each of the Acquired Companies as reflected on the August 1998 Balance Sheet, including
(a) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (b) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current Assets, itemized by category and with appropriate explanation;
(d) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; (e) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value; and (f) Real Property. Each of the Acquired Companies has good and marketable title to all of its respective Assets and has the right to transfer all rights, title and interest in such Assets, free and clear of any material Encumbrance other than
(i) Encumbrances set forth in the August 1998 Balance Sheet, (ii) Encumbrances securing taxes, all of which are due but not delinquent or are being contested in good faith, or (iii) Encumbrances set forth on Schedule 3.7. Each of the Acquired Companies has all Assets necessary to operate, or which are material to the operation of, its respective business.

   3.8 Obligations. Schedule 3.8 includes detailed lists of all Obligations of each of the Acquired Companies reflected on the August 1998 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the August 1998 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation, (c) deferred revenues, itemized by customer and time periods, and
(d) other current and long-term liabilities. None of the Acquired Companies has any material Obligations other than (i) Obligations reflected on the August 1998 Balance Sheet, (ii) Obligations set forth in Schedule 3.8, (iii) Obligations under Contracts of the type listed or not required to be listed on
Schedule 3.15, provided that as of November 30, 1998, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations incurred since August 31,1998 and not in breach of any of the representations and warranties made in Section 3.9. Except as described on Schedule 3.8, none of the Obligations of any of the Acquired Companies are guaranteed by any Person.

   3.9 Operations Since August 31, 1998. Except as set forth on Schedule 3.9, from August 31, 1998 to the date of this Agreement:

      (a) Except in the ordinary course of their respective businesses consistent with its past practices, none of the Acquired Companies has (i) created or assumed any Encumbrance upon any of its business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person, (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person, (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets, (vii) waived any right or canceled any debt or claim, (viii) assumed or entered into any Contract other than this Agreement and the Plan (and any other Contract contemplated herein), (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives, or (x) done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

      (b) Even in the ordinary course of their respective businesses consistent with their respective past practices, none of the Acquired Companies has: (i) incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract (other than customer contracts) or other transaction, or done any of the other things described in Section 3.9(a), involving an amount exceeding $100,000 in any single case or $500,000 in the aggregate, or (ii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Schedule 3.3), or (C) any instrument convertible into or exchangeable for any capital stock or other security;

      (c) There has been no event or change or casualty loss that would have a Material Adverse Effect on any of the Acquired Companies.

      (d) None of the Acquired Companies or any of their Representatives has received any Acquisition Proposal.

      (e) None of the other Acquired Companies has, (i) permitted or caused a material breach or default by any of the Acquired Companies under any of their respective Contracts, Insurance Policies, licenses or Permits, (ii) adopted or entered into any new Employee Benefit Plan, modified or waived any right under any existing Employee Benefit Plan or any Contract or award under any existing Employee Benefit Plan, (iii) participated in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iv) began to engage in any new type of business, (v) acquired the business or any bulk assets of any other Person,
  (vi) completely or partially liquidated or dissolved, (vii) terminated any part of their respective businesses, (viii) changed any of their methods of accounting or accounting practices in any respect, (ix) made any Tax election, or (x) commenced any Proceeding or settled any Proceeding.

      (f) None of the Acquired Companies has, (i) redeemed, retired or purchased, or created, sold, granted or issued any capital stock or other security, any options, warrants or other Contracts or Contract Rights with respect to, any shares of capital stock or other securities, or created, sold, granted or issued any stock options, stock appreciation rights, phantom shares or other similar rights (except for the issuance of Company Common Stock upon the valid exercise of Company Options); (ii) declared, accrued, set aside or paid any dividend or made any distribution with respect to any shares of capital stock other than the payment of cash dividends on the Company's Common Stock once per fiscal quarter, in an amount equal to $.0125 per share; (iii) formed any subsidiary or acquired any equity or other interest in any Person; (iv) amended their certificates of incorporation or bylaws; (v) bought, sold or engaged in any other transaction involving Acquiror Stock, other securities of Acquiror or any equity interests in Acquiror, other than the Merger and the other Transactions; or (vi) entered into any Contract that commits or committed any of them to take any action or omit to take any action that is or will be inconsistent with any of the provisions of this Agreement or the Plan.

   3.10 Accounts Receivable. All Accounts Receivable of each of the Acquired Companies arose in the ordinary course of business and are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of each of the Acquired Companies, in accordance with GAAP, with respect to all of the Acquired Companies' (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

   3.11 Tangible Property. Each of the Acquired Companies has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances except as set forth in Section 3.7 or Schedule 3.7. Except as set forth on Schedule 3.11, all of the Tangible Property of each of the Acquired Companies is located at the offices or facilities of the Acquired Companies, and each of the Acquired Companies has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each of the Acquired Companies, wherever located, is in good condition, ordinary wear and tear excepted, and is sufficient for the operations and business of each of the Acquired Companies as presently conducted.

   3.12 Real Property. None of the Acquired Companies owns any Real Property and none of the Acquired Companies (or any of their predecessors or former subsidiaries) have ever owned any Real Property. Schedule 3.12 is a detailed list of all Real Property leased by any of the Acquired Companies ("Company Real Property") and the leases relating thereto, showing, as applicable, the demised premises. Each of the Acquired Companies has good and marketable leasehold title to all Real Property leased by it, free and clear of any Encumbrance except current property taxes accrued but not yet due. All of the Company Real Property is structurally sound and in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Acquired Companies. Accurate and complete copies of all leases, and nondisturbance agreements for properties leased by the Acquired Companies have been delivered to Acquiror and Newco. Neither the Company, nor the possession, occupancy, maintenance or use by the Acquired Companies of the Company Real Property, is in violation of, or breach or default under, any Contract or Law, in any material respect, and no notice or threat from any lessor, Governmental Body or other Person has been received by any of the Acquired Companies or served upon any such Company Real Property claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation.

   3.13 Environmental. Except as set forth in Schedule 3.13:

     (a) (i) The Acquired Companies have not caused or permitted any Hazardous Substances to be manufactured, refined, treated, discharged, disposed of, deposited or otherwise released in, on, under or from any of the Company Real Property or any Real Property previously owned, leased, occupied, operated, managed, possessed or otherwise held by any of the Acquired Companies ("Former Company Real Property"); and

     (ii) To the Company's Knowledge, before their ownership or lease of any of the Company Real Property or Former Company Real Property, no Hazardous Substances have been manufactured, refined, treated, discharged, disposed of, deposited or otherwise released therein, thereon or therefrom.

     (b) (i) The Acquired Companies have not caused or permitted any Hazardous Substances to have been stored, used, generated, transported, handled or otherwise present on any of the Company Real Property or Former Company Real Property, and no Hazardous Substances currently are stored, used, generated, transported, handled or otherwise present thereon, except for (A) any concentrations or quantities that occur naturally thereon or that are present in construction materials, office equipment or other office furnishings used in the existing improvements thereon, and (B) normal quantities of those Hazardous Substances customarily used in the conduct of general administrative and executive office activities and use and maintenance of computer systems (e.g. copier fluids and cleaning supplies), in accordance with applicable Law. Notwithstanding the foregoing exceptions, no asbestos-containing materials, PCBs, urea formaldehyde or underground storage tanks are present in or on any of the Company Real Property; and

     (ii) To the Company's Knowledge, before their ownership or lease of any of the Company Real Property or Former Company Real Property, no Hazardous Substances were stored, used, generated, transported, handled or otherwise present thereon except for any concentrations or quantities that occur naturally thereon and no underground storage tanks were present thereon in material violation of Environmental Laws.

     (c) All of the Former Company Real Property and the operations of the Acquired Companies thereon were operated by the Acquired Companies in compliance in all material respects with applicable Environmental Laws, and all of the Company Real Property and the operations of the Acquired Companies thereon have been and currently are being operated in compliance in all material respects with applicable Environmental Laws. To the Company's knowledge, there is not any radon, asbestos or PCB's or any condition with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments, wetlands or similar environmental media on, in, under, above or off any of the Company Real Property or Former Company Real Property, which radon, asbestos, PCB's or condition does or may (a) require investigation and/or remedial or corrective action on or off such Company Real Property or Former Company Real Property by the Acquired Companies or other owner thereof, (b) require compliance by the Acquired Companies with permit requirements, standards or Environmental Laws, and/or (c) result in any claim for personal injury, property damage or natural resources damage or any other Proceeding against Acquiror, Newco or any of their affiliates by any Governmental Body or other Person (any such radon, asbestos, PCB's or condition is referred to as an "Company Environmental Condition"). None of the Acquired Companies has taken any action or omitted to take any action that has caused or will cause an Company Environmental Condition to exist.

     (d) None of the Acquired Companies has received any written notice that any part of the Company Real Property or the Former Company Real Property or the operations of the Acquired Companies is the subject of any Proceeding or Judgment, and, to the Company's knowledge, no part of the Company Real Property or the Former Company Real Property or the operations of the Acquired Companies is the subject of any Proceeding or Judgment. None of the Acquired Companies has received any written notice from any Governmental Body or other Person regarding any material violation of environmental, health or safety matters.

     (e) No Proceeding has been started, no Judgment has been issued and no Encumbrance has been created against or affecting any of the Acquired Companies or any of the Company Real Property or Former Company Real Property regarding any Company Environmental Condition or arising from any Environmental Law, nor is any such Proceeding, Judgment or Encumbrance pending or, to the Company's Knowledge, anticipated.

     (f) No information request has been issued to any of the Acquired Companies pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. or any other Environmental Laws with regard to the Company Real Property or Former Company Real Property or any activities conducted thereon, including off-site waste disposal.

   3.14 Software and Other Intangibles. Set forth on Schedule 3.14 is an accurate and complete list and description of all Software and Intangibles owned, marketed, licensed, supported, maintained, used or under development by the Acquired Companies, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs . No other Software or Intangible is used to operate the business of each of the Acquired Companies. Except as explained on Schedule 3.14, each of the Acquired Companies has good and marketable title to, and has the full right to use, all of the Software and Intangibles listed on Schedule 3.14, free and clear of any Encumbrance. Except as set forth on Schedule 3.14, no rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the Software or Intangibles listed on
Schedule 3.14. Except as set forth on Schedule 3.14, all of such Software and Intangibles was created as a work for hire (as defined under U.S. copyright law) by regular full time employees of the Acquired Companies. To the extent that any author or developer of any Software or Intangibles was not a regular full-time salaried employee of the Acquired Companies at the time such person contributed to such Software or Intangibles, such author or developer has irrevocably assigned to the Acquired Companies in writing all copyrights and other proprietary rights in such person's work on the Software or Intangibles. With respect to the Software listed on Schedule 3.14, (a) the Acquired Companies maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) it is written in the language set forth on Schedule 3.14, for use on the hardware set forth on Schedule 3.14 with standard operating systems; (d) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (e) in each case, it operates in accordance with the user manual therefor without material operating defects;
(f) in each case, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses dates or date-related data, will do so accurately, without any operating defects, loss of functionality or degradation in performance or volume capacity, using dates in the twentieth and twenty-first centuries, and will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century, or the transition from the twentieth century through the year 2000 and into the twenty-first century; and (g) in each case, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses any data denominated in the currency known as the "Euro" which was introduced pursuant to the Maastricht Treaty on January 1, 1999, does so accurately, consistent with its processing of data denominated in national currencies and in compliance with the Maastricht Treaty, without any operating defect, loss of functionality or degradation in performance or volume capacity. None of the Software or Intangibles listed on Schedule 3.14, or their respective past or current uses, including the preparation, distribution, marketing or licensing, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. The Acquired Companies have adequately maintained all trade secrets and copyrights with respect to the Software. To the Company's knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on Schedule 3.14. None of the Software or Intangibles listed on

Schedule 3.14 is owned by or registered in the name of any current or former owner, shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Acquired Companies, nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

   3.15 Contracts. Schedule 3.15 is an accurate and complete list of all of the following types of Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line or division: (a) Software license, remote processing, time sharing, and Software maintenance Contracts, service Contracts and other customer Contracts pursuant to which Company provides Software, products or services other than Contracts relating to the following products and/or services of the Acquired Companies: FDP/PEN products and the direct sales to agents of FINPAK and Contact Partner (the "Designated Products"); (b) Contracts for the purchase or lease, sublease or occupancy of Real Property or otherwise concerning Real Property owned or used by any of the Acquired Companies; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which any of the Acquired Companies is the purchaser, licensee, lessee or user, and other supplier Contracts involving an amount in excess of $50,000; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.17, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any material Software product, technology or other Intangible of any of the Acquired Companies, or any prior version thereof, or any part of the customer base, business or Assets of any of the Acquired Companies, or any shares or other ownership interests in any of the Acquired Companies (or any of their predecessors) was acquired; and (g) other material Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 3.21 and excluding this Agreement and all other Contracts entered into between any of the Acquired Companies and Acquiror, or among any of the Acquired Companies, Acquiror and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 3.15, and copies of each written Specified Contract have been delivered to Acquiror and Newco. Except as set forth on Schedule 3.15, each of the customers of the Acquired Companies that has purchased or uses a Designated Product has signed and is bound by a written Contract that is identical to one of the form agreements that are attached as part of Schedule 3.15, and the provisions of each customer Contract set forth in Schedule 3.15, including provisions regarding proprietary protection and limitations on liability, are binding on the customer and enforceable by the Acquired Companies. With respect to each applicable customer Contract involving an amount in excess of $50,000, Schedule 3.15 will include, as of November 30, 1998, a complete description of all work remaining to be performed under such Contracts together with an estimate of the number of person hours required to complete such work, and all credits granted to or other adjustments made for the customer to be applied against future payments or purchases. The Acquired Companies may terminate any and all of the ADV and Pension timesharing Contracts to which they are parties without material liability to the Acquired Companies taken as a whole. Except as provided on Schedule 3.15, all customers have accepted the Software, products and/or services described in their respective customer Contracts. Except as set forth on Schedule 3.15, with respect to each of the Specified Contracts, none of the Acquired Companies is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice, or both. Except as set forth on Schedule 3.15, to the Company's knowledge, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 3.15, none of the Acquired Companies has given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. The Specified Contracts are all the Contracts necessary and sufficient to operate the business of each of the Acquired Companies. Except as set forth on Schedule 3.15, there are no currently outstanding proposals or offers submitted by any of the Acquired Companies to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such company involving an amount or commitment exceeding $100,000 in any single case or an aggregate amount or commitment exceeding $500,000 in the aggregate.

   3.16 Employees and Independent Contractors. Schedule 3.16 is a list as of the date hereof of all of the employees of the Acquired Companies and (a) their titles or responsibilities; (b) their social security numbers and principal residence address; (c) their dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. Schedule 3.16 is a list of all sales representatives and independent contractors engaged by the Acquired Companies and (a) their tax identification numbers and state or country of residence; (b) their payment arrangements (if not set forth in a Contract listed or described on Schedule 3.15); and (c) brief description of their jobs or projects currently in progress. Each of the Acquired Companies is in full compliance with all Laws respecting employment practices in all material respects. Except as limited by any employment Contracts listed on Schedule 3.15 or Contracts specified on Schedule 3.16, and except for any limitations of general application which may be imposed under applicable employment Laws, each of the Acquired Companies has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company's disclosed severance pay policy. None of the Acquired Companies has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the Acquired Companies. Since the respective incorporation or formation dates of each of the Acquired Companies, none of the Acquired Companies has experienced any labor problem that was or is material to it. Each of the Acquired Companies' relations with its employees are currently on a good and normal basis. Schedule 3.16 sets forth each of the Acquired Companies' current and past employees who have signed an agreement which contains restrictions relating to proprietary and confidential information of the Acquired Companies and/or other restrictive covenants and, in each case, references the respective agreement. Except as set forth on Schedule 3.16, each of the Acquired Companies' current and past contractors has signed agreements with the Acquired Companies containing restrictions that adequately protect the proprietary and confidential information of the Acquired Companies and vest in the Acquired Companies the full ownership of items developed by such contractor. Except as indicated on
Schedule 3.16, since January 1, 1997, no employee of any of the Acquired Companies having an annual salary of $75,000 or more has indicated an intention to terminate or has terminated his or her employment with such company. To Company's knowledge, the Transactions will not adversely affect relations with any employees of the Acquired Companies.

   3.17 Employee Benefit Plans. Schedule 3.17 sets forth an accurate and complete list of all of Company's Employee Benefit Plans (collectively referred to as "Company's Employee Benefit Plans"). Except as set forth on Schedule 3.17, none of the Acquired Companies has (a) established, maintained or contributed to (or has been obligated to contribute to) any Employee Benefit Plans, (b) proposed any Employee Benefit Plans which it plans to establish or maintain or to which it plans to contribute, or (c) proposed any changes to any Employee Benefit Plans now in effect. Accurate and complete copies and descriptions of all of Company's Employee Benefit Plans, all employees affected or covered by Company's Employee Benefit Plans, and all Liabilities and Obligations thereunder have been delivered to Acquiror and Newco. If permitted and/or required by applicable Law, the Acquired Companies have properly submitted all of Company's Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Code to the Internal Revenue Service (the "IRS") for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS have been delivered to Acquiror and Newco. With respect to Company's Employee Benefit Plans, the Acquired Companies will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. The Company has delivered to Acquiror and Newco an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of Company's Employee Benefit Plans and the most current actuarial report with regard to any of Company's Employee Benefit Plans. All of the Company's

Employee Benefit Plans are, and have been, operated in material compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Acquired Companies and all fiduciaries of the Company's Employee Benefit Plans have complied in all material respects with the provisions of Company's Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this sale) of any of Company's Employee Benefit Plans. There would be no Obligation of any of the Acquired Companies under Title IV of ERISA if any of Company's Employee Benefit Plans were terminated as of the Closing Date. None of the Acquired Companies has incurred, nor will incur, any withdrawal liability, nor do any of the Acquired Companies have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). None of the Acquired Companies has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). Except as set forth on Schedule 3.17, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (x) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any of the Acquired Companies under any of Company's Employee Benefit Plans or under any Contract to which any of the Acquired Companies is a party, (y) increase any benefits otherwise payable under any of Company's Benefit Plans or under any Contract to which any of the Acquired Companies is a party, or (z) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending Proceedings that have been asserted or instituted against any of Company's Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Company's knowledge, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits of any of Company's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Company's knowledge, threatened, and, to the Company's knowledge, there are no facts which could form the basis for any such investigation or audit. Except as disclosed in
Schedule 3.17, no event has occurred nor will occur which will result in any of the Acquired Companies having an Obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or by any other entity which, together with any of the Acquired Companies, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or
(iv) another arrangement covered by Section 414(o) of the Code.

   3.18 Customers, Prospects and Suppliers. Each material customer of the Acquired Companies is listed in the list of customers included as part of
Schedule 3.15. Schedule 3.18 is a complete list of all current material prospects and suppliers of each of the Acquired Companies. Except as set forth on Schedule 3.18, since January 1, 1998, none of the customers or suppliers of any of the Acquired Companies has given notice or otherwise indicated to such company that it will or intends to terminate or not renew its Contract with such company before the scheduled expiration date or otherwise terminate its relationship with such company. Except as set forth on Schedule 3.18, the relationship of each of the Acquired Companies with their respective customers is currently on a good and normal basis. For the purposes of this Section 3.18 only, the term "material" as used with respect to the customers and suppliers of each of the Acquired Companies refers to those customers and suppliers whose business with the Acquired Companies involves an amount or commitment exceeding $50,000 per year in any single case and $250,000 per year in the aggregate. To the Company's knowledge, the Transactions will not adversely affect relations with any of the customers or suppliers of any of the Acquired Companies. The Company has delivered to Acquiror and Newco an accurate and complete copy of the most recent customer surveys of each of the Acquired Companies.

   3.19 Taxes. Schedule 3.19 is an accurate and complete list of all federal, state, local, foreign and other Tax returns and reports (including information returns) (collectively "Returns") filed by each of the Acquired Companies with respect to its last three (3) fiscal years. Accurate and complete copies of all federal, state, local and foreign income, sales and use Tax Returns filed by each of the Acquired Companies with respect to its last three (3) fiscal years are attached to
Schedule 3.19, and accurate and complete copies of all other Tax Returns listed thereon have been delivered to Acquiror and Newco. Except as explained on
Schedule 3.19, (a) Each of the Acquired Companies has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed; (b) each of the Acquired Companies has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (c) each of the Acquired Companies has paid all Taxes required to be paid by it; (d) no audit of any of the Acquired Companies by any governmental taxing authority has ever been conducted, is currently pending or, to the Company's knowledge, is threatened; (e) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by any of the Acquired Companies, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against any of the Acquired Companies; and (f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Acquired Companies. The Company has not, in the past ten (10) years, acquired Assets from another corporation in a transaction in which Company's Tax basis for the acquired Assets was determined, in whole or in part, by reference to the Tax basis of the acquired Assets (or any other property) in the hands of the transferor. None of the Acquired Companies has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that would not be deductible under (S) 280G of the Code. None of the Acquired Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than any of the Acquired Companies) under Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   3.20 Proceedings and Judgments. Except as described on Schedule 3.20 or in the Company SEC Documents, (a) no Proceeding is currently pending or, to the Company's knowledge, threatened, nor has any Proceeding occurred at any time since January 1, 1995, to which any of the Acquired Companies is or was a party, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; (b) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1995, against any of the Acquired Companies, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; and (c) no material breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the Company's knowledge, threatened by or against any of the Acquired Companies at any time since January 1, 1995, and there is no basis for any such claim. As to each matter described on Schedule 3.20 or in the Company SEC Documents, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Acquiror and Newco.

   3.21 Insurance. Schedule 3.21 is an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Company's Employee Benefit Plans described on Schedule 3.17) currently owned or maintained by any of the Acquired Companies. Except as indicated on Schedule 3.21, all such Insurance Policies currently owned or maintained by any of the Acquired Companies or owned or maintained by the Acquired Companies or any of their predecessors at any time since January 1, 1995, are or were on an "occurrence" rather than a "claims made" basis. None of the Acquired Companies has received notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Except as indicated on Schedule 3.21, accurate and complete copies of all such current Insurance Policies described on Schedule 3.21 (including Company's directors' and officers' liability insurance policy) have been delivered to Acquiror and Newco. Each such current or former Insurance Policy is or was in full force and effect during their respective period(s) of coverage. Except as described on Schedule 3.21, there are no claims that are pending under any of the Insurance Policies described on Schedule 3.21.

   3.22 Questionable Payments. To the knowledge of the Company, no current or former director, executive, officer, representative, agent or employee of any of the Acquired Companies (when acting in such capacity or otherwise on behalf of any of the Acquired Companies or any of their predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since January 1, 1993, any false or fictitious entries on the books and records of any of the Acquired Companies;
(f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Acquired Companies; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Acquired Companies.

   3.23 Related Party and Affiliate Transactions. Except as described on
Schedule 3.23 or in the Company SEC Documents, and except for any employment Contracts listed on Schedule 3.15, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Acquired Companies and Majority Shareholder, or any current or former director, officer or controlling Person of any of the Acquired Companies (or any of their respective predecessors) or any other Person affiliated with any of the Acquired Companies (or any of their respective predecessors). Except as set forth on Schedule 3.23 or in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Schedule 3.23 identifies each person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company as of the date of this Agreement.

   3.24 Brokerage Fees. Except for Broadview Associates, no Person acting on behalf of any of the Acquired Companies, is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Transactions. The Company has furnished to Acquiror and Newco accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Broadview Associates.

   3.25 Acquisition Discussions. Except as set forth on Schedule 3.25, since January 1, 1998, none of the Acquired Companies has, directly or indirectly, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than Acquiror and its Representatives) concerning any Acquisition Proposal.

   3.26 State Antitakeover Laws Not Applicable, No Other Restrictions. As of the date hereof and at all times on or prior to the Effective Date, the restrictions applicable to business combinations contained in Sections 901 and 902, respectively, of the FBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the Transactions. No other state takeover statute or similar statute or regulation of the State of Florida (or, to the Company's knowledge, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Transactions. No provision of the Articles of Incorporation, Bylaws or other governing instruments of the Company or any of the other Acquired Companies or the terms of any rights plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Acquiror to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and the other Acquired Companies that may be acquired or controlled by Acquiror by virtue of this Agreement or the Transactions.

   3.27 Accounting Matters. To the Company's knowledge, neither the Company nor any affiliate (as that term is used in Rule 145 under the Securities Act) of any of the Acquired Companies has taken or agreed to take, or plans to take, any action that could prevent Acquiror from accounting for the merger as a "pooling of interests." KPMG Peat Marwick has confirmed in a letter dated the date of this Agreement and addressed to the Company, an executed copy of which has been delivered to Acquiror, that KPMG Peat Marwick concurs with the Company's management's conclusion that, as of the date of such letter, no condition exists that would preclude Acquiror from accounting for the Merger as a "pooling of interests."

   3.28 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting (the "Required Company Shareholder Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Transactions.

   3.29 Fairness Opinion. The Company's board of directors has received the written opinion of Broadview Associates, financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Acquiror.

   3.30 Absence of Dissenters' Rights. Section 1302 of the FBCA does not apply to the Transactions, and no Shareholder of the Company is entitled to dissenters' or appraisal rights in connection with the Merger.

   3.31 Hart-Scott-Rodino. Michael and Cindy Goldberg are the "ultimate parent" of the Company as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). Except for Michael and Cindy Goldberg, no other Person is an "ultimate parent" of the Company. Except as set forth on Schedule 3.31, upon consummation of the transactions provided for herein, no shareholder of the Company will hold an aggregate total amount of the Acquiror's voting securities in excess of $15,000,000. Except as set forth on Schedule 3.31, no Person is required to file a Premerger Notification and Report Form pursuant to HSR in connection with the Transactions.

   3.32 Full Disclosure.

   (a) No representation or warranty made by the Company in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Acquiror and Newco in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Acquiror's or Newco's understanding thereof in any respect. To the Company's knowledge, there is no fact that has not been disclosed to Acquiror and Newco in the Schedules to this Agreement, in the Company SEC Documents or otherwise in writing, that has had or is having or, so far as the Company can reasonably foresee, will have a Material Adverse Effect on any of the Acquired Companies or the ability of the Company to perform their obligations under this Agreement.

   (b) None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

                Section 4: Representations of Acquiror and Newco

   Knowing that Company relies thereon, Acquiror and Newco, jointly and severally, represent and warrant to Company, and covenant with Company, as follows:

   4.1 Organization. Acquiror and Newco each is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and Florida, respectively. Acquiror and Newco each possess the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement. All of the issued and outstanding shares of capital stock of Newco are owned by one or more wholly owned subsidiaries of Acquiror.

   4.2 Agreement. Each of Acquiror's and Newco's execution, delivery and performance of this Agreement, and its consummation of the Transactions, (a) have been duly authorized by all necessary corporate actions by their respective boards of directors; (b) do not constitute a violation of or default under their respective charters or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Acquiror or Newco is a party or by which Acquiror or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the Transactions; and (e) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR" Act"), the Exchange Act, the FBCA and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) or as stated on Schedule 4.2, do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of each of Acquiror and Newco, enforceable against each of them in accordance with its terms.

   4.3 Acquiror's Stock. The authorized capital stock of Acquiror is 320,000,000 shares of Acquiror Stock, of which approximately 105,369,000 shares were issued and outstanding as of September 30, 1998, and 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding. All of the outstanding shares of Acquiror Stock and capital stock of Newco have been duly authorized and validly issued, and are fully paid and nonassessable. The shares of Acquiror Stock to be issued in the Merger will, when issued in accordance with this Agreement and the Plan, be validly issued, fully paid and nonassessable.

   (a) As of September 30, 1998: (i) 7,478,777 shares of Acquiror Stock are subject to issuance pursuant to outstanding options to purchase shares of Acquiror Stock; and (ii) 1,478,531 shares of Acquiror Stock are reserved for future issuance pursuant to Acquiror's Employee Stock Purchase Plan. (Stock options granted by Acquiror pursuant to Acquiror's stock option plans are referred to in this Agreement as "Acquiror Options.")

   (b) Except for the Acquiror Options and Acquiror's Employee Stock Purchase Plan (and rights related thereto), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Acquiror; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Acquiror; (iii) shareholder rights plan (or similar plan commonly referred to as a "Poison Pill") or Contract under which Acquiror is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

   (c) All outstanding shares of Acquiror Stock and all outstanding Acquiror Options have been, and all shares of Acquiror Stock to be issued in the Merger will be, issued and granted in compliance with: (i) all applicable Laws; and
(ii) all requirements set forth in applicable Contracts.

   4.4 SEC Filings.

   (a) Acquiror has delivered to the Company accurate and complete copies (excluding exhibits) of all registration statements (on a form other than Form S-8), definitive proxy statements and other statements, reports, schedules, forms and other documents filed by Acquiror with the SEC since January 1, 1997 (the "Acquiror SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Acquiror with the SEC have been so filed and in a timely manner. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each of the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The consolidated financial statements (including any related notes) contained in the Acquiror SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes), and (iii) fairly present the consolidated financial position of Acquiror as of the respective dates thereof and the consolidated results of operations and cash flows of Acquiror for the periods covered thereby.

   4.5 Absence of Certain Changes or Events. Between September 30, 1998 and the date of this Agreement there has not been any event that has had a Material Adverse Effect on Acquiror.

   4.6 Accounting Matters. To the knowledge of Acquiror neither Acquiror nor any of its affiliates has taken or agreed to, or plans to, take any action that could prevent Acquiror from accounting for the Merger as a "pooling of interests." Acquiror has received a letter dated the date of this Agreement, from PricewaterhouseCoopers LLP, a copy of which has been delivered to the Company, regarding PricewaterhouseCoopers' belief (subject to the qualifications contained in such letter) that the Merger should be treated as a "pooling of interests" in conformity with generally accepted accounting principles, as described in Accounting Principles Board Opinion No. 16 and the applicable rules and regulations of the SEC.

   4.7 Full Disclosure.

   (a) No representation or warranty made by Acquiror in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to the Company by Acquiror in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to the Company's understanding thereof in any respect.

   (b) None of the information to be supplied by or on behalf of Acquiror for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Acquiror for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

   4.8 Litigation. Except as set forth in the Acquiror SEC Documents, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Acquiror, threatened against or relating to the Acquiror or any of its affiliates before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Acquiror, any of its affiliates or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually and in the aggregate, either impair Acquiror's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect on the Acquiror.

   4.9 No Shareholder Vote Required. No vote by the holders of any class or series of capital stock of the Acquiror is required to approve the Merger.

         Section 5: Certain Obligations of the Company Pending Closing

   5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its and the Acquired Companies' respective Representatives to: (a) provide Acquiror and Acquiror's Representatives with reasonable access to the Acquired Companies' Representatives, personnel, facilities and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) permit and assist Acquiror and Acquiror's Representatives to contact the Acquired Companies' customers, prospects and suppliers; and (c) provide Acquiror and Acquiror's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Acquiror may reasonably request.

   5.2 Conduct of Company's Business. Between the date of this Agreement and the Closing Date, except with the prior written consent of Acquiror:

     (a) The Company shall, and the Company shall cause each of the other Acquired Companies to, (i) conduct its business in a diligent manner, (ii) not make any material change in its business practices, and (iii) use their best efforts to preserve their business organization intact, keeping available the services of their current officers, employees, salesmen, agents and representatives, and maintaining the goodwill of their customers, suppliers and other Persons having business relations with the Acquired Companies. The Company shall regularly consult with Acquiror as to the management of the business and affairs of the Acquired Companies.

     (b) Except in the ordinary course of its business consistent with its past practices, the Company shall not, and the Company shall not permit any of the other Acquired Companies to, (i) create or assume any Encumbrances upon any of their business or Assets, (ii) incur any Obligation, (iii) make any loan or advance to any Person, (iv) assume, guarantee or otherwise become liable for any Obligation of any Person, (v) commit for any capital expenditure, (vi) purchase, lease, sell, abandon or otherwise acquire or dispose of any business or Assets, (vii) waive any right or cancel any debt or claim, (viii) assume or enter into any Contract other than this Agreement and the Plan (and any other Contract contemplated herein), (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives, or (x) do anything else outside the ordinary course of their business consistent with its past practices, whether or not specifically described in any of the foregoing clauses.

     (c) Even in the ordinary course of their respective businesses consistent with their past practices, the Company shall not, and the Company shall not permit any of the other Acquired Companies to, incur any obligation, make any loan to any Person, acquire or dispose of any business or assets, enter into any Contract (excluding Customer Contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction, or do any of the other things described in Section 5.2(b), involving, in any single case, an amount exceeding $100,000 or, in the aggregate, an amount exceeding $500,000.

     (d) The Company shall not, and the Company shall not permit any of the other Acquired Companies to, (i) permit or cause a material breach or default by them under any of their Contracts, Insurance Policies, licenses or Permits, (ii) adopt or enter into any new Employee Benefit Plan, modify or waive any right under any existing Employee Benefit Plan or any Contract or award under any existing Employee Benefit Plan, (iii) participate in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iv) begin to engage in any new type of business, (v) acquire the business or any bulk assets of any other Person,
  (vi) completely or partially liquidate or dissolve, (vii) terminate any part of their business, (viii) change any of its methods of accounting or accounting practices in any respect, (ix) make any Tax election, or (x) commence any Proceeding or settle any Proceeding.

     (e) The Company shall, and the Company shall cause each of the other Acquired Companies to, (i) maintain their Real Property and Tangible Property in good condition and repair, (ii) maintain their Insurance Policies and Permits in full force and effect, (iii) repair, restore or replace any of their Assets that are damaged, destroyed, lost or stolen,
  (iv) comply with all applicable Contracts, Permits and Laws, (v) properly file all Tax returns, annual reports and other returns and reports required to be filed by them, and (vi) fully pay when due all Taxes and fees payable by each of them.

     (f) The Company shall, and the Company shall cause each of the other Acquired Companies to, maintain their corporate existence and good standing in their respective jurisdictions of incorporation and their good standing in each jurisdiction where they are currently qualified as a foreign corporation. The Company shall not, and the Company shall not permit any of the other Acquired Companies to, amend their certificates or articles, as the case may be, of incorporation or bylaws.

     (g) The Company shall not, and the Company shall not permit any of the other Acquired Companies to, (i) redeem, retire or purchase, or create, sell, grant or issue any capital stock or other security, any options, warrants or other Contracts or Contract Rights with respect to, any shares of capital stock or other securities, or create, sell, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights; provided, however, Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement; (ii) declare, accrue, set aside or pay any dividend or make any distribution with respect to any shares of capital stock, except that if the Effective Date shall not have occurred prior to the date in any given fiscal quarter that corresponds to the date in the same fiscal quarter of the Company's immediately preceding fiscal year on which the Company's regular quarterly cash dividend on its Common Stock was paid, the Company may declare and pay a cash dividend on the Company's Common Stock for such fiscal quarter in an amount not to exceed $.0125 per share; or (iii) form any subsidiary or acquire any equity or other interest in any Person.

     (h) The Company shall maintain all shares of the capital stock of the other Acquired Companies owned or held by it free and clear of all Encumbrances.

     (i) The Company shall not, and the Company shall cause each of the other Acquired Companies not to, buy, sell or engage in any other transaction involving Acquiror Common Stock, other securities of Acquiror or any equity interests in Acquiror, other than the Merger and the other Transactions.

     (j) The Company shall not and the Company shall cause each of the Acquired Companies not to, enter into any Contract that commits it or them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 5.2 or any other provisions of this Agreement or the Plan.

     (k) The Company shall cause the Acquired Companies, on or before February 15, 1999, to notify the customers that the Acquired Companies will no longer provide or support their ADV or Pension timesharing service unless such service shall comply with the standards set forth in clause (f) of the sixth sentence of Section 3.14.

   5.3 No Solicitation.

   (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Companies or any of their respective Representatives directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that: (A) nothing herein shall prohibit the Company's board of directors from disclosing to the Company's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; and (B) prior to the adoption and approval of this Agreement by the Company's shareholders, the Company shall not be prohibited by this Section 5.3(a) from (x) furnishing nonpublic information regarding the Acquired Companies to any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), or (y) entering into discussions and negotiating with any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if, in either such case: (1) neither Company nor any Representatives of any of the Acquired Companies shall have violated any of the restrictions set forth in this Section 5.3, (2) the Board of Directors of Company believes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Acquiror written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations no less restrictive than the limitations imposed on Acquiror pursuant to the Confidentiality Agreement dated as of September 14, 1998 (the "Confidentiality Agreement") by and between Acquiror and the Company, and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously furnished by the Company to Acquiror). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of any of the Acquired Companies, whether or not such person is purporting to act on behalf of any of the Acquired Companies shall be deemed to constitute a breach of this Section 5.3 by the Company; provided, however, that this sentence shall not limit the rights of any Representative who is a shareholder of the Company to freely vote his stock and to exercise all of his rights as a shareholder of the Company, subject to any contractual restrictions that may apply.

   (b) The Company shall promptly advise Acquiror orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the period between the date of this Agreement and the Closing Date. The Company shall keep Acquiror fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

   (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

   5.4 Advice of Changes. Between the date of this Agreement and the Closing Date, the Company shall promptly advise Acquiror, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of the Company contained in this Agreement).

      Section 6: Certain Obligations of Acquiror and Newco Pending Closing

   6.1 Corporate Status. Between the date of this Agreement and the Closing
Date:

     (a) Acquiror and Newco each shall maintain their corporate existence and good standing in the States of Delaware and Florida, respectively, and shall not amend their charters or bylaws in any manner that would be inconsistent with its obligations under this Agreement or the Plan.

     (b) Neither Acquiror nor Newco shall enter into any Contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 6.1 or any other provisions of this Agreement or the Plan.

   6.2 Advice of Changes. Between the date of this Agreement and the Closing Date, Acquiror shall promptly advise the Company, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed pursuant to a representation or warranty in this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of Acquiror and/or Newco contained in this Agreement).

                 Section 7: Additional Covenants of the Parties

   7.1 Registration Statement; Prospectus/Proxy Statement.

   (a) As promptly as practicable after the date of this Agreement, Acquiror and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Acquiror shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus); provided, however, that notwithstanding anything to the contrary contained in this Section 7.1(a), if (and to the extent) Acquiror so elects: (i) the Prospectus/Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under Section 14 of the Exchange Act (and not as a registration statement of Acquiror); (ii) until it is reasonably likely that the SEC will declare the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus) effective under the Securities Act, all amendments to the Prospectus/Proxy Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under Section 14 of the Exchange Act; and (iii) Acquiror shall not be obligated to file the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus) with the SEC until it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable best efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Acquiror all information concerning the Acquired Companies and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section
7.1. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Acquiror thereof and shall cooperate with Acquiror in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

   (b) Prior to the Effective Date, Acquiror shall use all reasonable best efforts to obtain all regulatory approvals needed to ensure that the Acquiror Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; provided, however, that Acquiror shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

   7.2 Company Shareholders' Meeting.

   (a) The Company shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders' Meeting are solicited, in compliance with all applicable Law. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 7.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

   (b) Subject to Section 7.2(c): (i) the board of directors of the Company (with each of Michael and Cindy Goldberg abstaining) shall unanimously recommend (subject only to the abstention of Michael and Cindy Goldberg) that the Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the unanimous recommendation of the board of directors of the Company that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, such recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Acquiror if such recommendation shall no longer be unanimous.

   (c) Nothing in this Section 7.2 shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation (subject only to the abstention of Michael and Cindy Goldberg) in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Shareholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any Representative of any of the Acquired Companies shall have violated any of the restrictions set forth in Section 5.3, and (iii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law. Nothing contained in this Section 7.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

   7.3 Regulatory Approvals. Each of the Company and Acquiror shall use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Person. Without limiting the generality of the foregoing, the Company and Acquiror shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Acquiror shall (1) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to the Merger or any of the other Transactions,
(2) keep the other party informed as to the status of any such Proceeding, and
(3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Law, in connection with any Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Proceeding, each of the Company and Acquiror will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

   7.4 Stock Options, Company Stock Option Plans and Contingent Rights to
Stock.

   (a) Subject to Section 7.4(b), at the Effective Date, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Company Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Date multiplied by the Exchange Ratio (as defined in the Plan), rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Acquiror in accordance with this Section 7.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Date. Acquiror shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Acquiror Common Stock issuable with respect to Company Options assumed by Acquiror in accordance with this Section 7.4(a).

   (b) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of Section 7.4(a) and to ensure that, from and after the Effective Date, holders of Company Options have no rights with respect thereto other than those specifically provided in Section 7.4(a).

   (c) At the Effective Date, the contingent rights of certain individuals to receive Company Common Stock under the earn-out provision of that certain Acquisition Agreement, dated as of December 21, 1995 (the "Existential Agreement"), by and among the Company, SI Acquisition Corp., Existential Systems, Inc. and Michael R. Bain (such rights hereinafter being referred to as the "Existential Earn-Out") shall be converted into and become contingent rights to receive Acquiror Common Stock. From and after the Effective Date, the number of shares of Acquiror Common Stock subject to the Existential Earn-Out shall be equal to the number of shares of Company Common Stock subject to the Existential Earn-Out immediately prior to the Effective Date multiplied by the Exchange Ratio (as defined in the Plan), rounding down to the nearest whole share (with cash being payable for any fraction of a share). The Company shall take all action that may be necessary to effectuate the provisions of this
Section 7.4(c), including but not limited to, obtaining an Amendment to the Existential Agreement executed by all of the parties thereto and reasonably acceptable to Acquiror (the "Existential Amendment").

   7.5 Indemnification of Officers and Directors. All rights to indemnification existing in favor of the current directors and officers of the Company for acts and omissions occurring prior to the Effective Date, as provided in the Company's Articles of Incorporation and/or Bylaws (as in effect as of the date of this Agreement), shall survive the Merger, and Acquiror shall cause the Surviving Corporation to perform all of its obligations arising thereunder for a period of not less than five years from the Effective Date.

   7.6 Pooling of Interests. Each of the Company and Acquiror agrees (a) not to take any action from the date of this Agreement to the Closing Date that would adversely affect the ability of Acquiror to account for the Merger as a "pooling of interests," and (b) to use its reasonable best efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Acquiror to account for the Merger as a "pooling of interests." The Company agrees to provide to KPMG LLP and PricewaterhouseCoopers such letters as shall be reasonably requested by KPMG LLP and PricewaterhouseCoopers with respect to the letters referred to in Sections 3.27 and 4.6, 10.1(d) and 10.1(e).

   7.7 Additional Agreements.

   (a) Subject to Section 7.7(b) and in the case of the Company, subject to
Section 5.3, Acquiror and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, but subject to Section 7.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Transactions,(ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Acquiror a copy of each such filing made, each such notice given and each such Consent obtained by the Company.

   (b) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product, or to commit to cause any of the Acquired Companies to discontinue offering any product;
(iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, Software or other Intangibles, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, Software or other Intangibles to the extent reasonably practicable; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies.

   7.8 Disclosure. The Company and Acquiror shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Transactions. In addition, neither the Company nor Acquiror shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Transactions unless (a) such other party shall have approved such disclosure or (b) such other party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

   7.9 Tax Matters.

   (a) At or prior to the filing of the S-4 Registration Statement, Acquiror and Newco and the Company execute and deliver to Blank Rome Comisky & McCauley LLP and to Greenberg Traurig, P.A. tax representation letters in the forms attached as Exhibit D-1 and D-2, as applicable.

   (b) Acquiror, Newco and the Company shall each confirm to Blank Rome Comisky & McCauley LLP and to Greenberg Traurig, P.A. the accuracy and completeness as of the Effective Date of the tax representation letters delivered pursuant to
Section 7.9(a).

   (c) Acquiror, Newco and the Company shall use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code.

   (d) Following delivery of the tax representation letters pursuant to Section 7.9(a), each of Acquiror and the Company shall use its reasonable efforts to cause Blank Rome Comisky & McCauley LLP and Greenberg Traurig, P.A., respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters delivered pursuant to Section 7.9(a).

   7.10 Letter of Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Acquiror a letter of KPMG LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and satisfactory in form and substance to Acquiror), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

   7.11 NYSE Listing. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the New York Stock Exchange.

   7.12 Resignation of Officers and Directors. The Company shall use its reasonable best efforts to obtain and deliver to Acquiror prior to the Closing the resignation of each officer and director of each of the Acquired Companies.

   7.13 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the Transactions, the parties hereto and the members of their respective board of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

                       Section 8: Conditions Precedent to
                   Acquiror's and Newco's Closing Obligations

   Each obligation of Acquiror and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Acquiror in writing:

     8.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be accurate in a material respects as of such date); provided, however, that any representations and warranties qualified by "Material Adverse Effect" or other materiality qualifications shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that contain such a qualification and address matters only as of a particular date shall be accurate in all respects as of such date).

     8.2 Company's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by Company on or prior to the Closing Date shall have been substantially satisfied or performed by Company on or before the Closing Date.

     8.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     8.4 Shareholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

     8.5 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     8.6 Absence of Material Adverse Effect. There shall have been no change in the business, capitalization, operations or financial condition of any of the Acquired Companies since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

     8.7 Hart-Scott-Rodino. The waiting period with respect to the Transactions shall have expired or been terminated under the HSR Act.

     8.8 Listing. The shares of Acquiror Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange

     8.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that seeks to or does prohibit or restrain the Merger or makes consummation of the Merger illegal.

     8.10 No Governmental Proceeding. There shall not be pending or threatened any Proceeding in which a Governmental Body is (or is threatened to become) a party (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries any damages that may be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Acquiror, the Surviving Corporation or any subsidiary of Acquiror to own the assets or operate the business of Company.

     8.11 No Other Proceeding. There shall not be pending any Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on the Acquired Companies or on Acquiror (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries any damages that may be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Acquiror, the Surviving Corporation or any subsidiary of Acquiror to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such Proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Acquiror, such damages shall be disregarded in determining the Material Adverse Effect of such Proceeding on the policy holder.

     8.12 Real Estate Closing. The Closing under the Agreement of Sale, dated as of January 15, 1999, by and between Key Investments Ltd and Solution Development Inc., relating to the sale of the facilities located at 2000, 2140 and 2150 South Dixie Highway shall have been consummated.


        Section 9: Conditions Precedent to Company's Closing Obligations

   The obligations of Company to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Company in writing:

     9.1 Accuracy of Representations. The representations and warranties of Acquiror and Newco contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be accurate in a material respect as of such date); provided, however, that any representations and warranties qualified by "Material Adverse Effect" or other materiality qualifications are accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that those representations that contain such a qualification and address matters only as of a particular date shall be accurate in all respects as of such date).

     9.2 Acquiror's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by Acquiror and/or Newco on or before the Closing Date shall have been substantially satisfied or performed by Acquiror and/or Newco on or before the Closing Date.

     9.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     9.4 Shareholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

     9.5 Absence of Material Adverse Effect. There shall have been no change in Acquiror's business, operations or financial condition since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on Acquiror (it being understood that a decline in Acquiror's stock price shall not, in and of itself, constitute a change that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror for purposes of this Section 9.5).

     9.6 Hart-Scott-Rodino. The waiting period with respect to the Transactions shall have expired or been terminated under the HSR Act.

     9.7 Listing. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

     9.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that seeks to or does prohibit or restrain the Merger or makes consummation of the Merger by Company illegal.

     9.9 No Governmental Proceeding. There shall not be pending or threatened any Proceeding in which a Governmental Body is (or is threatened to become) a party challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                              Section 10: Closing

   10.1 Company's Obligations at Closing. At the Closing, Acquiror shall have received the following:

     (a) A certificate executed on behalf of Company by its Chief Executive Officer confirming that the conditions set forth in Sections 8.1, 8.2, 8.4,
  8.5 and 8.6 have been duly satisfied.

     (b) Duly executed resignations, dated the Closing Date, of all directors and officers of each of the Acquired Companies other than as specified by Acquiror.

     (c) A letter from KPMG LLP, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, updating the letter referred to in Section 7.10.

     (d) A letter from KPMG LLP, dated as of the Closing Date and addressed to Company, reasonably satisfactory in form and substance to Acquiror and PricewaterhouseCoopers, to the effect that, KPMG LLP concurs with Company's management's conclusion that no conditions exist related to Company that would preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     (e) A letter from Price Waterhouse Coopers, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that Acquiror may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     (f) A legal opinion of Blank Rome Comisky & McCauley LLP, counsel to Acquiror, dated as of the Closing Date and addressed to Acquiror, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

     (g) The original signed copies of all Consents listed on Schedule 3.2.

     (h) Good standing certificates or equivalent for each of the Acquired Companies, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of formation and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation.

     (i) Evidence that all applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

     (j) The Existential Amendment referred to in Section 7.4(c) hereof.

     (k) The Organic Documents of the Identified Companies described in
  Section 3.1.

     (l) All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Acquiror in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.

   10.2 Acquiror's and Newco's Obligations at Closing. At the Closing, the Company shall have received the following:

     (a) A certificate executed on behalf of Acquiror by an executive officer of Acquiror, confirming that conditions set forth in Sections 9.1, 9.2 and
  9.5 have been duly satisfied.

     (b) A legal opinion of Greenberg, Traurig, P.A., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

     (c) Good standing certificates for Acquiror and Newco, dated no earlier than ten (10) days before the Closing Date, from the State of Delaware and the State of Florida, respectively.

     (d) Evidence that all applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

     (e) All other agreements, certificates, instruments and documents reasonably requested by Company in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.

                            Section 11: Termination

   11.1 Termination. This Agreement may be terminated prior to the Effective Date (whether before or after approval of the Merger by the Required Company Shareholder Vote):

     (a) by mutual written consent of Acquiror and Company;

     (b) by either Acquiror or Company if the Merger shall not have been consummated by May 31, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Date);

     (c) by either Acquiror or Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     (d) by Acquiror, following a breach of any covenant or agreement of Company contained in this Agreement, or if any representation or warranty of Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 8.1 and 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Company (as the case may be), then Acquiror may not terminate this Agreement under this Section 11.1(d) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Acquiror of written notice to Company of such breach or inaccuracy, provided Company (as the case may be) continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 11.1(d) shall not be available to Acquiror if Acquiror shall have committed a material uncured breach of this Agreement;

     (e) by Company, following a breach of any covenant or agreement of Acquiror contained in this Agreement, or if any representation or warranty of Acquiror contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 9.1 and 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Acquiror, then Company may not terminate this Agreement under this Section 11.1(e) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Company of written notice to Acquiror of such breach or inaccuracy, provided Acquiror continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 11.1(e) shall not be available to Company if Company shall have committed a material uncured breach of this Agreement;

     (f) by Acquiror, if (i) the Board of Directors of Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Acquiror its unanimous recommendation (subject to only the abstention of Michael Goldberg and Cindy Goldberg) in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (iv) a tender or exchange offer relating to securities of Company shall have been commenced and Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Company recommends rejection of such tender or exchange offer; or

     (g) by either Acquiror or Company if (i) the Company Shareholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Shareholder Vote.

   11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 11.2, Section 11.3 and Section 12 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement.

   11.3 Expenses; Termination Fee.

   (a) Except as set forth in this Section 11.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquiror and Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (ii) the filing of the premerger notification and report forms relating to the Merger under the HSR Act. All legal fees and accounting fees incurred by Company in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the Transactions shall be reasonable and based upon actual time spent on the Transactions at hourly rates not exceeding standard rates.

   (b) If this Agreement is terminated by Acquiror pursuant to Section 11.1(f), then Company shall pay to Acquiror, in cash, within one business day after the termination of this Agreement, a nonrefundable fee in the amount of $2.8 million.

   (c) If this Agreement is terminated by Acquiror or Company pursuant to
Section 11.1(g) and an Acquisition Transaction is consummated or a proposed Acquisition Transaction is publicly announced at any time prior to the first anniversary date of this Agreement, then, contemporaneously with the earlier of the consummation of such Acquisition Transaction or such announcement regarding a proposed Acquisition Transaction, Company shall pay to Acquiror, in cash, a nonrefundable fee in the amount of $2.8 million.

                          Section 12: Other Provisions

   12.1 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Company shall be sent to its address stated on page one of this Agreement to the attention of the Chairman, with a copy sent simultaneously to Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33133, attention Fern Watts. Notices to Acquiror and/or Newco shall be sent to Acquiror's address stated on page one of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.1, provided that any such change of address notice shall not be effective unless and until received.

   12.2 Survival. All representations, warranties and covenants made by any party in this Agreement or pursuant hereto shall survive the date of this Agreement but shall terminate upon the consummation of the Transactions.

   12.3 Interpretation of Representations.. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

   12.4 Reliance by Acquiror and Newco. Notwithstanding the right of Acquiror and Newco to investigate the business, Assets and financial condition of the Acquired Companies, and notwithstanding any knowledge obtained or obtainable by Acquiror and Newco as a result of such investigation, Acquiror and Newco have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Company in this Agreement or pursuant hereto.

   12.5 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, the other agreements referred to herein [and the Confidentiality Agreement], state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto.

   12.6 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Company and Acquiror at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the shareholders of Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by Company's shareholders, no amendment which could result in a decrease in the Exchange Ratio or have a material adverse effect on the shareholders of Company may be made without the further approval of the Company's shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   12.7 Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against Acquiror, Newco and Company and their respective successors and permitted assigns. No party shall in any manner assign any of its or his rights or obligations under this Agreement without the express prior written consent of the other parties.

   12.8 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

   12.9 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

   12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

   12.11 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

   12.12 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

   12.13 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

   12.14 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.2, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

   12.15 Post-Closing Actions by Acquired Companies. No action taken by any of the Acquired Companies after the Closing, with respect to this Agreement or the Transactions, including any waiver, consent or approval, shall be effective unless approved in writing by a majority of the post-Closing Board of Directors of Company.

   12.16 No Third-Party Beneficiaries. Except as set forth in Section 7.5 with respect to current officers and directors of the Company, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the Acquired Companies.

   12.17 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

   12.18 Cooperation. Each party agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

   12.19 Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any agreements delivered in connection with the Transactions.

                     [BALANCE OF PAGE INTENTIONALLY BLANK]

   In Witness Whereof, each of the undersigned has caused this Agreement and plan of Reorganization to be signed by a duly authorized officer as of the date first stated above.

SunGard Data Systems Inc.                 FDP Corp.

By:  /s/ Richard C. Tarbox                By:  /s/ Michael C. Goldberg
 -------------------------------------      -----------------------------------
Name: Richard C. Tarbox                   Name: Michael C. Goldberg
Title: Vice President--Corporate          Title: Chairman and President
       Development

Development Corp.

By:  /s/ Richard C. Tarbox
-------------------------------------
Name: Richard C. Tarbox
Title: Vice President

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

   Parties: FDP Corp.
            a Florida corporation (the "Company")
            2140 South Dixie Highway
            Miami, Florida 33133

            SunGard Data Systems Inc.
            a Delaware corporation ("Acquiror")
            1285 Drummers Lane
            Wayne, PA 19087

            Development Corp.
            a Florida corporation ("Newco")
            1285 Drummers Lane
            Wayne, PA 19087

   Date:    January 15, 1999

Background: Newco is a wholly-owned subsidiary of Acquiror. The Company, Acquiror and Newco have entered into an Agreement and Plan of Reorganization, dated this date (the "Reorganization Agreement"), that contemplates the consolidation and merger of Newco with and into The Company (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of this Agreement and Plan of Merger (this "Plan").

   Intending To Be Legally Bound, in consideration of the foregoing and the mutual agreements contained herein and in the Reorganization Agreement and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, agree as follows:

   1. Merger. On the Effective Date (as defined below), Newco shall be merged with and into the Company in accordance with the provisions of this Plan and in compliance with the Florida Business Corporation Act (the "FBCA"), and the Merger shall have the effect provided for in the FBCA Laws. The Company (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Florida. The corporate existence and identity of the Company, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and the Company shall become a wholly owned subsidiary of Acquiror after the Effective Date. On the Effective Date, the Company shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

   2. Name. The name of the Surviving Corporation shall be "FDP Corp."

   3. Charter. Immediately after the Merger, the Articles of Incorporation of the Surviving Corporation shall be that of the Company immediately before the Merger.

   4. Bylaws. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be those of the Company immediately before the Merger.

   5. Directors. Immediately after the Merger, the directors of the Surviving corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                            Michael K. Muratore
                            Lawrence A. Gross
                            Michael J. Ruane

   6. Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                 Michael K. Muratore, Chairman, Chief Executive Officer Michael C. Goldberg, President
                 Lawrence A. Gross, Assistant Vice President, Secretary Michael J. Ruane, Assistant Vice President, Assistant
              Secretary
                 Andrew P. Bronstein, Assistant Vice President, Assistant
              Secretary

   7. Conversion of Newco Stock. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco,$1.00 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, Acquiror shall own all of the issued and outstanding capital stock of the Surviving Corporation.

   8. Conversion of Company Common Stock. On the Effective Date, each share of common stock of the Company, $0.01 par value per share ("Company Common Stock"), issued and outstanding immediately before the Effective Date, other than shares of Company Common Stock held by the Company or Acquiror as provided in Sections 13 and 14 of this Plan, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive a fraction (the "Exchange Ratio") of a share of common stock of Acquiror, $0.01 par value per share ("Acquiror Common Stock"), which Exchange Ratio shall be computed in accordance with Section 9.

   9. Computation of Exchange Ratio. As used in this Plan, the "Market Value of SunGard Stock" shall equal the arithmetic average of the last reported sale prices of one share of SunGard Stock, as reported on The New York Stock Exchange during the twenty (20) trading days ending on and including the trading day two days before the Effective Date. Subject to possible adjustments described in Section 10, the Exchange Ratio shall be determined as follows:

      a. If the Market Value of SunGard Stock is less than or equal to $35.00 and greater than or equal to $30.00, then the Exchange Ratio shall equal $14.40, divided by the Market Value of SunGard Stock, with the result rounded off to four decimal places.

      b. If the Market Value of SunGard Stock is greater than $35.00, then the Exchange Ratio shall be equal to .4114.

      c. If the Market Value of SunGard Stock is less than $30.00, then the Exchange Ratio shall be equal to .4800.

   10. Possible Adjustment due to Recapitalization. If, between the date of the Reorganization Agreement and the Effective Date, there is a change in the number of issued and outstanding shares of Acquiror Common Stock as a result of a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, then the Exchange Ratio shall be appropriately adjusted. The Exchange Ratio shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of Acquiror Common Stock, such as changes resulting from acquisitions or offerings or changes resulting from exercises of stock options, purchases or awards of stock, or similar transactions under Acquiror's stock option, purchase and award plans.

   11. No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 15 of this Plan), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Acquiror Common Stock on the New York Stock Exchange ("NYSE") on the date the Merger becomes effective.

   12. Stock Options. The Company's 1984 Non-Qualified Stock Option Plan and 1994 Employee Stock Option Plan (the "Stock Plans") and all options to acquire shares of Company Common Stock that are issued and outstanding under the Stock Plans immediately before the Effective Date (collectively, the "Options"), shall continue in effect, as an option plan of Acquiror and as options issued by Acquiror, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Date, subject to the adjustments and conditions set forth in the Reorganization Agreement.

   13. Company Common Stock held by Acquiror. On the Effective Date, any shares of Company Common Stock that are held by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled, and no consideration shall be exchanged therefor.

   14. Company Common Stock held by the Company. On the Effective Date, any shares of Company Common Stock that are held by the Company or any direct or indirect wholly-owned subsidiary of the Company (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled, and no consideration shall be exchanged therefor.

   15. Closing of the Company's Transfer Books. At the Effective Date: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Date shall automatically be canceled and retired and shall cease to exist as provided in Section 8, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Date shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Date. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Date. If, after the Effective Date, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 16) or to the Surviving Corporation or Acquiror, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 16.

   16. Exchange of Certificates.

     (a) On or prior to the Closing Date, Acquiror shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Date, Acquiror shall deposit with the Exchange Agent (i) certificates representing the shares of Acquiror Common Stock issuable pursuant to this Plan, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 11. The shares of Acquiror Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

     (b) As soon as reasonably practicable after the Effective Date, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Acquiror may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Acquiror Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Acquiror, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to the provisions of this Plan (and cash in lieu of any fractional share of Acquiror Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 16, each Company Stock Certificate shall be deemed, from and after the Effective Date, to represent only the right to receive shares of Acquiror Common Stock (and cash in lieu of any fractional share of Acquiror Common Stock);

  provided, however, that any such certificate that is not properly submitted for exchange to Acquiror or the Exchange Agent within two years after the Effective Date shall no longer evidence ownership of shares of Acquiror Common Stock and all rights of the holder of such certificate, as a stockholder of Acquiror with respect to the shares previously evidenced by such certificate, shall cease. If any Company Stock Certificate shall have been lost, stolen or destroyed, Acquiror may, in its discretion and as a condition precedent to the issuance of any certificate representing Acquiror Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Acquiror may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Acquiror or the Surviving Corporation with respect to such Company Stock Certificate.

     (c) No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Acquiror Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 16 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

     (d) Any portion of the Exchange Fund that remains undistributed to holders of the Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Acquiror upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 16 shall thereafter look only to Acquiror for satisfaction of their claims for Acquiror Common Stock, cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock.

     (e) Each of the Exchange Agent, Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable law or regulation. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Plan as having been paid to the person or entity to whom such amounts would otherwise have been paid.

     (f) Neither Acquiror nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other person or entity with respect to any shares of Acquiror Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law or regulation.

   17. Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   18. Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

   19. Effective Date. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and a proper Articles of Merger for the Merger has been duly signed and filed with the proper officials of the State of Florida.

   20. Entire Understanding. This Plan, together with the Reorganization Agreement (and the Exhibits and Schedules thereto), states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. The Company may agree to any amendment to this Plan, whether before or after the adoption and approval of this Plan and the Reorganization Agreement and the approval of the Merger by the Company's shareholders(as contemplated by the Reorganization Agreement); provided, however, that after any such adoption and approval of this Plan and the Reorganization Agreement and approval of the Merger by the Company's shareholders, no amendment which would result in a decrease in the Exchange Ratio or have a material adverse effect on the Company's shareholders may be made without the further approval of the Company's shareholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

   21. Parties in Interest. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective stockholders and directors.

   22. Severability. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

   23. Counterparts. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

   24. Section Headings. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

   25. References. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.

   In Witness Whereof, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by a duly authorized officer as of the date first stated above.

  FDP Corp.

        /s/ Michael C. Goldberg
  By_________________________________
   Name: Michael C. Goldberg
   Title: Chairman of the Board & President

  SunGard Data Systems Inc.

         /s/ Richard C. Tarbox
  By_________________________________
   Name: Richard C. Tarbox
   Title: Vice President--Corporate Development

  Development Corp.

         /s/ Richard C. Tarbox
  By_________________________________
   Name: Richard C. Tarbox
   Title: Vice President

                                                                      APPENDIX B

January 14, 1999

CONFIDENTIAL

Board of Directors
FDP Corporation
2140 South Dixie Highway
Miami, FL 33133

Dear Members of the Board:

   We understand that SunGard Data Systems Inc. ("SunGard" or the "Acquiror"), FDP Acquisition Corp., a wholly owned subsidiary of SunGard ("Newco") and FDP Corp. ("FDP" or the "Company") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which, in accordance with the terms of an Agreement and Plan of Merger (the "Plan"), Newco will be merged with and into the Company (the "Merger"). Pursuant to the Merger, each share of FDP common stock ("FDP Common Stock") then outstanding shall be converted into the right to receive shares of SunGard common stock ("SunGard Common Stock") in accordance with the Exchange Ratio (as defined in the Plan). The Merger is intended to be a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the above described Merger are more fully detailed in the Agreement and Plan.

   You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to FDP shareholders.

   Broadview Int'l LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We have been engaged for the purpose of rendering an opinion in connection with the Merger and will receive a fee upon the delivery of this opinion. We have not, however, in the course of our representation of the Company, been asked to consider, and this opinion does not address, the relative merits of the Merger as compared to other potential business strategies which the Company could pursue.

   In rendering our opinion, we have, among other things:

   1.) reviewed the terms of the Agreement and the associated exhibits
       (including the Plan) and schedules thereto in the form of the draft dated January 8, 1999 furnished to us by legal counsel to the Company on January 11, 1999 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

   2.) reviewed FDP's Form 10-K for its fiscal year ended November 30, 1997, including the audited financial statements included therein, FDP's Form 10-Q for the quarterly period ended August 31, 1998, including the unaudited financial statements included therein and preliminary, unaudited financial results for the fiscal year ended November 30, 1998 as provided by FDP's management;

   3.) reviewed certain internal financial and operating information, including projections for FDP for its fiscal year ending November 30, 1999 prepared and provided to us by FDP management;

   4.) participated in discussions with FDP management concerning the operations, business strategy, financial performance and prospects for FDP;

   5.) discussed with FDP management its view of the strategic rationale for the Merger;

   6.) reviewed the reported closing prices and trading activity for FDP
       Common Stock;

   7.) compared certain aspects of the financial performance of FDP with public companies we deemed comparable;

   8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

   9.) reviewed SunGard's annual report and Form 10-K for its fiscal years ended December 31, 1997, including the audited financial statements included therein, and SunGard's Form 10-Q for the quarterly period ended September 30, 1998, including the unaudited financial statements included therein;

  10.) participated in discussions with SunGard management concerning the operations, business strategy, financial performance and prospects for SunGard;

  11.) discussed with SunGard management its view of the strategic rationale for the Merger;

  12.) reviewed the reported closing prices and trading activity for SunGard
       Common Stock;

  13.) compared certain aspects of the financial performance of SunGard with public companies we deemed comparable;

  14.) considered the total number of shares of SunGard Common Stock outstanding and the average weekly trading volume of SunGard Common Stock;

  15.) reviewed recent equity analyst reports covering FDP and SunGard;

  16.) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

  17.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by FDP or SunGard. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of FDP. We have not relied upon, nor obtained, financial projections from SunGard. We have neither made nor obtained an independent appraisal or valuation of any of FDP's or SunGard's assets.

   Based upon and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to FDP shareholders.

   For purposes of this opinion, we have assumed that neither FDP nor SunGard is currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which SunGard Common Stock will trade at any time.

   This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of FDP in connection with its consideration of the Merger and does not constitute a recommendation to any FDP shareholder as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to, and the inclusion of, this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to FDP shareholders in connection with the Merger.

                                          Sincerely,

                                          Broadview Int'l LLC

PROXY                                                                PROXY

                                   FDP CORP.

                 Solicited On Behalf of the Board of Directors

           PROXY FOR SPECIAL MEETING OF SHAREHOLDERS, APRIL 28, 1999

  The undersigned hereby constitutes and appoints Michael C. Goldberg and Albert
J. Schiff, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the special meeting of shareholders of FDP Corp. to be held on the 26 day of February, 1999, and at any postponement or adjournment thereof, and to vote all of the shares of FDP Corp. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.

  This Proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated in the boxes provided, the persons named herein intend to vote FOR the approval of the Agreement and Plan of Reorganization and the merger, as described in the accompanying Proxy Statement/Prospectus.

  A majority of said attorneys and proxies present and acting at the meeting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. Discretionary authority is conferred hereby as to certain matters described in the Proxy
Statement/Prospectus.

            (Continued and to be signed and dated on reverse side)

[X]  Please mark your
     votes as in this example.


The Board of Directors recommends a vote "FOR" proposal 1.

1. Approval of Agreement and Plan of Reorganization and merger pursuant to which FDP Corp. will be merged with and into Development Corp., a wholly owned subsidiary of SunGard Data Systems Inc., and shareholders of FDP Corp., would receive common stock of SunGard Data Systems Inc., as more fully described in the accompanying Proxy Statement/Prospectus.


        FOR                     AGAINST                 ABSTAIN
        [_]                       [_]                     [_]


2. To transact such other business as may properly come before the Special Meeting.

Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus dated January [ ], 1999 is hereby acknowledged.

Please sign exactly as your name or names appear hereon, including any official position or representative capacity.

Signature(s): __________ Date: ___________ Signature(s): ________ Date: ________

Please date and sign this proxy and return it promptly in the enclosed postage paid envelope.